Execution Version

$225,000,000
ABL CREDIT AGREEMENT
Dated as of August 23, 2017
among
BIG RIVER STEEL LLC,
as the Borrower,
BRS INTERMEDIATE HOLDINGS LLC,
as Holdings,
GOLDMAN SACHS BANK USA,
as Administrative Agent and Collateral Agent,
and
THE OTHER LENDERS PARTY HERETO
________________
GOLDMAN SACHS BANK USA, BMO HARRIS BANK, N.A,
WELLS FARGO BANK, N.A. and BANK OF AMERICA, N.A., as Joint Lead Arrangers and Joint Bookrunners

and
GOLDMAN SACHS BANK USA,
as Sole Syndication Agent

|US-DOCS\92093580.13||

Table of Contents
i

Page

SECTION 10.24 [Reserved]	240
SECTION 10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	240

v

SCHEDULES
1.01(1)    Closing Date Refinanced Indebtedness
1.01(2)    Closing Date Subsidiary Guarantors
1.01(4)    Similar Business
2.01    Commitments
4.01(1)(e)    Local Counsel
4.01(2)(a)    Certain Collateral Documents
5.12    Subsidiaries and Other Equity Investments
6.01     Borrowing Base Ancillary Deliverables
6.13(2)    Post-Closing Matters
6.19    Location of Inventory
7.01    Existing Liens
7.02    Existing Indebtedness
7.05    Existing Investments
10.02    Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of
A-1    Funding Notice
A-2    Conversion/Continuation Notice
A-3    Issuance Notice
B-1    Revolving Loan Note
B-2    Swing Line Note
C     Compliance Certificate
D-1    Assignment and Assumption
E     Guaranty
F     Security Agreement
G-1    ABL Intercreditor Agreement
G-2    Collateral Trust Agreement
H    United States Tax Compliance Certificates
I    Solvency Certificate
J         Joinder Agreement
K    Intercompany Note

ABL CREDIT AGREEMENT
This ABL CREDIT AGREEMENT (this “Agreement”) is entered into as of August 23, 2017 by and among BIG RIVER STEEL LLC, a Delaware limited liability company (the “Borrower”), BRS INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, as Holdings, GOLDMAN SACHS BANK USA (“Goldman”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”), under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
PRELIMINARY STATEMENTS
The Borrower has requested that the Lenders extend certain credit facilities and commit to issue certain letters of credit to the Borrower in an aggregate principal amount of the Revolving Commitments.
On the Closing Date, the Borrower will enter into (a) the Senior Secured Notes Indenture pursuant to which the Borrower will issue the Senior Secured Notes in an aggregate principal amount of $600.0 million and (b) the Term Credit Agreement pursuant to which the Term Lenders will extend credit to the Borrower in an aggregate principal amount of $400.0 million.
The proceeds of the Loans made on the Closing Date, if any, together with the proceeds of the Senior Secured Notes, the Term Facility and cash on hand, will be used on the Closing Date (i) to repay the Closing Date Refinanced Indebtedness, (ii) to pay the Transaction Expenses and for (iii) amounts required for working capital and other general corporate purposes of the Loan Parties.
The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I

Definitions and Accounting Terms
SECTION 1.01Defined Terms. As used in this Agreement (including the introductory paragraph hereof and the preliminary statements hereto), the following terms have the meanings set forth below:
“ABL Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, between the Pari Collateral Agent, the Collateral Agent, the Equipment Lessor, the Commercial Building Lender, and acknowledged by the Loan Parties, which agreement is substantially in the form of Exhibit G-1, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“ABL Priority Collateral” has the meaning assigned to “ABL Priority Collateral” in the ABL Intercreditor Agreement.
    “Account” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.

“Account Debtor” means any Person obligated on an Account.
“Acquired Indebtedness” means, with respect to any specified Person,
(1)    Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and
(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Act 9 Bond Documents” means (a) the Act 9 Trust Indenture, (b) the Act 9 Lease Agreement, and (c) that certain Payment in Lieu of Taxes Agreement dated as of April 30, 2015, between Osceola and the Borrower and all other documents executed in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time (provided that any amendment, restatement, supplement or other modification that is materially adverse to the Lenders shall require the written consent of the Administrative Agent, it being agreed that any amendment that has the effect of adding property will not be deemed materially adverse).
“Act 9 Bonds” means the bonds issued to Top Parent and assigned to Holdings under the Act 9 Trust Indenture pursuant to Amendment 65 to the Constitution of State of Arkansas and Act No. 9 of the First Extraordinary Session of the Sixty-Second General Assembly of the State of Arkansas for the year 1960, codified as Ark. Code Ann. Sections 14,164-201 et seq. as amended.
“Act 9 Lease Agreement” means that certain Lease Agreement dated as of April 30, 2015, between Osceola and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time (provided that any amendment, restatement, supplement or other modification that is materially adverse to the Lenders shall require the written consent of the Administrative Agent, it being agreed that any amendment that has the effect of adding property will not be deemed materially adverse).
“Act 9 Trust Indenture” means that certain Trust Indenture dated as of April 30, 2015, between Osceola, as issuer, and Regions Bank, as trustee for Holdings as the owner of the Act 9 Bonds issued thereunder, as the same may be amended, restated, supplemented or otherwise modified from time to time (provided that any amendment, restatement, supplement or other modification that is materially adverse to the Lenders shall require the written consent of the Administrative Agent, it being agreed that any amendment that has the effect of adding property will not be deemed materially adverse).
“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.
    “Administrative Agent Account” means any deposit account designated by the Administrative Agent as the “Administrative Agent Account” by written notice to the Borrower.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified

Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Transaction” has the meaning specified in Section 7.07.
“Agent” means each of (a) Administrative Agent, (b) Syndication Agent, (c) Collateral Agent, (d) each Arranger, (e) the Supplemental Administrative Agents, if any and (g) any other Person appointed under the Loan Documents to serve in an agent or similar capacity and “Agents” means each Agent collectively.
“Agent Parties” has the meaning specified in Section 10.02(4).
“Agent-Related Persons” means the Agents together with their respective Affiliates, and the officers, directors, employees, agents, attorneys-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.
“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.
“Annual Financial Statements” means the audited consolidated balance sheets and related audited consolidated statements of income, changes in members’ deficit and cash flows of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2015 and December 31, 2016.
“Applicable Commitment Fee Rate” means, on any day, with respect to the commitment fees payable hereunder at any time, the Applicable Commitment Fee Rate per annum set forth below, based upon the Quarterly Average Facility Utilization for the fiscal quarter most recently ended prior to such day:

Category	Quarterly Average Facility Utilization	Applicable Commitment Fee Rate
Category 1	≥ 50%	0.25%
Category 2	< 50%	0.375%

The Applicable Commitment Fee Rate (a) shall be the Applicable Commitment Fee Rate per annum set forth in Category 2 above through and including the last day of the first full fiscal quarter commencing after the Closing Date and (b) thereafter, shall be determined at the commencement of each subsequent fiscal quarter on the basis of the Quarterly Average Facility Utilization for the immediately preceding fiscal quarter, with any changes to the Applicable

Commitment Fee Rate resulting from a change in Quarterly Average Facility Utilization becoming effective on the first day of each such fiscal quarter.
    “Applicable Margin” means, on any day, with respect to any Base Rate Loan or Eurodollar Rate Loan, the Applicable Margin per annum set forth below under the caption “Applicable Margin for Base Rate Loans” or “Applicable Margin for Eurodollar Rate Loans,” as the case may be, based upon the Quarterly Average Excess Availability for the fiscal quarter most recently ended prior to such day:

Category	Quarterly Average Excess Availability	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Rate Loans
Category 1	≥ 66%	0.75%	1.75%
Category 2	≥ 33% but < 66%	1.00%	2.00%
Category 3	< 33%	1.25%	2.25%

The Applicable Margin (a) shall be the Applicable Margin per annum set forth in Category 2 above through and including the last day of the first full fiscal quarter commencing after the Closing Date and (b) thereafter, shall be determined at the commencement of each subsequent fiscal quarter on the basis of the Quarterly Average Excess Availability for the immediately preceding fiscal quarter, with any changes to the Applicable Margin resulting from a change in Quarterly Average Excess Availability becoming effective on the first day of each such fiscal quarter; provided that the Applicable Margin shall be deemed to be the Applicable Margin per annum set forth in Category 3 above (i) if the Borrower shall have failed to deliver any Borrowing Base Certificate required to have been delivered by it hereunder prior to the commencement of such fiscal quarter with respect to the calculation of the Borrowing Base as in effect from time to time during the immediately preceding fiscal quarter, until the earlier of (A) the first Business Day after the delivery thereof permitting calculation of the Quarterly Average Excess Availability for the immediately preceding fiscal quarter and (B) the last day of such fiscal quarter (and thereafter the Applicable Margin shall be determined in accordance with the other provisions hereof) and (ii) if the Borrower shall have failed to deliver any Borrowing Base Certificate when required, at the request of the Administrative Agent or the Required Lenders and until the earlier of (A) the delivery thereof and (B) the last day of such fiscal quarter (and thereafter the Applicable Margin shall be determined in accordance with the other provisions hereof). If any Borrowing Base Certificate shall prove to have been inaccurate, and such inaccuracy shall have resulted in the payment of interest hereunder at rates lower than those that were in fact applicable for any period had there been no such inaccuracy, then (x) the Borrower shall promptly deliver to the Administrative Agent a corrected Borrowing Base Certificate for the applicable period and (y) the Borrower shall promptly pay to the Administrative Agent, for distribution to the Lenders at such time, the accrued interest and letter of credit fees that should have been paid but was not paid as a result of such inaccuracy, and, if such payment is made, any Default that shall have occurred solely on account of the failure of Borrower to pay interest when due as a result of such inaccuracy shall be automatically waived without any further action by the Administrative Agent and the Lenders. Nothing in this paragraph shall limit the rights of the Administrative Agent or any Lender under Section 8.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.
“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.
“Arrangers” means each of (i) Goldman Sachs Bank USA, in its capacities as joint lead arranger and joint bookrunner under this Agreement, (ii) BMO Harris Bank, N.A., in its capacities as joint lead arranger and joint bookrunner under this Agreement, (iii) Wells Fargo Bank, N.A., in its capacities as joint lead arranger and joint bookrunner under this Agreement, and (iv) and Bank of America, N.A., in its capacities as joint lead arranger and joint bookrunner under this Agreement.
“Asset Sale” means:
(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets (including by way of a Sale-Leaseback Transaction, other than a Specified Sale-Leaseback Transaction) of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or
(2)    the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.02) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;
in each case, other than:
(a)    any disposition of:
    (i)    Cash Equivalents or Investment Grade Securities,
    (ii)    obsolete, damaged or worn out property or assets in the ordinary course of business or consistent with industry practice or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course,
    (iii)    assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Borrower),
    (iv)    improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business and
    (v)    assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;
(b)    the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 7.03(4);

(c)    any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.05, any Permitted Investment or any acquisition otherwise permitted under this Agreement;
(d)    any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate fair market value for any individual transaction or series of related transactions of less than $5.0 million;
(e)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary (and in the event such disposition of property or assets or issuance of securities was made by a Loan Party, such disposition of property or assets or issuance of securities is made to a Loan Party);
(f)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g)    (i) the lease or sublease, assignment, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice, (ii) the lease or sub-lease, assignment, license or sublicense of, or co-location arrangement relating to, any real or other property of the Borrower and its Restricted Subsidiaries for the purpose of facilitating the use by other Persons of such real or other property in connection with the conduct by such other Persons (or their affiliates) of a Similar Business and, in connection with which, the Borrower or a Restricted Subsidiary or a Parent Company enters into a contract or arrangement with such other Person for the sale or acquisition of products or services, and (iii) the exercise of termination rights with respect to any lease, sub-lease, assignment, license or sublicense or other agreement or arrangement;
(h)    any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;
(i)    foreclosures, condemnation, expropriation, eminent domain or any similar action (including for the avoidance of doubt, any Casualty Event) with respect to assets or the granting of Liens not prohibited by this Agreement;
(j)    to the extent that following have been excluded from the Borrowing Base, the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;
(k)    any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date,
(l)    to the extent the following are not then included in the Borrowing Base, the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof;
(m)    the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice;

(n)    any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;
(o)    the unwinding of any Hedging Obligations;
(p)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(q)    the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;
(r)    the granting of a Permitted Lien;
(s)    the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law;
(t)    the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted hereunder, which assets are not used or useful in the principal business of the Borrower and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder;
(u)    dispositions of property to the extent that such property is exchanged for credit against the purchase price of the same or similar replacement property;
(v)    the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction; and
(w)    dispositions of property in connection with any Specified Sale-Leaseback Transaction.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent.
    “Assignment Effective Date” as defined in Section 10.07(2).
“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, to the extent documented in reasonable detail and invoiced.
“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation or Sale-Leaseback Transaction of any Person, (i) in the case of a Capitalized Lease Obligation or a Sale-Leaseback Transaction that constitutes a Capitalized Lease Obligation, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP, or (ii) in the case of a Sale-Leaseback Transaction that does not constitute a Capitalized Lease Obligation, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale-Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended determined in accordance with GAAP.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” has the meaning specified in Section 8.02.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Basket” means any amount, threshold or other value permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction value, judgment or other amount under any provision in Articles V, VI, VII or VIII and the definitions related thereto.
“Board of Directors” means, for any Person, the board of directors, board of managers, or other governing body of such Person or, if such Person does not have such a board of directors, board of managers or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of Top Parent.
“Borrower” has the meaning specified in the introductory paragraph to this Agreement. Upon the consummation of any transaction permitted by Section 7.03(4), “Borrower” shall mean the Successor Borrower.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Parties” means the collective reference to the Borrower and each Subsidiary Guarantor and “Borrower Party” means any of them.

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.
“Borrowing Base” means, at any time, an amount equal to the sum of the following amounts:
(i)    85% of Eligible Accounts of the Borrower Parties; plus
(ii)    with respect to the Eligible Inventory of the Borrower Parties consisting of raw materials, an amount equal to the lesser of (x) the product of (A) 85% multiplied by (B) the applicable Net Recovery Percentage with respect to Inventory consisting of raw materials multiplied by (C) the Inventory Value of such Eligible Inventory consisting of raw materials at such time and (y) the product of (A) 75% multiplied by (B) the Inventory Value of the Eligible Inventory of the Borrower consisting of raw materials at such time; plus
(iii) with respect to the Eligible Inventory of the Borrower Parties consisting of work-in-process or semi-finished goods, an amount equal to the lesser of (x) the product of (A) 85% multiplied by (B) the applicable Net Recovery Percentage with respect to Inventory consisting of work-in-process multiplied by (C) the Inventory Value of such Eligible Inventory consisting of work-in-process at such time and (y) the product of (A) 75% multiplied by (B) the Inventory Value of the Eligible Inventory of the Borrower consisting of work-in-process at such time; plus
(iv) with respect to the Eligible Inventory of the Borrower Parties consisting of finished goods, an amount equal to the lesser of (x) the product of (A) 85% multiplied by (B) the applicable Net Recovery Percentage with respect to Inventory consisting of finished goods multiplied by (C) the Inventory Value of such Eligible Inventory consisting of finished goods at such time and (y) the product of (A) 75% multiplied by (B) the Inventory Value of the Eligible Inventory of the Borrower consisting of finished goods at such time; minus
(v)    an amount equal to 5% (such percentage the “Availability Block Percentage”) of the Borrowing Base in effect at such time (the amount that the Borrowing Base is reduced by this clause (v) shall be excluded in such calculation of the Borrowing Base in effect at such time); minus
(vi)    all Reserves, if any, then in effect;
provided that the Availability Block Percentage shall decrease to 0% on the date on which (which shall be no earlier than the first anniversary of the Closing Date) the following conditions are satisfied: (x) no Default or Event of Default shall have occurred and be continuing and (y) the Administrative Agent shall have received and be satisfied with (in addition to the Closing A/R Field Examination and Closing Inventory Appraisal, which shall have been delivered prior to the Closing Date) a field examination report, an Inventory appraisal and an updated Borrowing Base Certificate reflecting the results of such field examination and Inventory appraisal and any Reserves the Administrative Agent may wish to establish in its Permitted Discretion.
The Administrative Agent will have the right to establish and modify Reserves, in its Permitted Discretion, in accordance with Section 2.17. Subject to the immediately preceding sentence and the other provisions hereof expressly permitting the Administrative Agent to adjust the Borrowing Base or any component thereof, the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the

Administrative Agent pursuant to Section 6.01(6) (or, prior to the first such delivery, the Borrowing Base Certificate referred to in Section 4.01(1)(h)).
“Borrowing Base Certificate” means a borrowing base certificate reflecting the Borrowing Base for the Borrowing Base Reporting Date most recently ended in form reasonably satisfactory to the Administrative Agent (with such changes thereto as may be reasonably required by the Administrative Agent from time to time to reflect the components of, and Reserves against, the Borrowing Base as provided for hereunder), together with all attachments and supporting documentation contemplated thereby, signed and certified as accurate and complete by a Financial Officer of the Borrower.
“Borrowing Base Reporting Date” means (a) the end of each calendar month or (b) during any Weekly Reporting Period, the last day of each week.
“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Borrower that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.
“Business Day” means any day that is not a Legal Holiday and, with respect to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, any day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Canadian Dollars” means the lawful currency of Canada.
“CapEx Equity” means Capital Stock of the Borrower issued to Holdings, the Net Proceeds from the issuance of which, and other cash equity capital contributions by Holdings to the Borrower, the Net Proceeds of which, are used for purposes of Expansion Capital Expenditures.
“Capital Expenditures” means all expenditures made by the Borrower, a Subsidiary Guarantor or a Restricted Subsidiary, as applicable, for the acquisition, leasing (pursuant to a capital lease of fixed or capital assets), construction, development or improvement of assets or additions to equipment (including replacement, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries.
“Capital Stock” means:
(1)    in the case of a corporation, corporate stock or shares in the capital of such corporation;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock;
“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to Section 6.01.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
    “Cash Collateralize” means, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) Cash collateral in Dollars (or, if Administrative Agent and Issuing Bank agree in their sole discretion, other credit support), at a location and pursuant to documentation in form and substance satisfactory to Administrative Agent and Issuing Bank (and “Cash Collateralization” has a corresponding meaning). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash collateral and other credit support.
“Cash Dominion Period” means each period (a) commencing on the fifth consecutive Business Day when Excess Availability shall be less than the greater of (i) 10.0% of the Line Cap and (ii) $13,000,000 or (b) commencing on any day when a Specified Event of Default shall have occurred and be continuing and (c) ending on (i) if a Cash Dominion Period has commenced pursuant to clause (a) above, the day on which the Excess Availability shall be greater than the greater of (A) 10.0% of the Line Cap and (B) $13,000,000 for at least 20 consecutive days (measured from, with respect to the Borrowing Base, the first Borrowing Base Reporting Date with respect to which Excess Availability exceeded the greater of 10.0% of the Line Cap and $13,000,000) and (ii) if a Cash Dominion Period has commenced pursuant to clause (b) above, the day on which no Specified Events of Default exist for at least 20 consecutive days; provided, however, if a Cash Dominion Period is the fourth such period in any 12 month period or the seventh such period since the Closing Date, then, notwithstanding anything herein to the contrary, such Cash Dominion Period shall be deemed to exist and continue at all times thereafter.

“Cash Equivalents” means:
(1)    Dollars;
(2)    (a) Euros, Yen, Canadian Dollars, Sterling or any national currency of any participating member state of the EMU;
(b)    in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower or any Restricted Subsidiary conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;
(3)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;
(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;
(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;
(6)    commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) and in each case maturing within 36 months after the date of acquisition thereof;
(7)    marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);
(8)    securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition thereof;
(9)    readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(10)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;
(11)    Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);
(12)    investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (11) above; and
(13)    solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Law.
In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (13) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.
Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts, except amounts used to pay non-Dollar denominated obligations of the Borrower or any Restricted Subsidiary in the ordinary course of business, are converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.
“Cash Management Agreement” means any agreement entered into from time to time by the Borrower or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.
    “Cash Management Services” means (a) commercial credit cards, employee credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft protections, automatic clearing house arrangements and fund transfer services, return items and interstate depository network services), (c) foreign exchange, netting and currency management services, (d) any other demand depos-it or operating account relationships or other cash management services, including under any Cash Management Agreements and (e) any other related services or activities.
    “Cash Management Services Provider” means any Person that (a) is, or was on the Closing Date, an Agent, the Arrangers or any Affiliate of any of the foregoing, whether or not such Person shall have been an Agent, the Arrangers or any Affiliate of any of the foregoing at the time the applicable agreement in respect of Cash Management Services was entered into,

(b) is a counterparty to an agreement in respect of Cash Management Services in effect on the Closing Date and is a Lender or an Affiliate of a Lender as of the Closing Date or (c) becomes a counterparty after the Closing Date to an agreement in respect of Cash Management Services at a time when such Person is a Lender or an Affiliate of a Lender.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“CFC Holdco” means a Domestic Subsidiary substantially all of whose assets consists (directly or indirectly through disregarded entities) of the Capital Stock or indebtedness (in the case of indebtedness, to the extent such indebtedness is treated as equity for U.S. federal income tax purposes) of one or more Subsidiaries that are CFCs.
“Change” has the meaning specified in Section 2.17.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty (excluding the taking effect after the Closing Date of a law, rule, regulation or treaty adopted prior to the Closing Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, for the purpose of this Agreement, be deemed to be adopted subsequent to the Closing Date.
“Change of Control” means the occurrence of any of the following after the Closing Date:
(1)    the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation, amalgamation or business combination) of all or substantially all of the assets of Holdings or the Borrower and its Subsidiaries, in each case, taken as a whole, to any Person;
(2)    at any time prior to the consummation of the first public offering of the common equity of any Parent Company after the Closing Date, the Permitted Holders ceasing to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), in the aggregate, directly or indirectly, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;
(3)    at any time following the consummation of the first public offering of the common equity of any Parent Company after the Closing Date, (a) any Person (other than a Permitted Holder) or (b) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of Equity Interests of the Borrower representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders (it being understood and agreed that for purposes of measuring beneficial ownership held by any Person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded);
(4)    any “Change of Control” (or any comparable term) in any document pertaining to the Senior Secured Notes, the Term Loan or any Refinancing Indebtedness thereof, in each case with an aggregate outstanding principal amount in excess of the Threshold Amount; or
(5)    the Borrower ceases to be directly or indirectly wholly owned by Holdings;
unless, in the case of clause (2) or (3) above, the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower.
“Class” means (a) with respect to Lenders, each of the Lenders having Revolving Exposure (including Swing Line Lender) and (b) with respect to Loans, Revolving Loans (including Swing Line Loans and Protective Advances).
“Closing A/R Field Examination” means the initial field examination report of the Accounts owned by the Borrower (in final form and prepared by a third party appraisal firm selected by the Administrative Agent). The Closing A/R Field Examination shall be conducted at the sole cost and expense of the Borrower and shall be in addition to any other field examinations and appraisals permitted under this Agreement.
“Closing Inventory Appraisal” means the initial inventory report of the Borrower’s Inventory (in final form and prepared by a third party appraisal firm selected by the Administrative Agent). The Closing Inventory Appraisal shall be conducted at the sole cost and expense of the Borrower and shall be in addition to any other appraisals permitted under this Agreement.
“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Closing Date Refinancing” means the repayment of all outstanding Indebtedness under all of the Indebtedness described on Schedule 1.01(1) (such Indebtedness, the “Closing Date Refinanced Indebtedness”) (it being understood that letters of credit may remain outstanding to the extent collateralized or backstopped pursuant to this Agreement on the Closing Date).
“Closing Date Refinanced Indebtedness” has the meaning assigned to such term in the definition of “Closing Date Refinancing”.
“Closing Date Loans” means the Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01.
“Closing Date Term Loans” means the Term Loans made by the Term Lenders on the Closing Date to the Borrower pursuant to Term Credit Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor federal Tax statute (unless otherwise specified in this Agreement).
“Co-Issuer” means BRS Finance Corp., a Delaware corporation.
“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document.
“Collateral Access Agreement” means any landlord waiver, warehouseman’s letter, consignee agreement, bailee letter or other agreement, in form and substance reasonably satisfactory to the Collateral Agent (including with respect to waivers or subordinations of certain rights by such Persons), between the Collateral Agent and any landlord where any Inventory is located or any third party warehouser, consignee, bailee or other similar Person having the possession of any Inventory.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(1)    the Collateral Agent shall have received each Collateral Document required to be delivered (a) on the Closing Date pursuant to Section 4.01(2)(a) or (b) pursuant to the Security Agreement or Section 6.11 or 6.13 at such time required by the Security Agreement or by such Sections to be delivered, in each case, duly executed by each Loan Party that is party thereto;
(2)    all Obligations shall have been unconditionally guaranteed by (a) Holdings (or any successor thereto), (b) each Restricted Subsidiary of the Borrower (other than any Excluded Subsidiary), which as of the Closing Date shall include those that are listed on Schedule 1.01(2) hereto and (c) any Restricted Subsidiary of the Borrower that Guarantees (or is the borrower or issuer of) any Pari Passu Lien Obligations or any Subordinated Indebtedness (the Persons in the preceding clauses (a) through (c) collectively, the “Guarantors”);
(3)    except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject only to Permitted Liens, in
(a)    (i) all the Equity Interests of the Borrower and (ii) all the common Equity Interests of Holdings,
(b)    all Equity Interests of each direct, wholly owned Domestic Subsidiary (other than any CFC Holdco) that is directly owned by any Loan Party, and
(c)    65% of the issued and outstanding Equity Interests of each class of each (i) wholly owned Domestic Subsidiary that is (a) a CFC Holdco and (b) directly owned by a Loan Party and (ii) wholly owned Foreign Subsidiary that is directly owned by a Loan Party;
(4)    except to the extent otherwise provided hereunder or under any Collateral Document, including subject to Permitted Liens, and in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents, the Obligations and the Guaranty shall have been secured by a security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing (in each case, other than Excluded Assets), in each case,
(a)    that has been perfected (to the extent such security interest may be perfected) by
    (i)    delivering certificated securities and instruments, in which a security interest can be perfected by physical control, in each case to the Collateral Agent (or the Pari Collateral Agent as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement, if applicable) to the extent required hereunder or the Security Agreement;
    (ii)    filing financing statements under the Uniform Commercial Code of any applicable jurisdiction, or
    (iii)    making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office, or
(b)    with the priority required by the Collateral Documents; provided that any such security interests in the Collateral shall be subject to the terms of the ABL Intercreditor Agreement.
No actions required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests in any assets (including any intellectual property registered or applied for in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction). There shall be no (x) Guaranties governed under the laws of any non-U.S. jurisdiction or (y) requirement to perfect a security interest in any letter of credit rights, other than by the filing of a UCC financing statement.
“Collateral Documents” means, collectively, the Security Agreement, the Top Parent Pledge Agreement, the Intellectual Property Security Agreements, the Control Agreements, each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, Collateral Agent or the Lenders pursuant to Sections 4.01(2), 6.11 or 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Collateral Trust Agreement” means that certain Collateral Trust Agreement dated as of the date hereof, among the Pari Collateral Agent, the Term Agent, the Notes Trustee, Building Lender, the Equipment Lessor, each other Debt Representative with respect to Pari Passu Lien Obligations from time to time party thereto and the Loan Parties, which agreement is substantially in the form of Exhibit G-2, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Collection Deposit Accounts” as defined in Section 6.18(1).
“Collection Lockboxes” as defined in Section 6.18(1).
“Commercial Building Lender” means First Security Bank, an Arkansas banking corporation, together with its permitted successors and assigns in such capacity.

“Commitment” means any Revolving Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Financial Officer of the Borrower:
(1) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto (in each case, other than any Default with respect to which the Administrative Agent has otherwise obtained notice in accordance with Section 6.03(1)), and
(2) setting forth detailed calculations of the Fixed Charge Coverage Ratio as would be calculated under each alternative in the definition thereof; provided, that such calculation of the Fixed Charge Coverage Ratio for purposes of demonstrating compliance with Section 7.12 shall not be required except during a Covenant Period or pursuant to Section 4.2(6).
“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:
(1)    increased (without duplication) by the following, in each case (other than clauses (h), (l) and (n)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:
(a)    total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus
(b)    provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise and similar taxes, and foreign withholding taxes paid or accrued during such period (including any other levies that replace or are intended to be in lieu of such taxes, and any penalties and interest related to taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income,” and any payments to a Parent Company in respect of such taxes permitted to be made hereunder; plus
(c)    Consolidated Depreciation and Amortization Expense for such period; plus

(d)    any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) the Borrower may determine not to add back such non-cash charge in the current period and (ii) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof, with the exception of any cash payments related to the settlement of deferred compensation balances awarded prior to the Closing Date, in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
(e)    minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus
(f)    (i) the amount of board of director fees and any management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Management Services Agreements or otherwise to the extent permitted under Section 7.07 and (ii) the amount of payments made to optionholders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Companies, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus
(g)    [reserved]; plus
(h)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus
(i)    any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock); plus
(j)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus
(k)    any net loss from operations expected to be disposed of, abandoned or discontinued within twelve (12) months after the end of such period; plus

(l)    the amount of “run-rate” cost savings, synergies and operating expense reductions related to restructurings, cost savings initiatives or other initiatives that are projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 24 months after the end of such period (which cost savings, synergies or operating expense reductions shall be calculated on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period), net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Closing Date) (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, synergies or operating expense reduction adjustments made pursuant to Section 1.07); provided that such cost savings, synergies and operating expenses are reasonably identifiable and factually supportable; plus
(m)    [reserved]; plus
(n)    any payments in the nature of compensation or expense reimbursement made to independent board members; plus
(o)    internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP; plus
(p)    any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of); plus
(q)    pre-startup expenses; and
(2)    decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:
(a)    non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition),
(b)    the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary added to (and not deducted from) Consolidated Net Income in such period, and
(c)    any income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of).

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.07.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(a)    cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than Non-Recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof); plus
(b)    non-cash interest expense resulting solely from (a) the amortization of original issue discount from the issuance of Indebtedness of such Person and its Restricted Subsidiaries at less than par (excluding the Senior Secured Notes, the Closing Date Term Loans and any Indebtedness borrowed under the Facility in connection with the Transactions and any Non-Recourse Indebtedness), plus (b) pay-in-kind interest expense of such Person and its Restricted Subsidiaries payable pursuant to the terms of the agreements governing Indebtedness for borrowed money;
excluding, in each case:
    (i)    amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clauses (a) and (b) above (including as a result of the effects of acquisition method accounting or pushdown accounting),
    (ii)    interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging,
    (iii)    costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates,
    (iv)    commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness,
    (v)    “additional interest” owing pursuant to a registration rights agreement with respect to any securities,
    (vi)    any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,
    (vii)    penalties and interest relating to taxes,
    (viii)    accretion or accrual of discounted liabilities not constituting Indebtedness,
    (ix)    interest expense attributable to a Parent Company resulting from push-down accounting,

    (x)    any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,
    (xi)    any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with any acquisition or Investment, and
    (xii)    annual agency fees paid to any administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Facility, the Term Facility and the Senior Secured Notes.
For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,
(1)    extraordinary, non-recurring or unusual gains, losses, fees, costs, charges or expenses (including relating to any strategic initiatives and accruals and reserves in connection with such gains, losses, charges or expenses); restructuring costs, charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP); costs and expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; Public Company Costs; costs and expenses related to the integration, consolidation, opening, pre-opening and closing of facilities and fixed assets; severance and relocation costs and expenses, one-time compensation costs and expenses, consulting fees, signing, retention or completion bonuses, and executive recruiting costs; costs and expenses incurred in connection with strategic initiatives; transition costs and duplicative running costs; costs and expenses incurred in connection with non-ordinary course product and intellectual property development; costs incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs); business optimization expenses (including costs and expenses relating to business optimization programs, new systems design, retention charges, system establishment costs and implementation costs and project start-up costs), accruals and reserves; operating expenses attributable to the implementation of cost-savings initiatives; curtailments and modifications to pension and post-employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments);
(2)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;
(3)    Transaction Expenses;
(4)    any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(5)    the Net Income for such period of any Person that is an Unrestricted Subsidiary and, solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 7.05(a), the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of a Person will be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period);
(6)    solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 7.05(a), the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Borrower reasonably believes such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;
(7)    effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);
(8)    income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;
(9)    any impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;
(10)    (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any Parent Company, (b) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;
(11)    any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Senior Secured Notes and the syndication and incurrence of any Facilities (as defined in the Term Credit

Agreement) or other Pari Passu Lien Obligations), issuance of Equity Interests (including by any direct or indirect parent of the Borrower), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Secured Notes and other securities and any Facilities (as defined in the Term Credit Agreement) or other Pari Passu Lien Obligations) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);
(12)    accruals and reserves that are established or adjusted in connection with an Investment or an acquisition that are required to be established or adjusted as a result of such Investment or such acquisition, in each case in accordance with GAAP;
(13)    any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement;
(14)    any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;
(15)    any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Hedging Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;
(16)    any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;
(17)    any non-cash rent expense;
(18)    [reserved];
(19)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and
(20)    earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.
In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.
Notwithstanding the foregoing, for the purpose of Section 7.05(a) (other than clause (3)(d) of Section 7.05(a)), there will be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of Section 7.05(a).
“Consolidated Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness, in each case secured by a lien; provided that Consolidated Secured Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.
“Consolidated Total Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness; provided that Consolidated Total Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation or
(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control Agreement” means, with respect to any lockbox, deposit account or securities account maintained by any Loan Party, an irrevocable lockbox agreement or other control agreement in form and substance reasonably satisfactory to the Collateral Agent, duly executed and delivered by such Loan Party and the depositary bank that maintains such lockbox or the depositary bank or the securities intermediary with which such account is maintained, as applicable.
“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.
“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
“Convertible Indebtedness” means Indebtedness of the Borrower (which may be guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible into common equity of the Borrower (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such common equity) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common equity of the Borrower or cash (in an amount determined by reference to the price of such common equity).
“Covenant Period” has the meaning specified in Section 7.12.
“Credit Date” means the date of a Credit Extension.
“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit (or the amending of a Letter of Credit at the Borrower’s request to extend the term or increase the amount of such Letter of Credit).
“Cure Amount” has the meaning specified in Section 8.04(1).
“Cure Expiration Date” has the meaning specified in Section 8.04(1)(a).

“Debt Fund Affiliate” means any Affiliate of an Investor that is a bona fide diversified debt fund that is not (a) a natural person or (b) Top Parent, any Parent Company, Holdings, the Borrower or any Subsidiary of the Borrower.
“Debt Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
“Defaulting Lender” means, subject to Section 2.16(2) any Lender that (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder, including in respect of its Loans, within one Business Day of the date required to be funded by it hereunder, (b) has failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (d) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (e) has, or has a direct or indirect parent company that has, either (i) admitted in writing that it is insolvent or (ii) become subject to a Lender-Related Distress Event. Any determination by the Administrative Agent as to whether a Lender is a Defaulting Lender shall be conclusive absent manifest error.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Deposit Agreement” means a Security Deposit Agreement substantially in the form attached as Exhibit E to the Collateral Trust Agreement, to be entered into among the Loan Parties, the Pari Collateral Agent, the Collateral Agent and the Depositary Agent (as defined therein), as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Designated Cash Management Services Agreement” means any agreement relating to Cash Management Services that is entered into between any Loan Party and a Cash Management Services Provider and that is designated as a “Designated Cash Management Services Agreement” in a writing from such Loan Party and such Cash Management Services Provider to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent. Any such designation in writing from a Loan Party and the applicable Cash Management Services Provider (or any subsequent writing from a Loan Party and such Cash Management Services Provider to the Administrative Agent) may further designate any Designated Cash Management Services Agreement as being a “Designated Pari Cash Management Services Agreement” as defined under this Agreement; provided that in the event of any such further designation, such writing specifies the Designated Pari Amount with respect thereto.
“Designated Cash Management Services Obligations” means all obligations of every nature of the Loan Parties (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services provided under any Designated Cash Management Services Agreement.
“Designated Hedge Agreement” means (a) any Hedge Agreement relating to commodity prices that is entered into between a Loan Party and a Lender Counterparty that is designated as a “Designated Hedge Agreement” in a writing from the Borrower and the applicable Lender Counterparty to the Administrative Agent in form and detail reasonably satisfactory to the Administrative Agent. Any such designation in writing from the Borrower and the applicable Lender Counterparty (or any subsequent writing from the Borrower and such Lender Counterparty to the Administrative Agent) may further designate any Designated Hedge Agreement as being a “Designated Pari Hedge Agreement” as defined under this Agreement; provided that in the event of any such further designation, such writing (x) specifies the Designated Pari Amount with respect thereto and (y) certificates that such Hedge Agreement does not constitute a “Designated Pari Hedge Agreement” pursuant to the terms of the Term Credit Agreement. Any such designation may be rescinded or terminated only by a writing executed by both the Borrower and the applicable Lender Counterparty.
“Designated Hedge Obligations” means all obligations of every nature of the Loan Parties under each Designated Hedge Agreement (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), including obligations for interest (including interest that would continue to accrue pursuant to such Designated Hedge Agreement on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to any Loan Party, whether or not such interest is allowed or allowable against such Loan Party in any such proceeding), payments for early termination of such Hedge Agreement, fees, expenses and indemnification.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration
“Designated Pari Amount” means, with respect to any Designated Cash Management Services Agreement or any Designated Hedge Agreement, an amount (up to the maximum possible amount of obligations of the Loan Parties thereunder) specified in a writing from the Borrower and the applicable Cash Management Services Provider or the applicable Lender Counterparty, as the case may be, to the Administrative Agent, which amount may be increased or decreased by further such written notice to the Administrative Agent from time to time.
“Designated Pari Cash Management Services Agreement” means each Designated Cash Management Services Agreement in respect of which the notice delivered to the Administrative Agent by the Borrower and the applicable Cash Management Services Provider confirms that such Designated Cash Management Services Agreement constitutes a “Designated Pari Cash Management Services Agreement” for all purposes hereof, including Section 2.13(2), so long as, on the date of such designation (or, in the event the Designated Pari

Amount with respect thereto shall increase as contemplated by the definition of such term, on the date of effectiveness of such increase), the establishment of a Designated Pari Cash Management Services Reserve in the amount of the Designated Pari Amount with respect thereto would not result in the Total Utilization of Revolving Commitments exceeding the Borrowing Base then in effect (but after giving pro forma effect to the establishment of such Designated Pari Cash Management Services Reserve).
“Designated Pari Cash Management Services Obligations” means all obligations of every nature of the Loan Parties (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services provided under any Designated Pari Cash Management Services Agreement.
“Designated Pari Cash Management Services Reserve” means, with respect to any Designated Pari Cash Management Services Agreement, the reserve that the Administrative Agent from time to time establishes in its Permitted Discretion as being reasonably appropriate to reflect the aggregate amount of Obligations in respect of such Designated Pari Cash Management Services Agreement. Without limiting the Administrative Agent’s Permitted Discretion, a Designated Pari Cash Management Services Reserve at any time may be established by reference to the amount of such Obligations set forth in most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.01(6) (or, prior to the first such delivery, the Borrowing Base Certificate referred to in Section 4.01(1)(h)).
“Designated Pari Hedge Agreement” means each Designated Hedge Agreement in respect of which the notice delivered to the Administrative Agent by the Borrower and the applicable Lender Counterparty confirms that such Designated Hedge Agreement constitutes a “Designated Pari Hedge Agreement” for all purposes hereof so long as, on the date of such designation (or, in the event the Designated Pari Amount with respect thereto shall increase as contemplated by the definition of such term, on the date of effectiveness of such increase), the establishment of a Designated Pari Hedge Reserve in the amount of the Designated Pari Amount with respect thereto would not result in the Total Utilization of Revolving Commitments exceeding the Borrowing Base then in effect (but after giving pro forma effect to the establishment of such Designated Pari Hedge Reserve); provided that only Hedge Agreements related to commodity prices may constitute Designated Pari Hedge Agreements.
“Designated Pari Hedge Obligations” means all obligations of every nature of the Loan Parties under each Designated Pari Hedge Agreement (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)), including obligations for interest (including interest that would continue to accrue pursuant to such Designated Pari Hedge Agreement on any such obligation after the commencement of any proceeding under the Debtor Relief Laws with respect to any Loan Party, whether or not such interest is allowed or allowable against such Loan Party in any such proceeding), payments for early termination of such Designated Pari Hedge Agreement, fees, expenses and indemnification.
“Designated Pari Hedge Reserves” means, with respect to any Designated Pari Hedge Agreement, the reserves that the Administrative Agent from time to time establishes in its Permitted Discretion as being reasonably appropriate to reflect the aggregate amount of Obligations in respect of such Designated Pari Hedge Agreement. Without limiting the Administrative Agent’s Permitted Discretion, a Designated Pari Hedge Reserve at any time may be established by reference to the amount of such Obligations set forth in most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.01(6) (or, prior to the first such delivery, the Borrowing Base Certificate referred to in Section 4.01(1)(h));

provided that at any time the Designated Pari Hedge Reserves shall not be less than the aggregate of the Designated Pari Amounts then in effect.
“Designated Preferred Stock” means Preferred Stock of any Restricted Subsidiary of the Borrower or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 7.05(a).
“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to the Borrower or any Restricted Subsidiary by any Person other than the Borrower or any Restricted Subsidiary that have been designated in an Officer’s Certificate delivered to the Administrative Agent as “Designated Revolving Commitments” until such time as the Borrower subsequently delivers an Officer’s Certificate to the Administrative Agent to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided that, during such time, except for purposes of determining actual compliance with the Financial Covenant, such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Fixed Charge Coverage Ratio, Senior Secured Net Leverage Ratio and the availability of any Baskets hereunder.
“Development” means the ownership, occupation, design, development, construction, system establishment, testing, start-up, commissioning, implementation, optimization, repair, operation, maintenance and use of the Phase II Project through final completion of the Phase II Project as determined by the Board of Directors.
“Dilution Factors” means, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits (including all volume discounts, trade discounts and rebates) that are recorded to reduce Accounts of the Borrower in a manner consistent with current and historical accounting practices of the Borrower.
“Dilution Ratio” means, at any time, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors in respect of the Accounts of the Borrower for the 12 most recently ended fiscal months divided by (b) total gross invoices of the Borrower for such 12 most recently ended fiscal months.
“Dilution Reserve” means, at any time, the product of (a) the excess of (i) the applicable Dilution Ratio at such time over (ii) 5%, multiplied by (b) the aggregate amount of Eligible Accounts at such time.
“Discharge” means, with respect to any Indebtedness, the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, in any such case in whole or in part.
“disposition” has the meaning set forth in the definition of “Asset Sale.”
“Disqualified Institution” means (a) those particular banks, financial institutions and other institutional lenders identified in writing by the Borrower to the Arrangers on or prior to July 18, 2017 and (b) any competitor of the Borrower or its Subsidiaries and any Affiliate of such competitor, in each case under this clause (b), identified in writing by or on behalf of the Borrower to the Arrangers on or prior to July 31, 2017 or, solely with respect to competitors that are operating companies, identified in writing by or on behalf of the Borrower to (i) the Arrangers on or prior to the Closing Dates or (ii) the Administrative Agent from time to time after the Closing Date; provided that any Person that is a Lender and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution at the time it became a Lender) shall be deemed to not be a Disqualified Institution hereunder. The identity of Disqualified Institutions may be communicated by the Administrative Agent to a Lender upon request, but will not be otherwise posted or distributed to any Person.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the Maturity Date or the date the Loans are no longer outstanding; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided further any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries, any Parent Company, or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt or Consolidated Secured Debt, as applicable, will be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Borrower.
“Distressed Person” shall have the meaning provided in the definition of the term Lender-Related Distress Event.
“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is organized or existing under the Laws of the United States, any state thereof or the District of Columbia.
“Early Buyout Option Date” means the first day on which the Borrower may exercise its option to terminate an Equipment Sub-sublease (and the associated Sublease (as defined in the Equipment Lease) as specified in and pursuant to Section 13 of such Equipment Sub-sublease.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Accounts” means, at any time, the Accounts owned by the Borrower Parties at such time, other than any Account to which any of the exclusionary criteria set forth below applies. Eligible Accounts shall not include any Account of any Borrower Party:
(a)that (i) is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent created under the Collateral Documents or (ii) is not owned by such Borrower Party free and clear of all Liens and of all rights of any other Person, except (A) Liens in favor of the Collateral Agent created under the Collateral Documents, and (B) Permitted Liens to the extent consisting of non-consensual statutory Liens or junior Liens subject to an intercreditor agreement on terms satisfactory to Administrative Agent (but without limiting the right of the Administrative Agent to establish any Reserves with respect to Permitted Liens);
(b)that does not arise from the sale of goods or the performance of services by such Borrower Party in the ordinary course of its business that have been accepted by the Account Debtor;
(c)that (i) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent (with the Administrative Agent agreeing that it will reasonably consider any form otherwise proposed by an Account Debtor) that has been sent to the Account Debtor or (ii) has been invoiced more than once (including where any Account that was partially paid and such Borrower Party created a new receivable for the unpaid portion of such Account);
(d)(i) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrower Party, (ii) upon which the Borrower Party’s right to receive payment is contingent upon the fulfillment of any further obligation on the part of such Borrower Party or (iii) if such Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Borrower Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(e)that arises with respect to goods that are delivered on a bill-and-hold, sale on approval, sale-and-return, consignment or cash-on-delivery basis or placed on guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
(f)that is payable in any currency other than (i) Dollars, (ii) Canadian Dollars or (iii) any other foreign currency approved by the Administrative Agent in its Permitted Discretion;
(g)as to which such Borrower Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial or administrative process;
(h)[reserved];
(i)that is the obligation of any Loan Party or any Affiliate of a Loan Party or any director, officer, other employee or equity holder of any Loan Party or any such Affiliate, or by any Person that has any common officer or director with any Loan Party (other than any Person that would not be an Affiliate but for a common officer or director);
(j)that is the obligation of an Account Debtor that is a Governmental Authority, unless, in the case of any Governmental Authority of the United States of America, any State thereof or the District of Columbia, the Administrative Agent, in its Permitted Discretion, has agreed to the contrary in writing and such Borrower Party, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable State, county or municipal law restricting assignment thereof or perfection of Lien thereon;
(k)that is the obligation of an Account Debtor that (i) is organized under the laws of, or the chief executive officer of which is located in, any jurisdiction other than the United States of America, any State thereof or the District of Columbia or Canada or any Province thereof, or (ii) is governed by the laws of any jurisdiction other than the United States of America, any State thereof, or the District of Columbia or Canada or any Province thereof, unless in either case (A) payment of such Account is assured by a letter of credit assigned and delivered to, and drawable by, the Administrative Agent, satisfactory to the Administrative Agent in its Permitted Discretion as to form, amount and issuer, or (B) such Account is covered by credit insurance in form, substance and amount, and by an insurer, satisfactory to the Administrative Agent in its Permitted Discretion (with the extent of such coverage being determined giving effect to any foreign country limits, insured percentage amounts and credit limits under such credit insurance, it being also understood and agreed that any deductible thereunder shall reduce the amount of such Accounts that are otherwise eligible under this clause);
(l)that is the obligation of an Account Debtor that is a Sanctioned Person;
(m)to the extent that any defense, counterclaim, setoff or dispute has been asserted as to such Account (but any portion of such Account net of the amount of such defense, counterclaim, setoff or dispute shall not be excluded as an Eligible Account pursuant to this clause);
(n)to the extent that (i) such Borrower Party or any Affiliate thereof is liable for goods sold or services rendered by the Account Debtor or any Affiliate thereof to such Borrower Party or any Affiliate thereof or is otherwise indebted thereto, but only to the extent of the potential defense, counterclaim or setoff, or (ii) such Account is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of the Account Debtor, in each case, only to the extent thereof;

(o)to the extent such Account is evidenced by a judgment, or any promissory note, instrument or chattel paper;
(p)that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:
(i)such Account is not paid within the earlier of 60 days following its due date or 90 days following its original invoice date;
(ii)any Account Debtor obligated on such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;
(iii)a petition is filed by or against any Account Debtor obligated on such Account under any Debtor Relief Law; or
(iv)any check or other instrument of payment with respect to such Account has been returned uncollected for any reason;
(q)that is the obligation of an Account Debtor if 50% or more of all Accounts owing by such Account Debtor and its Affiliates are ineligible pursuant to clause (p) above;
(r)to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates, as of any date of determination exceed 25% of all Eligible Accounts (but in each case only to the extent of such excess);
(s)to the extent such Account exceeds any credit limit established by the Administrative Agent, in its Permitted Discretion, following such Borrower Party’s receipt from the Administrative Agent of prior written notice (which such notice may be made by electronic transmission) of such limit; or
(t)as to which any of the representations or warranties in the Loan Documents with respect to such Account are untrue in any material respect.
Any Account acquired in an acquisition permitted under this Agreement that has not been subject to a field examination shall nevertheless constitute an Eligible Account for the period of 60 days following the consummation of such acquisition to the extent that such Account would otherwise qualify as an Eligible Account (all such Accounts, collectively, the “Eligible Acquired Account”); provided, however, that the aggregate value of the Eligible Acquired Accounts (taking into account, for purposes of valuation, the immediately following paragraph) shall not exceed 10% of the lesser of (x) the Borrowing Base and (y) the aggregate unused amount of the Revolving Commitments then in effect. To the extent field exams on such Eligible Acquired Accounts have not been completed within such 60 day period, they shall no longer constitute Eligible Accounts.
In determining the amount of an Eligible Account, the face amount of an Account may, in the Permitted Discretion of the Administrative Agent, be reduced by, without duplication (whether of the exclusionary criteria set forth in the definition of Eligible Accounts or of any Reserve, or otherwise), to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, warranty and other claims, returns, credits or credits pending, promotional program allowances, price adjustments, finance charges, service charges or other allowances (including any amount that such Borrower Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)), (ii) the amount of all sales Taxes and excise Taxes and (iii) the aggregate amount of all Cash and

Cash Equivalents received in respect of such Account but not yet applied by such Borrower Party to reduce the amount of such Account.
    “Eligible Assignee” means any Person other than a natural person (or a holding company, investment vehicle or trust fund, or owned and operated for the primary benefit of, a natural person) that is (a) a Lender, an affiliate of any Lender or an Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (b) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, (i) no Defaulting Lender, Loan Party or Affiliate of a Loan Party shall be an Eligible Assignee and (ii) no Disqualified Institutions may be an Eligible Assignee.
“Eligible Inventory” means, at any time, the Inventory owned by the Borrower Parties at such time, other than any Inventory to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of any Borrower Party that:
(a)(i) is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent created under the Collateral Documents or (ii) is not owned by such Borrower Party free and clear of all Liens and of all rights of any other Person (including the rights of a customer that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower Party’s performance with respect to such Inventory), except (A) Liens in favor of the Collateral Agent created under the Collateral Documents, (B) Permitted Liens to the extent consisting of non-consensual statutory Liens or junior Liens subject to an intercreditor agreement on terms satisfactory to Administrative Agent (but without limiting the right of the Administrative Agent to establish any Reserves with respect to Permitted Liens), and (C) in the case of Inventory referred to in clause (d) or (f)(i) below, the Lien thereon of the landlord, third party warehouser or bailee, as the case may be, if a Rent Reserve or another Reserve has been established with respect to such Lien on such Inventory;
(b)is not located at one of the locations in the continental United States of America set forth on Schedule 6.19; provided that Inventory that is in transit from one location set forth on Schedule 6.19 to another location set forth on Schedule 6.19, in each case, for a period of not more than 10 days, shall not be excluded as Eligible Inventory under this clause;
(c)is in transit to or from a location of such Borrower Party (other than Inventory that is in transit from one location set forth on Schedule 6.19 to another location set forth on Schedule 6.19, in each case, for a period of not more than 10 days);
(d)is located on real property leased by such Borrower Party where the aggregate value of the Inventory exceeds $2,000,000, unless (i) the applicable landlord has executed and delivered to the Administrative Agent a Collateral Access Agreement with respect to such location or (ii) the Administrative Agent has established a Rent Reserve;
(e)is located on real property owned by such Borrower Party subject to a mortgage (or a similar Lien) in favor of a Person other than the Collateral Agent where the aggregate value of the Inventory exceeds $2,000,000, unless (i) a mortgagee waiver (or other intercreditor arrangement) has been delivered to the Administrative Agent in form and substance reasonably satisfactory to it or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
(f)is located in a third party warehouse or is in the possession of a consignee or bailee where the aggregate value of the Inventory exceeds $2,000,000, unless (i) such warehouse, consignee or bailee has executed and delivered to the Administrative Agent a

Collateral Access Agreement with respect to such Inventory or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion;
(g)is covered by a negotiable bill of lading or other document of title, unless such bill of lading or other document of title has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens except those permitted by clause (a) above;
(h)is not of a type held for sale in the ordinary course of business of such Borrower Party;
(i)is obsolete, discontinued, contaminated, defective, slow moving, unsaleable, damaged or unfit for sale;
(j)consists of supplies used or consumed in such Borrower Party’s business or spare parts, maintenance parts, accessories, display items, prototypes, packaging or shipping materials, display items or sample inventory, customer supplied parts or replacement parts;
(k)consists of goods that have been returned or rejected by any customer unless such returned items are of good and merchantable quality and held for resale by such Borrower Party in the ordinary course of business;
(l)consists of (i) Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available to the Administrative Agent or (ii) goods that are restricted or controlled or are regulated items or do not conform in all material respects to all standards imposed by any applicable Governmental Authority;
(m)consists of goods that are bill and hold goods;
(n)contains or bears any intellectual property rights licensed to such Borrower Party unless the Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any Contractual Obligation with such licensor or (iii) incurring any obligation or liability with respect to payment of royalties;
(o)is not covered by casualty insurance as required by the provisions of this Agreement; or
(p)as to which any of the representations or warranties in the Loan Documents with respect to such Inventory are untrue in any material respect;.
    Inventory acquired in an acquisition permitted under this Agreement that has not been subject to an appraisal or field examination shall nevertheless constitute Eligible Inventory for the period of 60 days following the consummation of such acquisition to the extent that such Inventory would otherwise qualify as Eligible Inventory (all such Inventory, collectively, the “Eligible Acquired Inventory”); provided, however, that the aggregate value of the Eligible Acquired Inventory (valued at cost (determined on a first-in first-out basis) (net of Reserves with respect to Inventory)) shall not exceed (1) 10% of the lesser of (x) the Borrowing Base and (y) the aggregate unused amount of Revolving Commitments then in effect minus (2) the aggregate value of the Eligible Acquired Accounts included in the Borrowing Base as calculated in accordance with the proviso to the second to last paragraph of the definition of “Eligible Accounts.” To the extent field exams on such Eligible Acquired Inventory have not been completed within such 60 day period, they shall no longer constitute Eligible Inventory.

Notwithstanding the foregoing, the amount of Inventory shall be adjusted to reflect general ledger adjustments that have the effect of reducing Inventory Value to its appropriate GAAP value. In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the applicable Borrower Party shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.
“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.
“Engagement Letter” means that certain Engagement Letter, dated July 31, 2017, by and among Goldman Sachs Bank USA, the Borrower, TPG Capital BD, LLC and for purposes of Sections 6 and 7 thereof, Top Parent.
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and sub-surface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries or reports prepared in connection with potential acquisitions or financings) or proceedings with respect to any Environmental Liability or Environmental Law (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.
“Environmental Laws” means any and all Laws relating to pollution or the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health.
“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or other written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equipment Lease” has the meaning specified in the Collateral Trust Agreement.
“Equipment Lease Advance” has the meaning specified in the Collateral Trust Agreement.
“Equipment Lessor” means Stonebriar Commercial Finance LLC, a Delaware limited liability company, as sub-sublessor under the Equipment Lease, together with its permitted successors and assigns in such capacity.

“Equipment Sub-sublease” means each “Sub-sublease” as defined in the Equipment Lease, as set forth on Equipment Schedule No. 1 and Equipment Schedule 2 to the Equipment Lease.
“Equipment Term Expiration Date” means each “Term Expiration Date” as defined in the Equipment Lease.
“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.
“Equity Offering” means any public or private sale of common equity or Preferred Stock of the Borrower or any Parent Company (excluding Disqualified Stock), other than:
(1)    public offerings with respect to the Borrower’s or any Parent Company’s common equity registered on Form S-4 or Form S-8;
(2)    issuances to any Restricted Subsidiary of the Borrower; and
(3)    any such public or private sale that constitutes an Excluded Contribution or CapEx Equity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or written notification that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement in writing of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived; (h) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (i) the imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code with respect to any

Pension Plan; (j) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); or (k) the occurrence of a nonexempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party or any of their respective ERISA Affiliates (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.
“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” or “euro” means the single currency of participating member states of the EMU.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower; provided, further, that in no event shall the Eurodollar Rate be less than 0.0%.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
“Event of Default” has the meaning specified in Section 8.01.
“Excess Availability” means, at any time, an amount equal to (a) the lesser of (i) the Maximum Credit and (ii) the Borrowing Base then in effect minus (b) the Total Utilization of Revolving Commitments.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Excluded Account” means any deposit or securities account now or hereafter owned by any Loan Party that is used solely by such Loan Party (a) as a payroll account so long as such payroll account is a zero balance account, (b) as a petty cash account so long as the aggregate amount on deposit in all petty cash accounts of all Loan Parties does not exceed $50,000 at any one time for all such deposit accounts combined, (c) to hold amounts required to be paid in connection with workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits, (d) to hold amounts which are required to be pledged or otherwise provided as security as required by law or pension requirement, (e) to hold cash and cash equivalents pledged to the Equipment Lessor to secure the Equipment Lease Obligations (as defined in the Collateral Trust Agreement) so long as the aggregate amount of cash and cash equivalents so pledged and on deposit in or credited to all such accounts does not exceed $6,672,335 at any one time or (f) as a withholding tax or fiduciary account.
“Excluded Assets” means the collective reference to:
(1)    any lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Loan Party, or (ii) a term, provision or condition of any such lease, license, contract or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Excluded Assets shall not include (and security interest under the Collateral Documents shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in subclauses (i) or (ii) above; provided further that the exclusions referred to in this clause (1) of this definition shall not include any Proceeds (as defined in the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction) of any such lease, license, contract or agreement;
(2)     any portion of Capital Stock that is voting Capital Stock of any Foreign Subsidiary or CFC Holdco to the extent such portion of Capital Stock represents voting power in excess of 65% of the total combined voting power of all classes of voting stock (within the meaning of Treasury Regulations section 1.956-2(c)(2)) of such Foreign Subsidiary or CFC Holdco;
(3)    any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;
(4)    any equity interests in, and the assets and properties of, an Excluded Subsidiary;
(5)    Excluded Accounts; and

(6)    any interest (fee, leasehold or otherwise) of any Loan Party in any real property.
“Excluded Capital Expenditures” means any Capital Expenditure (whether or not required) made solely for maintenance, replacement or environmental, human health or safety or other regulatory purposes and not in connection with the incurrence of Expansion Capital Expenditures.
“Excluded Contribution” means net cash proceeds or the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Borrower from:
(1)    contributions to its common equity capital;
(2)    dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and
(3)    the sale (other than to a Restricted Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower;
in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate and that are excluded from the calculation set forth in clause (3) of Section 7.05(a); provided that Excluded Contributions shall not include Cure Amounts.
“Excluded Subsidiaries” means all of the following and “Excluded Subsidiary” means any of them:
(1)    any Subsidiary that is not a wholly-owned Subsidiary of the Borrower or a Subsidiary Guarantor,
(2)    any Foreign Subsidiary,
(3)    any CFC Holdco,
(4)    any Domestic Subsidiary that is a direct or indirect Subsidiary of any CFC,
(5)    any Subsidiary (including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions) that is prohibited or restricted by applicable Law or by Contractual Obligation (including in respect of assumed Indebtedness permitted hereunder) existing on the Closing Date (or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty (including any Broker-Dealer Regulated Subsidiary) or if such Guaranty would require governmental (including regulatory) or third party (other than any Loan Party or their respective Subsidiaries) consent, approval, license or authorization,
(6)    any special purpose vehicle (or similar entity),
(7)    any Captive Insurance Subsidiary or not-for-profit Subsidiary,

(8)    any Subsidiary that is not a Material Subsidiary,
(9)    any Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the burden or cost (including any material adverse tax consequences) of providing the Guaranty will outweigh the benefits to be obtained by the Lenders therefrom, and
(10)    any Unrestricted Subsidiary;
provided that any such Subsidiary that is an Excluded Subsidiary pursuant to any clause above will cease to be an Excluded Subsidiary at any time such Subsidiary guarantees Indebtedness under the Term Facility or the Senior Secured Notes.
“Excluded Swap Obligation” means, with respect to any Loan Party, (a) any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (each such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.02 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act) at the time the guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation, or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Party is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation, or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a recipient or required to be withheld or deducted from a payment to a recipient:
(1)    any tax imposed on (or measured by) such recipient’s net income or profits (or franchise or net worth tax in lieu of such tax on net income or profits) imposed by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized under the laws of or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such recipient and the jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction), other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or sold or assigned an interest in, any Loan or Loan Document,

(2)    any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in clause (1),
(3)    other than with respect to and to the extent that any Lender becomes a party hereto pursuant to the Borrower’s request under Section 3.07, any U.S. federal tax that is withheld or required to be withheld on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan, or (ii) designates a new Lending Office except, in the case of a Lender that designates a new Lending Office or is an assignee, to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal tax pursuant to Section 3.01,
(4)    any withholding tax attributable to such Lender’s failure to comply with Section 3.01(3),
(5)    any withholding tax imposed under FATCA,
(6)    any U.S. federal backup withholding under Section 3406 of the Code, and
(7)    any interest, additions to taxes and penalties with respect to any taxes described in clauses (1) through (6) of this definition.
“Expansion Capital Expenditures” means (i) any Capital Expenditures carried out for the purpose of increasing the earnings capacity of the Borrower or a Subsidiary Guarantor or (ii) any Investment in a Restricted Subsidiary made pursuant to clause (26) of the definition of “Permitted Investments”; provided that Expansion Capital Expenditures shall include any Phase II Project Costs whether or not such Phase II Project Costs are considered capital expenditures in accordance with GAAP. Excluded Capital Expenditures shall be deemed not to be Expansion Capital Expenditures.
“Facility” means the Commitments and Loans evidenced by this Agreement.
“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.
“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with (and, in each case, any current or future regulations promulgated thereunder or official interpretations thereof), any applicable intergovernmental agreement, treaty or convention among Governmental Authorities entered into in respect thereof, and any provision of law or administrative guidance implementing or interpreting such provisions, including any agreements entered into pursuant to any such intergovernmental agreement or Section 1471(b)(1) of the Code as of the date hereof (or any amended or successor version described above).
“FCPA” has the meaning specified in Section 5.01.
        “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three depository institutions of recognized standing selected by it; provided, further, that in no event shall the Federal Funds Rate be less than 0.0%.
“Fee Letter” means that certain Fee Letter, dated as of the Closing Date, by and among the Borrower and the Arrangers as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
“Financial Covenant” means the covenant specified in Section 7.12.
“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person, as appropriate.
“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Borrower for such Test Period to (b) Fixed Charges of the Borrower and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.
Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio under Section 7.12 and the definitions of “Specified Investment Payment Conditions” and “Specified Restricted Payment Conditions”, the “Fixed Charge Coverage Ratio” shall be defined as follows:
“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Borrower for such Test Period less Capital Expenditures paid in cash by the Borrower and the Restricted Subsidiaries for such Test Period (except to the extent financed with long term Indebtedness or equity, excluding Capital Expenditures financed with Revolving Loans) to (b) the sum of (i) Fixed Charges of the Borrower and the Restricted Subsidiaries for such Test Period, (ii) income Taxes payable by the Borrower and the Restricted Subsidiaries for such Test Period, (iii) scheduled principal payments on Indebtedness (including under Capitalized Lease Obligations) payable by the Borrower and the Restricted Subsidiaries for such Test Period and (iv) all cash dividends and other cash distributions (including repurchases) paid or to be paid to the extent utilizing the Specified Restricted Payment Conditions, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.
“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:
(1)    Consolidated Interest Expense of such Person for such period;
(2)    all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and
(3)    all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“floor” means, with respect to any reference rate of interest, any fixed minimum amount specified for such rate.
“Foreign Lender” means a Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.
“Foreign Plan” means any employee benefit plan, program or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary of the Borrower with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).
“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to Issuing Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Obligations with respect to Letters of Credit issued by Issuing Bank other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of the aggregate principal amount of the Swing Line Loans outstanding at such time, other than any portion of such Pro Rata Share that has been reallocated to other Lenders in accordance with the terms hereof, and (c) with respect to the Administrative Agent, such Defaulting Lender’s Pro Rata Share of the aggregate principal amount of the Protective Advances outstanding at such time, other than any portion of such Pro Rata Share that has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
(1)    in respect of borrowed money or advances; or
(2)    evidenced by indentures, bonds, notes, debentures, loan agreements or similar instruments.
For the avoidance of doubt, “Funded Debt” shall not include Hedging Obligations.
“Funding Notice” means a notice substantially in the form of Exhibit A-1.
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time. Notwithstanding any other provision contained herein, (i) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations and Attributable Indebtedness shall be determined in accordance with the definition of Capitalized Lease Obligations and Attributable Indebtedness, respectively and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower, the Co-Issuer or any of the Borrower’s Subsidiaries at “fair value,” as defined therein.
Notwithstanding the foregoing, if at any time any change occurs after the Closing Date in GAAP (or IFRS) or in the application thereof on the computation of any financial ratio or financial requirement, or compliance with any covenant, set forth in any Loan Document, and the Borrower shall so request (regardless of whether any such request is given before or after such change), the Administrative Agent, the Lenders and the Borrower will negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP (or IFRS); provided further that until so amended, (a) such ratio, requirement or covenant shall continue to be computed in accordance with GAAP (or IFRS) prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP (or IFRS).
“Goods” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.
    “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future Governmental Authority.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorizations” means all permits, Licenses, authorizations, certificates, waivers, concessions, exemptions, orders and other and approvals issued by or obtained from a Governmental Authority by Holdings, the Borrower or any of the Restricted Subsidiaries, and in effect as of the date of the Agreement.
“Grant Clawback Agreement” means that certain letter agreement, dated as of the date hereof, by and among the Borrower, the Administrative Agent and Collateral Agent, the Pari Collateral Agent, Arkansas Economic Development Commission, Mississippi County, Arkansas, Osceola and the Arkansas Development Finance Authority, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with the Transaction or any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” has the meaning specified in clause (2) of the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower may, in its sole discretion, cause any Parent Company or Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Parent Company or Restricted Subsidiary to execute a joinder to the Guaranty (substantially in the form provided therein or as the Administrative Agent, the Borrower and such Guarantor may otherwise agree), and any such Parent Company or Restricted Subsidiary shall be a Guarantor hereunder for all purposes; provided that (i) in the case of any Parent Company or Restricted Subsidiary organized in a foreign jurisdiction, the Administrative Agent shall be reasonably satisfied with the jurisdiction of organization of such Parent Company or Restricted Subsidiary and (ii) the Administrative Agent shall have received at least two (2) Business Days prior to the effectiveness of such joinder all documentation and other information in respect of such Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
“Guaranty” means (a) the Guaranty substantially in the form of Exhibit E made by Holdings and each Subsidiary Guarantor, (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and (c) each other guaranty and guaranty supplement delivered by any Parent Company or Restricted Subsidiary pursuant to the second sentence of the definition of “Guarantor.”
“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other substances, wastes, pollutants and contaminants and chemicals in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, to the extent any of the foregoing are regulated pursuant to, or can form the basis for liability under, any Environmental Law.
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.
“Holdings” means BRS Intermediate Holdings LLC, a Delaware limited liability company. “Holdings” shall also include any “Successor Holdings.”
“IFRS” means international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.
    “Increased Amount Date” as defined in Section 2.15.
“Incremental Amounts” has the meaning specified in clause (1) of the definition of Refinancing Indebtedness.
“Indebtedness” means, with respect to any Person, without duplication:
(1)    any indebtedness (including principal and premium) of such Person, whether or not contingent:
(a)    in respect of borrowed money;
(b)    evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
(c)    representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations and Sale-Leaseback Transactions, other than Specified Sale-Leaseback Transactions) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry practice and (ii) any earn-out obligations until such obligation is reflected as a liability on the balance sheet

(excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable;
(d)    representing the net obligations under any Hedging Obligations; or
(e)    Attributable Indebtedness;
if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Company appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP will be excluded;
(2)    to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of this definition of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and
(3)    to the extent not otherwise included, the obligations of the type referred to in clause (1) of this definition of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person; provided that notwithstanding the foregoing, Indebtedness will be deemed not to include:
    (i)    Contingent Obligations incurred in the ordinary course of business or consistent with industry practice (including any Contingent Obligations issued in connection with operating licenses and permits),
    (ii)    reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under commercial letters of credit will be counted as Indebtedness three (3) Business Days after such amount is drawn),
    (iii)    [reserved],
    (iv)    accruals for payroll and other liabilities accrued in the ordinary course of business and those accrued in connection with the Management Services Agreements,
    (v)    deferred or prepaid revenues,
    (vi)    asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care), and
    (vii) obligations in connection with a Specified Sale-Leaseback Transaction;
provided, further, that Indebtedness will be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.
“Indemnified Liabilities” has the meaning specified in Section 10.05.
“Indemnified Taxes” has the meaning specified in Section 3.01(6).
“Indemnitees” has the meaning specified in Section 10.05.
“Independent Assets or Operations” means, with respect to any Parent Company, that Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Borrower and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 3.0% of such Parent Company’s corresponding consolidated amount.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that, in the good faith judgment of the Borrower, is qualified to perform the task for which it has been engaged.
“Information” has the meaning specified in Section 10.09.
“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.
“Intercompany Note” means the Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit K executed by the Borrower and each Restricted Subsidiary of the Borrower party thereto.
“Intercreditor Agreement” means each of the Collateral Trust Agreement, the ABL Intercreditor Agreement and the Grant Clawback Agreement.
“Interest Payment Date” means (a) with respect to (i) any Loan that is a Base Rate Loan (other than a Swing Line Loan or Protective Advance), the last Business Day of each March, June, September and December of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan, and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period; (b) with respect to any Swing Line Loan, the date that such Loan is required to be repaid; and (c) with respect to any Protective Advance, the date that such Protective Advance is required to be repaid.
“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months or, subject to the consent of all applicable Lenders, such other period that is 12 months or less, as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
“Internally Generated Cash” means, with respect to any period, any cash of Holdings or any Restricted Subsidiary generated during such period, excluding Net Proceeds of any Asset Sale or Casualty Event and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.
“Inventory” as defined in Article 9 of the UCC as in effect from time to time in the State of New York.
“Inventory Value” means, with respect to any Eligible Inventory, the lower of (a) cost on a first-in-first-out basis, with cost determined in conformity with GAAP (but without regard to intercompany profit and increases for currency exchange rates) and computed in good faith in the manner consistent with the most recent Inventory appraisal received by the Administrative Agent in accordance with this Agreement, or (b) market value.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Borrower.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Borrower and its Subsidiaries;
(3)    investments in any fund that invests substantially all of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and
(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business or consistent with industry practice), purchases or sales or other dispositions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 7.05,

(1)    “Investments” will include the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
(a)    the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; minus
(b)    the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.
The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.
“Investor” means any of Koch Industries, Inc., TPG Capital, L.P., Arkansas Teacher Retirement System, Global Principal Partners LLC and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.
“IP Rights” has the meaning specified in Section 5.15.
“IRS” means Internal Revenue Service of the United States, or any successor federal agency.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.
“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.
“Issuing Bank” means each Lender that shall have become an Issuing Bank as provided herein, other than any such Person that shall have ceased to be an Issuing Bank as provided herein, each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank other than Disqualified Institutions, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.03 with respect to such Letters of Credit). As of the Closing Date, each Lender shall be an Issuing Bank with respect to its Issuing Bank Sublimit. With respect to any Letter of Credit issued or requested to be issued, references to Issuing Bank shall mean the applicable Issuing Bank that issued or has been requested by Borrower to issue such Letter of Credit.

“Issuing Bank Sublimit” means, as to each Issuing Bank on the Closing Date, an amount equal to its Pro Rata Share (as in effect on the Closing Date) of the Letter of Credit Sublimit, as such amounts may be reallocated subject to the consent of the affected Issuing Bank and the Administrative Agent.
“Joinder Agreement” means an agreement substantially in the form of Exhibit J.
“Laws” means, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“Legal Holiday” means Saturday, Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.
“Lender” means each financial listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Assumption or a Joinder Agreement. Unless the context otherwise requires, the term “Lender” includes the Swing Line Lender and, with respect to the Protective Advances, the Administrative Agent.
“Lender Counterparty” means each Lender, each Agent and each of their respective Affiliates counterparty to a Hedge Agreement or an agreement in respect of Cash Management Services (including any Person who is an Agent or a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be an Agent or a Lender, as the case may be); provided, at the time of entering into a Hedge Agreement or an agreement in respect of Cash Management Services, no Lender Counterparty shall be a Defaulting Lender. A Lender Counterparty may include any other counterparty to a Designated Hedge Agreement that is reasonably acceptable to the Administrative Agent.
“Lender-Related Distress Event” means, with respect to any Lender or any direct or indirect parent company of such Lender (each, a “Distressed Person”), (a) that such Distressed Person is or becomes subject to a voluntary or involuntary case under any Debtor Relief Law, (b) a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (d) that such Distressed Person becomes the subject of a Bail-in Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any direct or indirect parent company of a Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.
“Letter of Credit Sublimit” means the lesser of (a) $25.0 million and (b) the aggregate unused amount of the Revolving Commitments then in effect.
“Letter of Credit Usage” means, as at any date of determination, the sum of (a) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (b) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of the Borrower. For purposes of this definition, if any drawing has been made under a Letter of Credit and such drawing has not been honored or refused by the applicable Issuing Bank, such Letter of Credit shall be deemed to be “outstanding” in the amount equal to the sum (without duplication) of any such pending drawing plus any undrawn amount of such Letter of Credit. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or Article 26 of the UCP or the express terms of the Letter of Credit, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the available amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum available amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum available amount is in effect at such time.
“License” means any license, authorization, registration, accreditation, approval, qualification, provider number, right, privilege, consent or other permit issued by any Governmental Authority, together with any amendments, supplements and other modifications thereto.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.
“Limited Condition Transactions” means any (1) Permitted Acquisition or other investment permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third-party financing and (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.
“Line Cap” means, at any given time, the lesser of the Maximum Credit and the Borrowing Base then in effect.
“Loan” means a Revolving Loan (including any Overadvances), a Swing Line Loan or a Protective Advance.
“Loan Documents” means collectively, any of this Agreement, the Notes, if any, the Engagement Letter, the Collateral Documents, the Guaranty, the Intercreditor Agreements,

the Deposit Agreement, any documents or certificates executed by Borrower in favor of Issuing Bank relating to Letters of Credit.
“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each Subsidiary Guarantor.
“Management Services Agreement” means any management services agreement, bonus agreement or similar agreements among one or more of the Investors or Management Stockholders or certain of their respective management companies or Affiliates thereof associated with it or their advisors, if applicable, and the Borrower (or any Parent Company) or any amendment thereto or renewal or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders when taken as a whole, as compared to the Management Services Agreements as in effect on the Closing Date or as described in the confidential information memorandum with respect to the Closing Date Term Loans.
“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Borrower (or a Parent Company) who are holders of Equity Interests of any Parent Company on the Closing Date.
“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Borrower or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.05(b)(8) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.
“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under the Loan Documents.
“Material Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each Restricted Subsidiary of the Borrower (a) whose Total Assets at the last day of the most recent Test Period (when taken together with the Total Assets of the Restricted Subsidiaries of such Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period (when taken together with the gross revenues of the Restricted Subsidiaries of such Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), Domestic Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) when combined with Foreign Subsidiaries and CFC Holdcos the equity interests of which are Excluded Assets solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) comprise in the aggregate more than (when taken together with the

Total Assets of the Restricted Subsidiaries of such Subsidiaries at the last day of the most recent Test Period) 7.5% of Total Assets of the Borrower and the Restricted Subsidiaries as of the last day of the most recent Test Period or more than (when taken together with the gross revenues of the Restricted Subsidiaries of such Subsidiaries for such Test Period) 7.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such Subsidiaries (to the extent applicable).
“Maturity Date” means the fifth anniversary of the Closing Date.
“Maximum Credit” means, at any time, the sum of the Revolving Commitments of all the Lenders in effect at such time. The Maximum Credit as of the Closing Date is $225,000,000.
“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of Cash or Deposit Account balances, an amount equal to 105% of the amount of the Obligation with respect to which such Cash Collateral will be or has been provided and pledged and (b) otherwise, an amount determined by Administrative Agent and Issuing Bank in their sole discretion.
“Maximum Rate” has the meaning specified in Section 10.11.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“Net Proceeds” means:
(1)    with respect to any Asset Sale or any Casualty Event, the aggregate cash and Cash Equivalents received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale or Casualty Event, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable Law, brokerage and sales commissions, title insurance premiums, related search and recording charges, survey costs and mortgage recording tax paid in connection therewith, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale or Casualty Event by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Sale or Casualty Event, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement, amounts required to be applied to the repayment of principal, stipulated loss value, premium, if any, and interest on Indebtedness (other than the Obligations and Indebtedness secured by Liens that are expressly subordinated to the Liens securing the Obligations, but in any event including the Equipment Lease Obligations (as defined in the Collateral Trust Agreement)) secured by a Lien on such assets and required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed the greater of $15.0 million and 10.0% of Consolidated EBITDA; and
(2)    (a) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, any Permitted Equity Issuance by the Borrower or any Parent Company or any contribution to the common equity capital of the Borrower, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all taxes paid or reasonably estimated to be payable, and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, in each case by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (b) with respect to any Permitted Equity Issuance by any Parent Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.
    “Net Recovery Percentage” means, with respect to any category of Eligible Inventory, the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the expected recovery on the aggregate amount of the applicable category of Eligible Inventory at such time on a “going out of business” basis, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets, all as set forth in the most recent Inventory appraisal received by the Administrative Agent in accordance with this Agreement, and (b) the denominator of which is the original cost of the aggregate amount of the applicable category of Eligible Inventory subject to such appraisal (it being understood that different categories of Eligible Inventory may have different Net Recovery Percentages). The Net Recovery Percentage with respect to any category of Eligible Inventory shall be the percentage calculated using the expected recovery identified with respect to such category of Eligible Inventory in the most recent Inventory appraisal report received by the Administrative Agent in accordance with this Agreement.
“New Revolving Loan Commitments” as defined in Section 2.15.
“New Revolving Loan Lender” as defined in Section 2.15
“New Revolving Loans” as defined in Section 2.15.

“Non-Consenting Lender” has the meaning specified in Section 3.07.
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.
“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.
“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Borrower and the Restricted Subsidiaries.
“Note” means a Revolving Loan Note or a Swing Line Note.
“Notice” means a Funding Notice, an Issuance Notice, or a Conversion/ Continuation Notice. Any Notice shall be executed by an Responsible Officer of Borrower in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the close of business on the date that the telephonic notice is given. In the event of a discrepancy between the telephone notice and the written Notice, the written Notice shall govern. In the case of any Notice that is irrevocable once given, if Borrower provides telephonic notice in lieu thereof, such telephone notice shall also be irrevocable once given. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly Responsible Officer or other person authorized on behalf of the Borrower or for otherwise acting in good faith.
“Notice of Intent to Cure” has the meaning specified in Section 8.04.
     “Obligations” means all obligations of every nature of each Loan Party arising under any Loan Document or otherwise with respect to the Facility, including obligations from time to time owed to Agents (including former Agents), Issuing Bank, Swing Line Lender, Lenders or any of them and Lender Counterparties, under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, all Designated Hedge Obligations, all Designated Cash Management Services Obligations, fees, expenses, indemnification or otherwise, excluding, with respect to any Guarantor, Excluded Swap Obligations with respect to such Guarantor.
Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document. For the avoidance of doubt, with respect to the Intercreditor Agreements, the Obligations shall not include obligations owing to the Term Agent, the Specified Pari Passu Lien Debt Representative, the Trustee (as defined in the Collateral Trust Agreement in effect on the date hereof) or any Debt Representative in respect of Additional Pari Passu Lien Debt (as defined in the Collateral Trust Agreement in effect on the date hereof).

Notwithstanding the foregoing, (a) unless otherwise agreed to by the Borrower and any applicable Lender Counterparty (and subject to the Termination Conditions, if applicable), the obligations of Holdings, the Borrower or any Subsidiary under any Designated Hedge Agreement or Designated Cash Management Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of the holders of Designated Hedge Obligations or Designated Cash Management Services Obligations.
“OFAC” has the meaning specified in Section 5.17.
“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower or any other Person, as the case may be.
“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person.
“OID” means original issue discount.
“Opinion of Counsel” means a written opinion reasonably acceptable to the Administrative Agent from legal counsel. Counsel may be an employee of or counsel to the Borrower or the Administrative Agent.
“ordinary course of business” means activity conducted in the ordinary course of business of the Borrower and any Restricted Subsidiary.
“Organizational Documents” means
(1)    with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(2)    with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and
(3)    with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Osceola” means the City of Osceola, Arkansas.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes described in paragraph (1) of the definition of “Excluded Taxes” that are imposed with respect to an assignment (other than an assignment made pursuant to Section 10.07).

“Outstanding Amount” means the outstanding principal amount of Loans after giving effect to any borrowings or repayments of Loans occurring on such date.
“Overadvances” has the meaning specified in Section 2.10.
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower (for the avoidance of doubt (x) in the case of the Borrower, including Holdings and (y) in the case of Holdings, including Top Parent), as applicable.
“Pari Collateral Agent” means U.S. Bank National Association, in its capacity as “Collateral Agent” under the Collateral Trust Agreement, together with its permitted successors and assigns in such capacity.
“Pari Passu Lien Obligations” has the meaning assigned to “Fixed Asset Pari Passu Lien Obligations” in the ABL Intercreditor Agreement.
“Pari Passu Secured Debt Cap” means, as of any date of determination, an amount equal to (a) $400.0 million, plus (b) the product of (i) the CapEx Equity proceeds received since the Closing Date through and including such date of determination multiplied by (ii) two.
“Participant Register” has the meaning specified in Section 10.07(7).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.
“Perfection Certificate” has the meaning specified in the Security Agreement.
“Permitted Acquisition” has the meaning specified in clause (3) of the definition of “Permitted Investments.”
“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (in each case excluding assets included in the Borrowing Base) and cash or Cash Equivalents between the Borrower or any Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received in connection with a Permitted Asset Swap that constitutes an Asset Sale must be applied in accordance with the Term Credit Agreement or ABL Intercreditor Agreement, as applicable.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantially equivalent derivative transaction) on the Borrower’s common equity purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the

Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.
“Permitted Discretion” means a determination made by the Administrative Agent in the exercise of its reasonable credit judgment (from the perspective of a secured asset-based lender) and in accordance with customary business practices for comparable secured asset-based lending transactions.
“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any Parent Company.
“Permitted Holder” means (1) any of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided that in the case of any such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have, directly or indirectly, beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Borrower and (2) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Borrower or any Parent Company.
“Permitted Indebtedness” means Indebtedness permitted to be incurred in accordance with Section 7.02.
“Permitted Investments” means:
(1)    any Investment in any Loan Party (including guarantees of obligations of the Guarantors);
(2)    any Investment(s) in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;
(3)    (a) any Investment by the Borrower or any Restricted Subsidiary in any Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business, or in a business unit, line of business or division of such Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary (and in the event such Investment was made by a Loan Party, becomes a Loan Party) or (ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets or assets constituting such business unit, line of business or division in which such Investment was made, as applicable, to, or is liquidated into, the Borrower or a Restricted Subsidiary (and in the event such Investment was made by a Loan Party, such amalgamation, merger, consolidation, transfer or conveyance is made to a Guarantor) (a “Permitted Acquisition”); provided that immediately after giving pro forma effect to any such Investment, (x) no Event of Default will have occurred and be continuing and (y) the Specified Investment Payment Conditions shall be satisfied with respect thereto; and
(b)    any Investment held by such Person described in the preceding clause (a); provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4)    any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made in accordance with Section 7.04 or any other disposition of assets not constituting an Asset Sale;
(5)    any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each of the foregoing cases with respect to any such Investment or binding commitment in effect on the Closing Date in excess of $5.0 million, as set forth on Schedule 7.05, or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted hereunder;
(6)    any Investment by the Borrower or any Restricted Subsidiary:
(a)    in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Borrower or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);
(b)    in satisfaction of judgments against other Persons;
(c)    as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or
(d)    as a result of the settlement, compromise or resolution of (i) litigation, arbitration or other disputes or (ii) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;
(7)    Hedging Obligations permitted under Section 7.02(b)(11);
(8)    any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding not to exceed (as of the date such Investment is made) the greater of (a) $40.0 million and (b) 25% of Consolidated EBITDA of the Borrower determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis) so long as on a pro forma basis after giving effect to such Investment, the Specified Investment Payment Conditions shall be satisfied with respect thereto;
(9)    Investments the payment for which consists of, or are funded by the sale of, Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company or are funded from cash equity contributions to the capital of the Borrower; provided that such Equity Interests, the proceeds from the sale of any such Equity Interests and such contributions to the capital of the Borrower will not increase the amount available for Restricted Payments under clause (3) of Section 7.05(a);

(10)    (a) guarantees of Indebtedness permitted under Section 7.02, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, and (b) the creation of Liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 7.01;
(11)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.07(b) (except transactions described in clauses (2), (6), (10), (16) or (23) of such Section);
(12)    Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(13)    Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (i) $40.0 million and (ii) 25.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis) so long as on a pro forma basis after giving effect to such Investment, the Specified Investment Payment Conditions shall be satisfied with respect thereto;
(14)    [reserved];
(15)    loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants, independent contractors and members of management not in excess of $2.0 million outstanding at any one time, in the aggregate, so long as on a pro forma basis after giving effect to such Investment, the Specified Investment Payment Conditions shall be satisfied with respect thereto;
(16)    loans and advances to employees, directors, officers, members of management, independent contractors and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, including pursuant to Management Services Agreements, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management, independent contractors and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Borrower or any Parent Company;
(17)    advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by the Borrower or any Restricted Subsidiary;
(18)    any Investment in any Subsidiary Guarantor in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;
(19)    Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;
(20)    Investments made in the ordinary course of business or consistent with industry practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(21)    Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;
(22)    the purchase or other acquisition of any Indebtedness of the Borrower or any Restricted Subsidiary to the extent not otherwise prohibited hereunder;
(23)    Investments in Unrestricted Subsidiaries or joint ventures, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, without giving effect to the sale of an Unrestricted Subsidiary or joint venture to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed (as of the date such Investment is made) the greater of (i) $20.0 million and (ii) 15.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis) so long as on a pro forma basis after giving effect to such Investment, the Specified Investment Payment Conditions shall be satisfied with respect thereto;
(24)    Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;
(25)    any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable Law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;
(26)    any Investment, constituting Indebtedness, by the Borrower or a Subsidiary Guarantor in a Restricted Subsidiary that is not a wholly-owned Subsidiary, the net proceeds of which are used by such Restricted Subsidiary to make any Capital Expenditure for the purpose of increasing the earnings capacity in such Restricted Subsidiary, in a Similar Business; provided that (i) such Investment is secured by a first priority Lien on all of the assets and property of such Restricted Subsidiary that would constitute ABL Priority Collateral if such Restricted Subsidiary were a Guarantor (prior to all Liens on such assets and property that would constitute Term Priority Collateral if such property or assets were Collateral) and (ii) the assets and property of such Restricted Subsidiary (other than assets and property that would constitute Term Priority Collateral if such assets and property were Collateral) are not otherwise subject to any Lien other than Permitted Restricted Subsidiary Liens;
(27)    Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;
(28)    [reserved];
(29)    acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of any Parent Company, the Borrower, or any Subsidiary of the Borrower in connection with such director’s, officer’s, employee’s consultant’s or independent contractor’s acquisition of Equity Interests of the Borrower or any direct or indirect parent of the Borrower, to the extent no cash is actually advanced by the Borrower or any Restricted Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;
(30)    Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 7.04;
(31)    Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;
(32)    loans and advances to any direct or indirect parent of the Borrower in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such parent in accordance with Section 7.05 at such time, such Investment being treated for purposes of the applicable clause of Section 7.05, including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;
(33)    any other Investments if on a pro forma basis after giving effect to such Investment, the Specified Investment Payment Conditions shall be satisfied with respect thereto; and
(34)    Permitted Bond Hedge Transactions.
“Permitted Liens” means, with respect to any Person:
(1)    Liens created pursuant to any Loan Document;
(2)    Liens, pledges or deposits made in connection with:
(a)    workers’ compensation laws, unemployment insurance, health, disability or employee benefits or other social security laws or similar legislation or regulations,
(b)    insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) insurance carriers providing property, casualty or liability insurance or otherwise supporting the payment of items set forth in the foregoing clause (a) or
(c)    bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash, Cash Equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;

(3)    Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction, mechanics’ or other similar Liens, or landlord Liens specifically created by contract (a) for sums not yet overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or (b) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(4)    Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or not yet payable or not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
(5)    Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or bankers acceptance issued, and completion guarantees provided, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;
(6)    survey exceptions, encumbrances, covenants, conditions, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person;
(7)    Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued pursuant to clause (5), (7), (14), (15) or (16) of Section 7.02(b); provided that:
(a)    Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (14) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of Refinancing Indebtedness), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (5) or (14) of Section 7.02(b);
(b)    [reserved];
(c)    Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (5) extend only to the assets so purchased, constructed, replaced, leased or improved and proceeds and products thereof; provided further that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty;
(d)    Liens securing obligations in respect of Indebtedness permitted to be incurred pursuant to clause (15) are solely on acquired property or the assets of the acquired entity and any such Liens on ABL Priority Collateral are subordinated to the Liens on ABL Priority Collateral securing Obligations and subject to the terms of the ABL Intercreditor Agreement; and
(e)    Liens securing obligations in respect of Indebtedness permitted to be incurred pursuant to such clause (15), after giving pro forma effect to such Indebtedness secured by such Lien and the application of the net proceeds therefrom, the Senior Secured Net Leverage Ratio for the most recently ended Test Period preceding the date on which such additional Indebtedness is incurred after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, would (a) be no less than the Senior Secured Net Leverage Ratio immediately prior to giving effect to such incurrence of Indebtedness secured by such Lien or (b) not exceed 2.50 to 1.00; provided any such Liens on ABL Priority Collateral are subordinated to the Liens on ABL Priority Collateral securing Obligations and subject to the terms of the ABL Intercreditor Agreement.
(8)    Liens existing, or provided for under binding contracts existing, on the Closing Date, other than Liens securing obligations under the Loan Documents, the Term Facility, the Senior Secured Notes and the related guarantees issued on the Closing Date (provided that any such Lien securing obligations in an aggregate amount on the Closing Date in excess of $5.0 million shall be set forth on Schedule 7.01);
(9)    Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary) and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;
(10)    Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation) and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;
(11)    Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.02;
(12)    Liens securing (x) Hedging Obligations and (y) obligations in respect of Cash Management Services which Liens shall be on non- ABL Priority Collateral unless securing Designated Hedge Obligations or Designated Cash Management Services Obligations;
(13)    Liens on specific items of inventory excluded from the Borrowing Base or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(14)    leases, subleases, licenses or sublicenses (or other agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies or services) that do not either (a) materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness;
(15)    Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;
(16)    Liens in favor of the Borrower or any Guarantor;
(17)    Liens on equipment or vehicles of the Borrower or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;
(18)    [reserved];
(19)    Liens to secure any modification, refinancing, refunding, extension, renewal, replacement or defeasance (or successive modification, refinancing, refunding, extensions, renewals, replacements or defeasances) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clauses (7), (8), (9), (10), (39), (47) or this clause (19) of this definition; provided that: (a) such new Lien will be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) and (b) the Indebtedness, Disqualified Stock or Preferred Stock secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness, Disqualified Stock or Preferred Stock described under such clauses (7), (8), (9), (10), (39), (47) or this clause (19) at the time the original Lien became a Permitted Lien hereunder, plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so modified, refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the modification, extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock; provided, further that that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (7) or (39), the principal amount of any Indebtedness incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (7) or (39) and not this clause (19) for purposes of determining the principal amount of Indebtedness outstanding under clause (7) or (39); provided further that any such Liens on ABL Priority Collateral must be subordinated to the Liens on ABL Priority Collateral securing Obligations and must be subject to the terms of the ABL Intercreditor Agreement ;
(20)    deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(21)    other Liens securing obligations in an aggregate outstanding amount not to exceed (as of the date any such Lien is incurred) the greater of (i) $50.0 million and (ii) 35.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of incurrence of such Lien for the most recently ended Test Period (calculated on a pro forma basis), which shall be subject to the Collateral Trust Agreement and the ABL Intercreditor Agreement;
(22)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(23)    (a) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice, (b) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business or consistent with industry practice and (c) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;
(24)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(7);
(25)    Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry practice and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of setoff) and that are within the general parameters customary in the banking industry;
(26)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;
(27)    Liens that are contractual rights of setoff (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice of the Borrower or any Restricted Subsidiary or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(28)    Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted hereunder;
(29)    any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(30)    Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 7.04;
(31)    ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; provided such ground leases, subleases, licenses or sublicenses, do not materially impair the use of the remainder of the real property;
(32)    Liens in connection with the Specified Sale-Leaseback Transaction and any leasehold mortgage or similar Lien on the associated lease;
(33)    Liens on Capital Stock or other securities of an Unrestricted Subsidiary;
(34)    any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;
(35)    deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business or consistent with industry practice of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;
(36)    rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;
(37)    Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted under this Agreement;
(38)    receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;
(39)    Liens on all or any portion of the Collateral (but no other assets) to secure the Pari Passu Lien Obligations in an amount not to exceed the Pari Passu Secured Debt Cap solely to the extent such Liens are subject to the Collateral Trust Agreement and the

ABL Intercreditor Agreement and provided that such Indebtedness is permitted to be incurred under Section 7.02(b)(2)(ii) and 7.02(b)(3);
(40)    agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;
(41)    Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any Environmental Law;
(42)    Liens disclosed by the title insurance reports or policies delivered on or prior to the Closing Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;
(43)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(44)    restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;
(45)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;
(46)    zoning, building and other similar land use restrictions, including site plan agreements, development agreements and contract zoning agreements; provided that such restrictions and agreements are complied with;
(47)    (a) Liens on the Collateral in favor of the Pari Collateral Agent securing Pari Passu Lien Obligations in respect of the Senior Secured Notes and Guarantees thereof (but excluding any “Additional Notes” under the Senior Secured Notes Indenture and related guarantees), solely to the extent such Liens are subject to the Collateral Trust Agreement and the ABL Intercreditor Agreement;
(48)    Liens on the assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness or other obligations of such Restricted Subsidiaries or any other Restricted Subsidiaries that are not Loan Parties that is permitted by Section 7.02 or otherwise not prohibited by this Agreement;
(49)    Liens on assets of Restricted Subsidiaries that are Foreign Subsidiaries (i) securing Indebtedness and other obligations of such Foreign Subsidiaries or (ii) to the extent arising mandatorily under applicable Law;
(50)    Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or Arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose; and
(51) any Lien contemplated by clause (26) of the definition of “Permitted Investments”.
If any Liens are incurred to secure obligations incurred to refinance obligations initially incurred in reliance on a Basket measured by reference to a percentage of Consolidated EBITDA, and such refinancing would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA will not be deemed to be exceeded to the extent the principal amount of such obligations secured by such newly incurred Lien does not exceed the principal amount of such obligations secured by such Liens being refinanced, plus any accrued and unpaid interest on the Indebtedness (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness), any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock.
For purposes of this definition, the term “Indebtedness” will be deemed to include interest and other obligations payable on and with respect to such Indebtedness.
“Permitted Ratio Debt” has the meaning specified in Section 7.02(a).
“Permitted Restricted Subsidiary Liens” means clauses (2) through (6), (7) (with respect to clauses (5), (7) (14), (15) or (16) of Section 7.02(b); provided that, with respect to such clause (14), only with respect to such clause (5)), (9) through (18), (19) (with respect to clauses (7), (8), (9) and (10)), (20) through (32), (34) through (38), (40), (42) through (47), (51) and (52) of the definition of “Permitted Liens”.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s or a Parent Company’s common equity sold by the Borrower or a Parent Company substantially concurrently with a related Permitted Bond Hedge Transaction.
“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Phase II Project” means any capacity addition, line extension or addition of value-added product facilities, in a Similar Business, at the steel mini-mill located in Mississippi County, Arkansas.
“Phase II Project Costs” means all costs and expenses to be incurred by Holdings, the Borrower or any Restricted Subsidiary in connection with the Development of the Phase II Project, and incurred after the Closing Date, including, without limitation, the purchase of equipment and related services, the training of personnel relating to the Phase II Project, the financing of the Phase II Project, including interest expense incurred during Development, and activities reasonably related thereto.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.
“Platform” has the meaning specified in Section 6.02.
“Pledged Collateral” has the meaning specified in the Security Agreement.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.
“Principal Office” means, for each of Administrative Agent, Swing Line Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Schedule 10.02, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.
“Prior Claims” means all Liens created by applicable law (in contrast with Liens voluntarily granted) (excluding pursuant to the Act 9 Bond Documents) that rank or are capable of ranking prior or pari passu with the Liens of the Collateral Agent created under the Collateral Documents (or similar Liens under applicable law), against all or part of the assets of any Loan Party, including for amounts owing for wages, vacation pay, severance pay, employee source deductions and contributions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, income taxes, VAT, workers’ compensation, unemployment insurance, pension plan or fund obligations (including pension plan deficits) or other statutory deemed trusts or overdue rents.
“Private-Side Information” means any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.
“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders.
“Protective Advance” as defined in Section 2.10(1).
“Public Company Costs” means the initial costs relating to establishing compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Borrower’s or its Restricted Subsidiaries’ initial establishment of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act.
“Public Lender” has the meaning specified in Section 6.02.
“Public-Side Information” means (i) at any time prior to Holdings or any of its Subsidiaries becoming the issuer of any Traded Securities, information that is (a) of a type that would be required by applicable Law to be publicly disclosed in connection with an issuance by

Holdings or any of its Subsidiaries of its debt or equity securities pursuant to a registered public offering made at such time or (b) not material to make an investment decision with respect to securities of Holdings or any of its Subsidiaries (for purposes of United States federal and state securities laws), and (ii) at any time on and after Holdings or any of its Subsidiaries becoming the issuer of any Traded Securities, information that does not constitute material non-public information (within the meaning of United States federal and state securities laws) with respect to Holdings or any of its Subsidiaries or any of their respective securities.
“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.
“Qualified Capital Contribution” means cash equity capital contributions to, or cash proceeds from the issuance of Capital Stock in, Top Parent, which Top Parent, upon receipt, contributes to Holdings, which in turn, upon receipt, contributes to the Borrower as a cash common equity capital contribution to, or common Capital Stock in, the Borrower.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10.0 million at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.
“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
“Qualifying IPO” means the issuance by the Borrower or any Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).
“Quarterly Average Excess Availability” means, for any fiscal quarter, the average for such fiscal quarter of the daily amounts determined as of 5:00 p.m. (New York City time) for each day during such fiscal quarter expressed as a percentage equivalent to a fraction (a) the numerator of which is the Excess Availability at such time and (b) the denominator of which is the Maximum Credit in effect at such time.
“Quarterly Average Facility Utilization” means, for any fiscal quarter, the average for such fiscal quarter of the daily amounts determined as of 5:00 p.m. (New York City time) for each day during such fiscal quarter expressed as a percentage equivalent to a fraction (a) the numerator of which is the sum of (i) the aggregate principal amount of all Revolving Loans outstanding at such time and (ii) the Letter of Credit Usage at such time and (b) the denominator of which is the Maximum Credit in effect at such time.
“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal quarters ended March 31, 2017 and June 30, 2017.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P (or both) does not make a rating on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower that will be substituted for Moody’s or S&P (or both), as the case may be.
“Refinance” has the meaning assigned in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.
“Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”
“Refinancing Indebtedness” means (x) Indebtedness incurred by the Borrower or any Restricted Subsidiary, (y) Disqualified Stock issued by the Borrower or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock, including any Refinancing Indebtedness, so long as:
(1)    the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (a) the principal amount of (or accreted value, if applicable) Indebtedness, the amount of Preferred Stock or the liquidation preference of Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on, or any accrued and unpaid dividends on, such Refinanced Debt, plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or to Refinance such Refinanced Debt (such amounts in clause (b) and (c) the “Incremental Amounts”);
(2)    such Refinancing Indebtedness has a:
(a)    Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and
(b)    final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Maturity Date);
(3)    to the extent such Refinancing Indebtedness Refinances (a) Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such Refinancing constitutes a Restricted Payment permitted by Section 7.05, such Refinancing Indebtedness is subordinated to the Loans or the Guaranty thereof at least to the same extent as the applicable Refinanced Debt or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;
(4)    such Refinancing Indebtedness shall not be guaranteed or borrowed by any Person other than a Person that is so obligated in respect of the Refinanced Debt being Refinanced; and

(5)    such Refinancing Indebtedness shall not be secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property);
provided that Refinancing Indebtedness will not include:
(a)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Borrower;
(b)    Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or
(c)    Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
provided further that (x) clause (2) of this definition will not apply to any Refinancing of any Indebtedness other than Indebtedness incurred under clauses (2), (3) and (32) of Section 7.02(b) (including any successive Refinancings thereof incurred under clause (13) of Section 7.02(b)) and any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in an Investment or acquisition and not created in contemplation thereof), Disqualified Stock and Preferred Stock and (y) Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (2) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (2) of this definition).
“Refunded Swing Line Loans” has the meaning specified in Section 2.02(2)(iv).
“Refunding Capital Stock” has the meaning specified in Section 7.05(b)(2).
“Register” has the meaning specified in Section 2.12.
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Reimbursement Date” has the meaning specified in Section 2.03(4).
“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.
“Related Indemnified Person” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, partners, employees, advisors or successors of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents, trustees and other representatives of such

Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation of this Agreement or the syndication of the Facility. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) the respective directors, officers, partners, employees, advisors, agents, trustees and other representatives of such Person or any of its Affiliates and (c) the successors and permitted assigns of such Person or any of its Affiliates.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into or migration through the Environment.
“Rent Reserve” means, with respect to any real property leased by a Loan Party on which any Inventory is located (other than any such leased real property in respect of which the Administrative Agent shall have received a Collateral Access Agreement executed by the applicable landlord), an amount equal to up to three months’ rental expense for such leased real property less any security deposit or other payment security delivered to the applicable landlord (evidence of which has been provided to Administrative Agent) or such lesser amount approved by the Administrative Agent.
“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.
“Reporting Trigger Date” means the last day of the fiscal quarter ending on or after June 30, 2018 on which Borrower has cumulative Consolidated EBITDA for the period commencing on the Closing Date and ending on the last day of such fiscal quarter that is no less than 90% of the Consolidated EBITDA projected by Borrower for such period as set forth in the projections delivered to the Administrative Agent prior to the Closing Date.
“Required Lenders” means, at any time, Lenders having or holding Revolving Exposure representing more than 50% of the sum of the Revolving Exposure of all the Lenders at such time; provided, that if two (2) or more unaffiliated Lenders exist, then the requirement shall be at least two (2) unaffiliated Lenders having or holding Revolving Exposure representing more than 50% of the sum of the Revolving Exposure of all Lenders at such time; provided, further, that the amount of Revolving Exposure shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure of such Defaulting Lender.
“Reserves” means, collectively, (a) the Rent Reserve, (b) the Designated Pari Cash Management Services Reserves, (c) the Designated Pari Hedge Reserves, (d) the Dilution Reserve, (e) the Royalty Reserve and (f) without duplication (including with respect to any items that are otherwise addressed through eligibility criteria), any and all other reserves that the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including reserves for accrued and unpaid interest on the Obligations, contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves to cover any Prior Claims, reserves for political risks or other risks (including risks of natural disasters) in respect of jurisdictions of customer locations, reserves for warehousemen’s, consignee’s and other bailee’s charges (except, in the case of any warehouseman or other bailees having possession of any Inventory, if such warehouseman or other bailee shall have delivered to the Administrative Agent an executed Collateral Access Agreement pursuant to which, among other things, it shall have waived or subordinated, in a manner reasonably satisfactory to the Administrative Agent, any rights and claims it has to such Inventory for any service charges or other amounts payable to it), reserves for freight charges, reserves for changes in the determination of the saleability or realization values of Inventory, reserves for uninsured, underinsured, unindemnified or underindemnified liabilities or potential liabilities with respect to any litigation, reserves for export or import restrictions, and reserves for Taxes, fees, assessments and other governmental charges) with respect to any Collateral, any Account Debtor or any Loan Party.
“Responsible Officer” means, with respect to a Person, the chief executive officer, chief operating officer, president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions, of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. With respect to any document delivered by a Loan Party on the Closing Date, Responsible Officer includes any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.
“Restricted Investment” means any Investment other than any Permitted Investment(s).
“Restricted Payment” has the meaning specified in Section 7.05.
“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided further that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary.” Wherever the term “Restricted Subsidiary” is used herein with respect to any Subsidiary of a referenced Person that is not the Borrower, then it will be construed to mean a Person that would be a Restricted Subsidiary of the Borrower on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and the Borrower (unless such transaction would include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with this Agreement).
“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit, Swing Line Loans and Protective Advances hereunder, and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 2.01 or in the applicable Assignment and Assumption or Joinder Agreement, as applicable, subject to any increase pursuant to Section 2.15 or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $225,000,000.
“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earlier to occur of (a) the Maturity Date and (b) the date on which all the Revolving Commitments are terminated or permanently reduced to zero pursuant hereto.
“Revolving Exposure” means, with respect to any Lender, Swing Line Lender or Issuing Bank, as applicable, and as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments (or which respect to determining each Lender’s exposure under the Revolving Commitments), the sum of (i) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (ii) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (iii) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (iv) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), (v) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans, and (vi) the aggregate amount of all participations therein by that Lender in any outstanding Protective Advances.
“Revolving Lender” means a Lender having a Revolving Commitment.
“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.01 and/or Section 2.15.
“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Royalty Reserve” means, at any time, a reserve equal to the sum of (a) accrued but unpaid royalties due to third parties for the sale of any Inventory subject to any license of intellectual property plus (b) unpaid royalties due to third parties for finished goods Inventory on hand subject to any license of intellectual property.
“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
“Sale-Leaseback Transaction” means any arrangement providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing. The net proceeds of any Sale-Leaseback Transaction will be determined giving effect to transaction expenses and the tax effect of such transactions (including taxes paid or payable and tax attributes used as a result of such transactions).
“Same Day Funds” means disbursements and payments in immediately available funds.
    “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control or the United States Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in any jurisdictions subject to Sanctions or (c) any Person controlled by any such Person.
“Sanctions” has the meaning specified in Section 5.17.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary secured by a Lien.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Lender Counterparties, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section  9.07.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” means, collectively, the Pledge and Security Agreement executed by the Loan Parties and the Collateral Agent, substantially in the form of Exhibit F, together with supplements or joinders thereto executed and delivered pursuant to Section 6.11.
“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt outstanding as of the last day of such Test Period, minus, the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries on such date that (x) would not appear as “restricted” on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries or (y) are restricted in favor of the Facility or the Pari Passu Lien Obligations to (b) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.
“Senior Secured Notes” means the $600.0 million 7.250% senior secured notes of the Borrower due 2025.
“Senior Secured Notes Indenture” means the Indenture for the Senior Secured Notes, dated as of the date hereof, between the Borrower, the Co-Issuer, U.S. Bank National Association, as trustee (the “Trustee”), and the Pari Collateral Agent, as the same may be amended, modified, supplemented, replaced or refinanced to the extent not prohibited by this Agreement.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Closing Date.
“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrower or any Restricted Subsidiary on the Closing Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses that the Borrower and its Restricted Subsidiaries conduct or propose to conduct on the Closing Date. The Mid-River Terminal, as described on Schedule 1.01(4), is considered to be complementary to the business of the Borrower for purposes of this definition.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date:
(1)    the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise,

(2)    the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured,
(3)    such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and
(4)    such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.
The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.
“Specified Event of Default” means (a) any Event of Default arising under Section 8.01(1) or 8.01(6), (b) any Event of Default arising under Section 8.01(2) from the failure to deliver a Borrowing Base Certificate by the time required hereunder, (c) any Event of Default arising under Section 8.01(4) from any material inaccuracy in any Borrowing Base Certificate, (d) any Event of Default arising from a breach of Section 6.18 and (e) any Event of Default arising under Section 8.01(2) arising from a breach of Section 7.12.
“Specified Investment Payment Conditions” means, at any time of determination with respect to any Investment, the requirement that (a) no Event of Default shall have occurred and be continuing or would arise as a result of such Investment, (b) after giving pro forma effect to such Investment, (i) Excess Availability shall have been greater than the greater of 15% of the Line Cap and $20,000,000 at all times during the period of 30 consecutive days ended on the date of such Investment and (ii) the Fixed Charge Coverage Ratio as of the last day of the most recently ended Test Period (regardless whether a Covenant Period has occurred and is continuing) shall be not less than 1.00 to 1.00; provided, that the provisions of this clause (b)(ii) shall not be applicable if Excess Availability, calculated in accordance with clause (b)(i) hereof, immediately after giving pro forma effect to such Investment, is greater than the greater of 20% of the Line Cap and $25,000,000 and (c) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the Specified Investment Payment Conditions have been satisfied with respect to such Investment and including reasonably detailed calculations demonstrating satisfaction of such requirements.
“Specified Pari Passu Lien Debt” means the Indebtedness incurred pursuant to the Specified Pari Passu Lien Debt Documents.
“Specified Pari Passu Lien Debt Documents” means (a) any indenture, credit agreement or other agreement described in the Collateral Trust Joinder delivered by the Specified Pari Passu Lien Debt Representative governing Funded Debt that constitutes Pari Passu Lien Debt and (b) any other indenture, credit agreement or other agreement entered into subsequent to the delivery of the Collateral Trust Joinder described in clause (a) above governing another Series of Pari Passu Lien Debt (as defined in the Collateral Trust Agreement) for which the Specified Pari Passu Lien Debt Representative maintains the transfer register and is appointed as a representative of the Pari Passu Lien Debt (as defined in the Collateral Trust Agreement) (for purposes related to the administration of the Pari Passu Lien Security Documents (as defined in the Collateral Trust Agreement)) pursuant to such indenture, credit agreement or other agreement and which governs Funded Debt that constitutes Pari Passu Lien Debt.
“Specified Pari Passu Lien Debt Representative” means KfW IPEX-Bank GmbH, whether acting in its own capacity or as agent to the lenders under any Specified Pari

Passu Lien Debt Document or any of its Affiliates, or any other such representative that has been designated as “Specified Pari Passu Lien Debt Representative” by the Borrower in accordance with the Collateral Trust Agreement, that delivers a Collateral Trust Joinder in the form of Exhibit B to the Collateral Trust Agreement.
“Specified Restricted Payment Conditions” means, at any time of determination with respect to any Restricted Payment, the requirement that (a) no Event of Default shall have occurred and be continuing or would arise as a result of such Restricted Payment, (b) after giving pro forma effect to such Restricted Payment, (i) Excess Availability shall have been greater than the greater of 20% of the Line Cap and $20,000,000 at all times during the period of 30 consecutive days ended on the date of such Restricted Payment, and (ii) the Fixed Charge Coverage Ratio as of the last day of the most recently ended Test Period (regardless whether a Covenant Period has occurred and is continuing) shall be not less than 1.00 to 1.00; provided, that the provisions of this clause (b)(ii) shall not be applicable if Excess Availability, calculated in accordance with clause (b)(i) hereof, immediately after giving pro forma effect to such Restricted Payment, is greater than the greater of 25% of the Line Cap and $25,000,000 and (c) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower certifying that all the requirements of the Specified Restricted Payment Conditions have been satisfied with respect to such Restricted Payment and including reasonably detailed calculations demonstrating satisfaction of such requirements.
“Specified Sale-Leaseback Transaction” means any arrangement providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a Governmental Authority in contemplation of such leasing, and which is in connection with the purchase by the Borrower or an Affiliate of industrial development revenue bonds, or similar instruments, of a Governmental Authority and pursuant to which payments of principal, premiums and interest thereon are payable solely from income derived by such Governmental Authority from such leasing arrangement. The Specified Sale-Leaseback Transactions in effect as of the Closing Date are as provided in the Act 9 Bond Documents.
“Specified Transaction” means:
(1)    solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Borrower, in each case, in connection with an acquisition or Investment,
(2)    any designation of operations or assets of the Borrower or a Restricted Subsidiary as discontinued operations (as defined under GAAP),
(3)    any Investment that results in a Person becoming a Restricted Subsidiary,
(4)    any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement,
(5)    any purchase or other acquisition of a business of any Person, or assets constituting a business unit, line of business or division of any Person,
(6)    any Asset Sale (without regard to any de minimis thresholds set forth therein) (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or (b) of a business, business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise,

(7)    any operational changes identified by the Borrower that have been made by the Borrower or any Restricted Subsidiary during the Test Period,
(8)    any borrowing of New Revolving Loans (or establishment of New Revolving Loan Commitments), or
(9)    any Restricted Payment or other transaction that by the terms of this Agreement requires a financial ratio to be calculated on a pro forma basis.
“Sterling” means the lawful currency of the United Kingdom.
“Subordinated Indebtedness” means any Indebtedness of any Loan Party that by its terms is subordinated in right of payment to the Obligations of such Loan Party arising under this Agreement or the Guaranty.
“Subsidiary” means, with respect to any Person:
(1)    any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and
(2)    any partnership, joint venture, limited liability company or similar entity of which:
(a)    more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and
(b)    such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantor” means any Guarantor other than Holdings.
“Successor Borrower” has the meaning specified in Section 7.03(4).
“Successor Holdings” has the meaning specified in Section 7.03(5).
    “Supermajority Lenders” means, at any time, Lenders having or holding Revolving Exposure representing more than 66-2/3% of the sum of the Revolving Exposure of all the Lenders at such time; provided, that if two (2) or more unaffiliated Lenders exist, then the requirement shall be at least two (2) unaffiliated Lenders having or holding Revolving Exposure representing more than 66-2/3% of the sum of the Revolving Exposure of all the Lenders at such time; provided, further that the amount of Revolving Exposure shall be determined with respect to any Defaulting Lender by disregarding the Revolving Exposure of such Defaulting Lender.

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.15(1).
“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation.”
“Swing Line Lender” means Goldman Sachs in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
“Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.02.
“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Swing Line Sublimit” means the lesser of (a) $22,500,000, and (b) the aggregate unused amount of Revolving Commitments then in effect.
“Syndication Agent” means Goldman Sachs Bank USA, in its capacity as syndication agent under this Agreement.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.
“Tax Distributions” has the meaning specified in Section 7.05(b)(14)(b).
“Tax Group” has the meaning specified in Section 7.05(b)(14)(b).
“Tax Indemnitee” as defined in Section 3.01(5).
“Term Agent” means Goldman Sachs Bank USA, in its capacity as the administrative agent under the Term Credit Agreement, and any successor administrative agent permitted pursuant to the terms thereof, hereof and in the ABL Intercreditor Agreement and Collateral Trust Agreement, or any similar agent under any replacement or refinancing of the Term Credit Agreement.
“Term Credit Agreement” means the Credit Agreement, dated as of the date hereof, by and among Borrower, Holdings, certain Subsidiaries of Borrower, as guarantors, the lenders party thereto from time to time, Term Agent, and the other parties thereto, as may be amended, modified, supplemented, refinanced, restated, or replaced in accordance with the terms of the ABL Intercreditor Agreement.
“Term Documents” means the Term Credit Agreement and each other instrument or agreement executed in connection with the Term Credit Agreement (including all security agreements, collateral assignments, mortgages, control agreements or other grants or transfers for security in favor of the Pari Collateral Agent, for the benefit of the holders of the Pari Passu Lien Obligations) and any instrument or agreement executed in connection with any refinancings and replacements thereof to the extent permitted under Section 7.02(b)(2), as each such instrument or agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Term Facility” means any facility provided by the lenders pursuant to the Term Credit Agreement.
“Term Lender” means any “Lender” under (and as defined in) the Term Credit Agreement.
“Term Loan” has the meaning given such term in the Term Credit Agreement.
“Term Obligations” means the “Obligations” (as defined in the Term Credit Agreement).
“Term Priority Collateral” has the meaning assigned to the term “Fixed Asset Priority Collateral” in the ABL Intercreditor Agreement.
“Termination Conditions” has the meaning assigned to such term in Section 9.12(4).
“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which, subject to Section 1.07(1), financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(1) or (2), as applicable; provided that, notwithstanding the foregoing, (a) prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(1) or (2), the Test Period in effect shall be the period of four consecutive full fiscal quarters of the Borrower ended prior to the Closing Date for which financial statements would have been required to be delivered hereunder had the Closing Date occurred prior to the end of such period, (b) solely for purposes of Section 7.12, for the period ending December 31, 2017, the Test Period shall be the period of two consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period), and (c) solely for purposes of Section 7.12, for the period ending March 31, 2018, the Test Period shall be the period of three consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period).
“Threshold Amount” means $25.0 million.
“Top Parent” means Big River Steel Holdings LLC, a Delaware limited liability company.
“Top Parent Pledge Agreement” means that certain ABL Pledge Agreement dated as of the Closing Date by Top Parent in favor of the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Total Assets” means, at any time, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Borrower or such other Person as may be available (as determined in good faith by the Borrower) (and, in the case of any determination relating to any Specified Transaction, on a pro forma basis including any property or assets being acquired in connection therewith).
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, (b) the aggregate principal amount of all outstanding Swing Line Loans and Protective Advances, and (c) the Letter of Credit Usage.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering.
“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Investors, any Parent Company, Holdings, the Borrower or any Restricted Subsidiary in connection with the Transactions, including any expenses in connection with hedging transactions, if any, and the repayment or refinancing of the Closing Date Refinanced Indebtedness.
“Transactions” means, collectively, the funding of the Closing Date Loans, the issuance of Letters of Credit (if any) hereunder on the Closing Date, the closing of the Term Facility and the funding of the Closing Date Term Loans, the issuance of the Senior Secured Notes on the Closing Date, the entry into the related security documents, the consummation of the Closing Date Refinancing and the payment of the Transaction Expenses.
“Treasury Capital Stock” has the meaning assigned to such term in Section 7.05(b)(2)(a).
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the perfection or priority of any Lien on or otherwise with regard to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(4)(b)(iii).
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); and
(2)    any Subsidiary of an Unrestricted Subsidiary.
The Borrower may designate:
(a)    any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:
    (i)    such designation shall be deemed an Investment and such Investment complies with Section 7.05;
    (ii)    each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary); and
    (iii)    immediately after giving effect to such designation, no Event of Default will have occurred and be continuing; and
(b)    any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
    (i)    immediately after giving effect to such designation, no Event of Default will have occurred and be continuing; and
    (ii)    the Borrower could incur at least $1.00 of additional Permitted Ratio Debt.
Any such designation by the Borrower will be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent an Officer’s Certificate certifying that such designation complied with the foregoing provisions. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time.
“U.S. Lender” means any Lender that is not a Foreign Lender.
“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
“Weekly Reporting Period” means each period (a) commencing on any fifth consecutive Business Day when Excess Availability is less than the greater of 15.0% of the Line Cap and $20,000,000 and continuing until the first day thereafter on which Excess Availability shall have been greater than the greater of 15.0% of the Line Cap and $20,000,000 for at least 20 consecutive days (measured from, with respect to the Borrowing Base, the first Borrowing Base Reporting Date with respect to which Excess Availability exceeded the greater of 15.0% of the Line Cap and $20,000,000), (b) commencing on any day when a Specified Event of Default shall have occurred and continuing until the first day thereafter on which no Specified Event of Default shall have existed for at least 20 consecutive days or (c) commencing on any day elected by the Borrower until such later day elected by the Borrower which shall be no earlier than four consecutive weekly periods ending after the commencement of such period.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
(1)    the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment, by
(2)    the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being Refinanced (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable Refinancing will be disregarded.
“wholly owned” or “wholly-owned” means, with respect to any Subsidiary of any Person, a Subsidiary of such Person one hundred percent (100%) of the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law) is at the time owned by such Person or by one or more wholly owned Subsidiaries of such Person.
“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
“Yen” means the lawful currency of Japan.
SECTION 1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(1)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(2)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(3)    References in this Agreement to an Exhibit, Schedule, Article, Section, Annex, clause or subclause refer (a) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (b) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears, in each case as such Exhibit, Schedule, Article, Section, Annex, clause or subclause may be amended or supplemented from time to time.
(4)    The term “including” is by way of example and not limitation.
(5)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(6)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”
(7)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(8)    The word “or” is not intended to be exclusive unless expressly indicated otherwise.
(9)    With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived.
(10)     For purposes of determining compliance with the incurrence of any Refinancing Indebtedness that restricts the amount of such Indebtedness relative to the amount of Refinanced Debt, the Borrower and Restricted Subsidiaries may incur an incremental principal amount of Refinancing Indebtedness in such refinancing to the extent that the excess portion of the Refinancing Indebtedness would otherwise be permitted to be incurred in accordance with this Agreement. For purposes of determining compliance with the incurrence of any Indebtedness under Designated Revolving Commitments in reliance on compliance with any ratio, if on the date such Designated Revolving Commitments are established, the applicable ratio is satisfied after giving pro forma effect to the incurrence of the entire committed amount of then proposed Indebtedness thereunder, then such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with any ratio.
(11)    For purposes hereof, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.
SECTION 1.03Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Unless the context indicates otherwise, any reference to a “fiscal year” or a “fiscal quarter” shall refer to a fiscal year ending December 31 or fiscal quarter ending March 31, June 30, September 30 or December 31 of the Borrower. Any reference to a “fiscal month” shall refer to a calendar month. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of its Subsidiaries at “fair value,” as defined therein.
SECTION 1.04Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.05References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (1) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (2) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06Times of Day and Timing of Payment and Performance. Unless otherwise specified, (1) all references herein to times of day shall be references to New York time (daylight or standard, as applicable) and (2) when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.
SECTION 1.07Pro Forma and Other Calculations.
(1)Notwithstanding anything to the contrary herein, financial ratios and tests, including the Senior Secured Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that notwithstanding anything to the contrary in clauses (2), (3), (4) or (5) of this Section 1.07, when calculating the Fixed Charge Coverage Ratio for purposes of the Financial Covenant (other than for the purpose of determining pro forma compliance with the Financial Covenant), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) (it being understood that for purposes of determining actual compliance (and not pro forma compliance) with the Financial Covenant, the reference to “Test Period” shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to Section 6.01(1) or (2)).
(2)For purposes of calculating any financial ratio or test (or Consolidated EBITDA or Total Assets), Specified Transactions (and, subject to clause (4) below, the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Consolidated EBITDA or Total Assets) shall be calculated to give pro forma effect for such Test Period as if such Specified Transaction had occurred at the beginning of the most recently ended Test Period.
(3)Whenever pro forma effect is to be given to any Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from or relating to any Specified Transaction which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), whether prior to or following the Closing Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (a) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (b) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twenty-four (24) months after the date of such Specified Transaction (or actions undertaken or implemented prior to the consummation of such Specified Transaction), and (c) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.
(4)In the event that (a) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced), (b) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (c) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (d) the Borrower or any Restricted Subsidiary establishes or eliminates any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), in which case such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case will be given effect, as if the same had occurred on the first day of the applicable Test Period) and, in the case of Indebtedness for all purposes as if such Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder throughout such period; provided, however, that at the election of the Borrower, the pro forma calculation will not give effect to any Indebtedness incurred or Disqualified Stock or Preferred Stock issued on such determination date pursuant to the provisions described in Section 7.02(b) (other than Section 7.02(b)(15) or Indebtedness secured pursuant to clause (39) of the definition of Permitted Liens).
(5)If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the Applicable Margin for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower may designate.
(6)Notwithstanding anything to the contrary in this Section 1.07 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.
(7)Any determination of Total Assets shall be made by reference to the last day of the Test Period most recently ended for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) on or prior to the relevant date of determination.
(8)Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating any applicable ratio, Consolidated Net Income or Consolidated EBITDA in connection with the incurrence of Indebtedness, the issuance of Disqualified Stock or Preferred Stock, the creation of Liens, the making of any Asset Sale, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or the repayment of Indebtedness, Disqualified Stock or Preferred Stock, (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (d) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the issuance of Disqualified Stock or Preferred Stock, the creation of Liens, the making of any Asset Sale, the making of an Investment, the making of a Restricted Payment, the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or the repayment of Indebtedness, Disqualified Stock or Preferred Stock, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election,” which LCT Election may be in respect of one or more of clauses (a), (b), (c) and (d) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”; provided, that any test requiring a specified level of Excess Availability shall be made on the date such Limited Condition Transaction is consummated). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock, and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which internal financial statements are available, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default pursuant to Section 8.01(1), or, solely with respect to the Borrower, Section 8.01(6) shall be continuing on the date such Limited Condition Transaction is consummated. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions, unless, other than if an Event of Default pursuant to Section 8.01(1), or, solely with respect to the Borrower, Section 8.01(6), shall be continuing on such date, the Borrower elects, in its sole discretion, to test such ratios and compliance with such conditions on the date such Limited Condition Transaction or related Specified Transactions is consummated. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, Basket availability or compliance with any other provision hereunder (other than actual compliance with the Financial Covenant) on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or the date the Borrower makes an election pursuant to clause (y) of the immediately preceding sentence, any such ratio, Basket or compliance with any other provision hereunder shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock, and the use of proceeds thereof) had been consummated on the LCT Test Date; provided that for purposes of any such calculation of the Fixed Charge Coverage Ratio, Consolidated Interest Expense will be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Borrower in good faith. Notwithstanding anything in this Agreement or any Loan Document to the contrary, if the Borrower or its Restricted Subsidiaries (x) incurs Indebtedness, issues Disqualified Stock or Preferred Stock, creates Liens, makes Asset Sales, makes Investments, makes Restricted Payments, designates any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness, Disqualified Stock or Preferred Stock in connection with any Limited Condition Transaction under a ratio-based Basket and (y) incurs Indebtedness, issues Disqualified Stock or Preferred Stock, creates Liens, makes Asset Sales, Investments or Restricted Payments, designates any as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness, Disqualified Stock or Preferred Stock in connection with such Limited Condition Transaction under a non-ratio-based Basket (which shall occur within five Business Days of the events in clause (x) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based Basket without regard to any such action under such non-ratio-based Basket made in connection with such Limited Condition Transaction.
SECTION 1.08[Reserved].
SECTION 1.09Guaranties of Hedging Obligations. Notwithstanding anything else to the contrary in any Loan Document, no non-Qualified ECP Guarantor shall be required to guarantee or provide security for Excluded Swap Obligations, and any reference in any Loan Document with respect to such non-Qualified ECP Guarantor guaranteeing or providing security for the Obligations shall be deemed to be all Obligations other than the Excluded Swap Obligations.
SECTION 1.10Currency Generally.
(1)The Borrower shall determine in good faith the Dollar equivalent amount of any utilization or other measurement denominated in a currency other than Dollars for purposes of compliance with any Basket. For purposes of determining compliance with any Basket under Article VII or VIII with respect to any amount expressed in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Basket utilization occurs or other Basket measurement is made (so long as such Basket utilization or other measurement, at the time incurred, made or acquired, was permitted hereunder). Except with respect to any ratio calculated under any Basket, any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a Basket previously made in reliance on such Basket (as the same may have been reallocated in accordance with this Agreement) shall be disregarded for purposes of determining any unutilized portion under such Basket.
(2)For purposes of determining the Senior Secured Net Leverage Ratio, the amount of Indebtedness and cash and Cash Equivalents shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.
Article II

The Commitments and Borrowings
SECTION 2.01     Revolving Loans.
(1)Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender agrees to make Revolving Loans to the Borrower in Dollars in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding its Revolving Commitment or (ii) the Total Utilization of Revolving Commitments exceeding the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect. Amounts borrowed pursuant to this Section 2.01(1) that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall terminate on the Revolving Commitment Termination Date.
(2)Borrowing Mechanics for Revolving Loans.
(i)Except pursuant to Section 2.03(4), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided that such Revolving Loans may be in an aggregate amount that is equal to the entire unused balance of the Maximum Credit or that is required to finance the reimbursement of a drawing under a Letter of Credit as contemplated by Section 2.03(4).
(ii)Subject to Section 4.02, whenever Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan; provided that, if such Credit Date is the Closing Date, such Funding Notice may be delivered on the Closing Date with respect to Base Rate Loans and such period shorter than three Business Days as may be agreed by all Lenders with respect to Eurodollar Rate Loans. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

(iii)Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender with reasonable promptness, but (provided Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 3:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.
(iv)Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office of Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Borrower.
SECTION 2.02     Swing Line Loans.
(1)General. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swing Line Lender agrees to make Swing Line Loans to the Borrower in Dollars in an aggregate principal amount at any time outstanding not to exceed the Swing Line Sublimit; provided that no Swing Line Loan shall be made if immediately after giving effect thereto the Total Utilization of Revolving Commitments would exceed the lesser of (i) the Maximum Credit and (ii) the Borrowing Base then in effect. Amounts borrowed pursuant to this Section 2.02 that are repaid or prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Commitment Period.
(2)Borrowing Mechanics for Swing Line Loans.
(i)Swing Line Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
(ii)Subject to Section 4.02, whenever Borrower desire that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 11:00 a.m. (New York City time) on the proposed Credit Date.
(iii)Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower.
(iv)With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.05(1), Swing Line Lender shall, on a weekly or a more frequently than weekly basis when any Swing Line Loan is outstanding, deliver to Administrative Agent (with a copy to Borrower), no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender. Borrower hereby authorizes Administrative Agent and Swing Line Lender to charge Borrower’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Borrower from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.
(v)If for any reason Revolving Loans are not made pursuant to Section 2.02(2)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
(vi)Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Loan Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party; (D) any breach of this Agreement or any other Loan Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from Borrower or the Required Lenders that any of the conditions under Section 4.02 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 4.02 to the making of such Swing Line Loan have been satisfied or waived by the Required Lenders or (C) at a time when any Lender is a Defaulting Lender unless Swing Line Lender has entered into arrangements satisfactory to it and Borrower to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loan, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans in an amount not less than the Minimum Collateral Amount.
(3)Resignation and Removal of Swing Line Lender. Swing Line Lender may resign as Swing Line Lender upon 30 days prior written notice to Administrative Agent, Lenders and Borrower. Swing Line Lender may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Swing Line Lender (provided that no consent will be required if the replaced Swing Line Lender has no Swing Line Loans outstanding) and the successor Swing Line Lender. Administrative Agent shall notify the Lenders of any such replacement of Swing Line Lender. At the time any such replacement or resignation shall become effective, (i) Borrower shall prepay any outstanding Swing Line Loans made by the resigning or removed Swing Line Lender, (ii) upon such prepayment, the resigning or removed Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (iii) Borrower shall issue, if so requested by the successor Swing Line Lender, a new Swing Line Note to the successor Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions. From and after the effective date of any such replacement or resignation, (x) any successor Swing Line Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement with respect to Swing Line Loans made thereafter and (y) references herein to the term “Swing Line Lender” shall be deemed to refer to such successor or to any previous Swing Line Lender, or to such successor and all previous Swing Line Lenders, as the context shall require.
SECTION 2.03     Issuance of Letters of Credit and Purchase of Participations Therein.
(1)Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit at the request and for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to Issuing Bank; (iii) immediately after giving effect to such issuance the Total Utilization of Revolving Commitments shall not exceed the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) 10

Business Days prior to the Maturity Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; (vi) in no event shall any commercial Letter of Credit have an expiration date later than the earlier of (1) 10 Business Days prior to the Maturity Date and (2) the date which is 180 days from the date of issuance of such commercial Letter of Credit; (vii) in no event shall a commercial Letter of Credit be issued unless Issuing Bank has agreed in writing to issue commercial Letters of Credit pursuant to this Section 2.03 and such commercial Letter of Credit is otherwise acceptable to Issuing Bank, in each case in its sole discretion; (viii) in no event shall any Letter of Credit be issued if the issuance thereof would violate one or more provisions of any applicable law, rule, or regulation or one or more policies of Issuing Bank applicable to letters of credit; (xi) after giving effect to such issuance, in no event shall the Letter of Credit Usage for all Letters of Credit issued by any Issuing Bank exceed the Issuing Bank Sublimit for such Issuing Bank; and (x) each Letter of Credit shall be in form and substance reasonably satisfactory to Issuing Bank and issued in accordance with Issuing Bank’s standard operating procedures. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice from Administrative Agent, or any Lender that any condition set forth in Section 4.02 is not satisfied; provided further, if any Lender is a Defaulting Lender, Issuing Bank shall not be required to issue any Letter of Credit or extend the expiry date or increase the amount of any outstanding Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by Cash Collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage in an amount not less than the Minimum Collateral Amount.
(2)Notice of Issuance. Subject to Section 4.02, whenever the Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent and a designated Issuing Bank an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby Letters of Credit) or five Business Days (in the case of commercial Letters of Credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. At the request of Issuing Bank, the Borrower shall also complete and submit to Issuing Bank the standard letter of credit application of Issuing Bank. Upon satisfaction or waiver of the conditions set forth in Section 4.02, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment to a Letter of Credit, Issuing Bank shall promptly notify the Administrative Agent thereof and Administrative Agent shall notify each Lender with a Revolving Commitment of such issuance or amendment which notice shall be accompanied by a copy of such Letter of Credit or amendment.
(3)Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit so as to ascertain whether they appear on their face to be substantially in accordance with the terms and conditions of such Letter of Credit. As between the Borrower and Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank or any proceeds thereof, by the respective beneficiaries, transferees and assignees of letter of credit proceeds of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible to any Loan Party, any Agent, any Lender or any other party hereto for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance (or amendment) of any Letter of Credit, any drawing under any Letter of Credit or any consent to the amendment or cancellation of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer any Letter of Credit or assign the proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary, transferee or assignee of letter of credit proceeds of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; or (ix) errors in translation. Nothing in the previous sentence shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with any Letter of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith (i.e., honesty in fact), shall not give rise to any liability on the part of Issuing Bank to any Loan Party, any Agent, any Lender or any other party hereto. Notwithstanding anything to the contrary contained in this Section 2.03(3), Borrower shall retain any and all rights it may have against Issuing Bank for any liability for direct damages (as opposed to punitive, exemplary, consequential or punitive damages) arising solely out of the gross negligence or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(4)Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall promptly notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, the proceeds of which are so received, together with interest calculated as per Section 2.08(6). Nothing in this Section 2.03(4) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.03(4).
(5)Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.03(4), Issuing Bank shall promptly notify each Lender with a Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date on which it is so notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.03(5), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for the first three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.03(5) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section 2.03(5) in the event that it is determined by a final, non-appealable judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.03(5) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.03(5) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Schedule 10.02 or at such other address as such Lender may request.
(6)Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.03(4) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Loan Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(7)Indemnification. Without duplication of any obligation of Borrower under Section 10.04 or 10.05, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages and losses, and all reasonable and documented costs, charges and out-of-pocket expenses (including reasonable and documented fees, out-of-pocket expenses and disbursements of outside counsel (limited to one outside counsel per applicable jurisdiction and, in the case of a conflict of interest where the Person affected by such conflict informs Borrower of such conflict and thereafter retains its own counsel, of another outside counsel per applicable jurisdiction for such affected person)) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of the gross negligence, bad faith or willful misconduct of Issuing Bank as determined by a final, non-appealable judgment of a court of competent jurisdiction (including in connection with the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it), or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
(8)Cash Collateralization. If any Event of Default shall occur and be continuing, on the day that the Borrower receives notice from the Administrative Agent referred to in Section 8.02, the Borrower shall deposit in a deposit account in the name of the Administrative Agent, for the benefit of the Issuing Banks and the Lenders, Cash Collateral in an amount equal to 105% of the Letter of Credit Usage as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default specified in Section 8.01(6). The Borrower also shall deposit Cash Collateral in accordance with this Section 2.03(8) as and to the extent required by Sections 2.05(3) and 2.16. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such deposit account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Funds in such account shall, notwithstanding anything to the contrary in the Collateral Documents, be applied by the Administrative Agent to reimburse the Issuing Banks for honored drawings under Letters of Credit for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Usage at such time or, if the maturity of the Loans has been accelerated (but subject to in the case of any such application at a time when any Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining Cash Collateral shall be less than the aggregate Fronting Exposure), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide Cash Collateral as a result of the occurrence of an Event of Default, such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower promptly after all Events of Default have been cured or waived and the Administrative Agent shall have received a certificate from an Responsible Officer of the Borrower to that effect. If the Borrower is required to provide Cash Collateral pursuant to Section 2.05(3), such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Total Utilization of Revolving Commitments would not exceed the lesser of (i) the Maximum Credit and (ii) the Borrowing Base then in effect and no Default or Event of Default shall have occurred and be continuing. If the Borrower is required to provide Cash Collateral pursuant to Section 2.16, such Cash Collateral (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, no Issuing Bank shall have any Fronting Exposure and no Default or Event of Default shall have occurred and be continuing.

(9)Resignation and Removal of Issuing Bank. An Issuing Bank may resign as Issuing Bank upon 60 days prior written notice to Administrative Agent, Lenders and Borrower. An Issuing Bank may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Issuing Bank (provided that the replaced Issuing Bank shall not be required to execute or deliver any written agreement if the replaced Issuing Bank has no Letters of Credit or reimbursement obligations with respect thereto outstanding; provided, further, that Borrower shall promptly notify Issuing Bank upon the execution and delivery of any such written agreement by the parties thereto) and the successor Issuing Bank. Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement or resignation shall become effective, Borrower shall (A) pay all unpaid fees and other amounts accrued for the account of the replaced Issuing Bank and (B) Cash Collateralize or replace any existing Letters of Credit or cause a bank or other financial institution acceptable to the replaced Issuing Bank to issue backstop letters of credit (naming the replaced Issuing Bank as the beneficiary thereof and otherwise in form and substance satisfactory to the replaced Issuing Bank) in respect of existing Letters of Credit, in each case on terms satisfactory to the replaced Issuing Bank. From and after the effective date of any such replacement or resignation, (i) any successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement or resignation of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto to the extent that Letters of Credit issued by it remain outstanding and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement or resignation, but shall not be required to issue additional Letters of Credit.
SECTION 2.04     Pro Rata Shares; Availability of Funds.
(1)Pro Rata Shares. All Loans shall be made, and all participations in Letters of Credit, Swing Line Loans and Protective Advances shall be purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby. Any request for a Letter of Credit shall be issued by the Issuing Bank designated by the Borrower subject to its Issuing Bank Sublimit and the conditions set forth in Sections 2.03 and 4.02, it being understood that no Issuing Bank shall be responsible for any default by any other Issuing Bank in its obligation to issue a Letter of Credit requested hereunder.
(2)Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Overnight Rate for three Business Days and thereafter at the Base Rate. In the event that (i) Administrative Agent declines to make a requested amount available to Borrower until such time as all applicable Lenders have made payment to Administrative Agent, (ii) a Lender fails to fund to

Administrative Agent all or any portion of the Loans required to be funded by such Lender hereunder prior to the time specified in this Agreement and (iii) such Lender’s failure results in Administrative Agent failing to make a corresponding amount available to Borrower on the Credit Date, at Administrative Agent’s option, such Lender shall not receive interest hereunder with respect to the requested amount of such Lender’s Loans for the period commencing with the time specified in this Agreement for receipt of payment by Borrower through and including the time of Borrower’s receipt of the requested amount. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.04(2) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
SECTION 2.05     Prepayments.
(1)Optional Prepayments.
(i)Any time and from time to time:
(a)with respect to Base Rate Loans (other than any Swing Line Loan or Protective Advance), Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount;
(b)with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and
(c)with respect to Swing Line Loans or Protective Advances, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000, and in integral multiples of $100,000 in excess of that amount.
(ii)All such prepayments shall be made:
(a)upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;
(b)upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and
(c)upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans or Protective Advances;
in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Revolving Loans to each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.13.

(2)Optional Commitment Reductions.
(i)Borrower may, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Maximum Credit exceeds the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.
(ii)Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.
(3)Mandatory.
(a)Reductions of Revolving Exposure. In the event and on each occasion that the Total Utilization of Revolving Commitments at such time exceeds the lesser of (A) the Maximum Credit and (B) the Borrowing Base then in effect, the Borrower shall, subject to Section 2.10, prepay Swing Line Loans and Revolving Loans (or, if no such Loans or Borrowings are outstanding, deposit Cash Collateral in accordance with Section 2.03(8)) in an aggregate amount equal to such excess.
(b)Cash Dominion Period. Upon the commencement and during the continuance of a Cash Dominion Period, (i) the Administrative Agent shall instruct each depositary bank of any Loan Party that is party to a Control Agreement to transfer on each Business Day (or with such other frequency as shall be specified by the Administrative Agent) to an Administrative Agent Account all funds then on deposit in the deposit accounts subject to such Control Agreement; and (ii) on each Business Day immediately following the day of receipt by the Administrative Agent of any funds pursuant to a transfer referred to in clause (i) above or pursuant to a prepayment pursuant to clause (a) above, the Administrative Agent shall apply all funds so received first, to prepay any outstanding Protective Advances and Overadvances; second, to prepay any outstanding Swing Line Loans; third, to prepay any outstanding Revolving Loans (without a corresponding reduction in Revolving Commitments); fourth, to Cash Collateralize any outstanding Letter of Credit Usage in accordance with Section 2.03(8) and, following such application thereof, shall remit the remaining funds so received, if any, to the Borrower; provided that upon the occurrence and during the continuance of an Event of Default, all funds so received shall be applied in accordance with Section 8.03 (and, pending such application, may be held as Cash Collateral). The Loan Parties hereby direct the Administrative Agent to apply the funds as so specified and authorize the Administrative Agent to determine the order of application of such funds as among the individual Loans and items of Letter of Credit Usage. For the avoidance of doubt, funds used to reduce outstanding amounts may be reborrowed, subject to satisfaction of the conditions set forth in Section 4.02 and the other terms hereof.
(c)Notice and Certificate. Prior to or concurrently with any mandatory prepayment pursuant to Section 2.05(3)(a), the Borrower (i) shall notify the Administrative Agent (and, in the case of a prepayment of a Swing Line Loan, the Swing Line Lender) of such prepayment and (ii) shall deliver to the Administrative Agent a certificate of an Responsible

Officer of the Borrower setting forth the calculation of the amount of the applicable prepayment or reduction. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid and may be given by telephone or in writing (and, if given by telephone, shall promptly be confirmed in writing). Promptly following receipt of any such notice (other than a notice relating solely to the Swing Line Loans), the Administrative Agent shall advise the Lenders of the details thereof. Each mandatory prepayment of any Loan shall be allocated among the Lenders holding Loans comprising such Loan in accordance with their Pro Rata Shares.
(d)All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.04.
SECTION 2.06     Conversion/Continuation.
(1)Subject to Article III hereof, and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:
(i)to convert at any time all or any part of any Revolving Loan equal to $2,000,000 and integral multiples of $500,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 3.04 in connection with any such conversion; or
(ii)upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $2,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.
    In the event any Loan shall have been converted or continued in accordance with this Section 2.06 in part, such conversion or continuation shall be allocated ratably, in accordance with their Pro Rata Shares, among the Lenders holding the Loans comprising such Loan, and the Loans comprising each part of such Loan resulting from such conversion or continuation shall be considered a separate Loan. This Section 2.06 shall not apply to Swing Line Loans or Protective Advances, which may not be converted or continued.
(2)Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
SECTION 2.07     Repayment of Loans. The Borrower shall repay (a) to the Administrative Agent, for the account of the Lenders, the then unpaid principal amount of each Revolving Loan on the Maturity Date; (b) to the Swing Line Lender the then unpaid principal amount of each Swing Line Loan on the earlier of (i) the Maturity Date and (ii) demand for payment thereof made to the Borrower by the Swing Line Lender; and (c) to the Administrative Agent the then unpaid principal amount of each Protective Advance on the earlier of (i) the Maturity Date and (ii) demand for payment thereof made to the Borrower by the Administrative Agent; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Protective Advances that were outstanding on the date such Revolving Loan was requested.
SECTION 2.08     Interest.
(1)Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
(i)in the case of Revolving Loans:
(a)if a Base Rate Loan (including each Swing Line Loan and each Protective Advance), at the Base Rate plus the Applicable Margin; or
(b)if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin; and
(ii)in the case of Swing Line Loans and any Protective Advances, at the Base Rate plus the Applicable Margin.
(2)The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan and any Protective Advances which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.
(3)In connection with Eurodollar Rate Loans there shall be no more than five Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof to Borrower and each Lender.
(4)Interest payable pursuant to Section 2.08(1) shall be computed (i) in the case of Base Rate Loans on the basis of a 360-day year (or, in the case of Base Rate Loans determined by reference to the “Prime Rate,” a 365-day or 366-day year, as applicable), as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a

Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
(5)Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date; and (iv) in the case of any Protective Advance or any interest accrued in accordance with Section 2.10, on demand; (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans.
(6)Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.
(7)Interest payable pursuant to Section 2.08(6) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.08(6), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.03(5) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.
(8)Default Interest. Upon the occurrence and during the continuance of a Specified Event of Default, the principal amount of all past due Loans outstanding and, to the extent permitted by applicable law, any interest payments on the past due Loans or any fees or other past due amounts owed in respect of the Obligations, shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable past due Loans (or, in the case of any such fees and other past due amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.08(8) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent, Issuing Bank, Swing Line Lender or any Lender.
(9) Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
SECTION 2.09     Fees.
(1)Borrower agrees to pay to Lenders having Revolving Exposure:
(i)commitment fees equal to such Lender’s Pro Rata Share of (A) the excess, determined as of the close of business on such day, of (1) the Maximum Credit over (2) the aggregate principal amount of all outstanding Revolving Loans and the Letter of Credit Usage, multiplied by (B) the Applicable Commitment Fee Rate on such day; and
(ii)letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, multiplied by (2) the average aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
All fees referred to in this Section 2.09(1) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
(2)Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:
(i)a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and
(ii)such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
(3)All fees referred to in Section 2.09(1) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Maturity Date.
(4)Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts and at the times specified in the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(5)In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

SECTION 2.10     Protective Advances and Overadvances.
(1)General. Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time during the Revolving Commitment Period, in the Administrative Agent’s sole discretion (but without any obligation to) (i) after the occurrence of a Default or an Event of Default or (ii) at any time that any of the other conditions precedent set forth in Section 4.02 would not be satisfied, to make loans to the Borrower in Dollars on behalf of the Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (C) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees and expenses as described in Section 10.04) and other sums payable under the Loan Documents (any such loans are herein referred to as “Protective Advances”); provided that no Protective Advance shall be made if immediately after giving effect thereto (x) the aggregate principal amount of the outstanding Protective Advances, together with any outstanding Overadvances, would exceed an amount equal to 10% of the Borrowing Base in effect at the time of the making of such Protective Advance or (y) the Total Utilization of Revolving Commitments would exceed the Maximum Credit. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall constitute Obligations for all purposes hereof and the other Loan Documents and shall be Guaranteed and secured as provided in the Loan Documents. All Protective Advances shall be Base Rate Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent may at any time (i) request, on behalf of the Borrower, the Lenders to make, subject to satisfaction of the conditions precedent set forth in Section 4.02, Base Rate Revolving Loans to repay any Protective Advance or (ii) require the Lenders to acquire participations in any Protective Advance as provided in Section 2.10(2). The Administrative Agent shall endeavor to notify the Borrower promptly after the making of any Protective Advance.
(2)Lenders’ Participations in Protective Advances. The Administrative Agent may by written notice given to each Lender not later than 1:00 p.m. (New York City time) on any Business Day require the Lenders to purchase, in accordance with their Pro Rata Shares, participations in all or a portion of the Protective Advances outstanding, together with accrued interest thereon. Such notice shall specify the aggregate amount of the Protective Advance or Protective Advances in which Lenders will be required to participate and such Lender’s Pro Rata Share of such Protective Advance or Protective Advances and the accrued interest thereon. Each Lender shall make available an amount equal to such Lender’s Pro Rata Share of such Protective Advance or Protective Advances, and the accrued interest thereon, not later than 12:00 p.m. (New York City time) on the first Business Day following the date of receipt of such notice, by wire transfer of same day funds in Dollars to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. In the event that any Lender fails to make available for the account of the Administrative Agent any payment referred to in the preceding sentence, the Administrative Agent shall be entitled to recover such amount on demand from such Lender, together with interest thereon for three Business Days at the rate customarily used by the Administrative Agent for the correction of errors among banks and thereafter at the Base Rate. In order to evidence the purchase of participations under this Section 2.10(2), each Lender agrees to enter at the request of the Administrative Agent into a participation agreement in form and substance reasonably satisfactory to the Administrative Agent. In the event the Lenders shall have purchased participations in any Protective Advance pursuant to this Section 2.10(2), the Administrative Agent shall promptly distribute to each Lender that has paid all amounts payable by it under this Section 2.10(2) with respect to such

Protective Advance such Lender’s Pro Rata Share of all payments subsequently received by the Administrative Agent from or on behalf of the Borrower in respect of such Protective Advance; provided that any such payment so distributed shall be repaid to the Administrative Agent if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Protective Advance pursuant to this Section 2.10(2) shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Protective Advance.
(3)Obligations Absolute. The obligations of the Lenders under Section 2.10(2) shall be unconditional and irrevocable and shall be paid and performed strictly in accordance with the terms hereof under all circumstances, notwithstanding (i) the existence of any claim, set off, defense or other right that the Borrower or any Lender may have at any time against the Administrative Agent or any other Person or, in the case of any Lender, against the Borrower, whether in connection herewith, with the transactions contemplated herein or with any unrelated transaction, (ii) any adverse change in the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower or any Subsidiary, (iii) any breach hereof or of any other Loan Document by any party thereto, (iv) any Default or Event of Default and (v) any other event or condition whatsoever, whether or not similar to any of the foregoing.
(4)Overadvances. If at any time the outstanding Revolving Loans cause the Total Utilization of Revolving Commitments to exceed the Borrowing Base then in effect (an “Overadvance”), the excess amount shall, subject to this Section 2.10, be immediately due and payable by the Borrower on demand by the Administrative Agent. The Administrative Agent in its sole discretion may require the Lenders to honor requests for Overadvances and to forbear from requiring the Borrower to cure an Overadvance, (i) when an Event of Default is continuing as long as (A) the Overadvance does not continue for more than thirty (30) consecutive days and after an Overadvance has been repaid, no additional Overadvance shall exist until thirty (30) days after such repayment, (B) the Overadvance, together with any outstanding Protective Advances, would not exceed an amount equal to 10% of the Borrowing Base in effect at the time of the making of such Overadvance and (C) the Total Utilization of Revolving Commitments would not exceed the Maximum Credit. In no event shall Overadvances be required that would cause the Total Utilization of Revolving Commitments to exceed the Maximum Credit. The Administrative Agent’s authorization to require the Lenders to honor requests for Overadvances and to forbear from requiring the Borrowers to cure an Overadvance may be revoked at any time by the Required Lenders by written notice to the Administrative Agent. All Overadvances shall constitute Obligations secured by the Collateral and shall be entitled to all benefits of the Loan Documents. No Overadvance shall result in an Event of Default due to a Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. The Administrative Agent agrees to use its commercially reasonable best efforts to promptly notify the Lenders of the issuance of an Overadvance Loan; provided, that the Administrative Agent shall have no liability for any failure to provide any such notice.
SECTION 2.11Evidence of Indebtedness.
(1)Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Subject to Section 2.12, any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

SECTION 2.12Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lenders, but not any information with respect to such other Lenders’ Loans)) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments and the Loans in accordance with the provisions of Section 10.07, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan. The Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.12, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
(2)Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.07) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan or Swing Line Loan, as the case may be.
SECTION 2.13Payments Generally.
(1)Subject to Section 3.01, all payments to be made by the Borrower hereunder shall be made in Dollars without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Principal Office for payment and in Same Day Funds not later than 12:00 p.m., New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Any payments under this Agreement that are made later than 12:00 p.m., New York time, shall be deemed to have been made on the next succeeding Business Day (but the Administrative Agent may extend such deadline for purposes of computing interest and fees (but not beyond the end of such day) in its sole discretion whether or not such payments are in process).
(2)Borrower hereby authorizes Administrative Agent to charge any of the Borrower’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder or under any other Loan Document (subject to sufficient funds being available in its accounts for that purpose).
(3)Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(4)Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date, or in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m., New York time, on the date of such Borrowing, any payment is required to be made by it to the Administrative Agent hereunder (in the case of the Borrower, for the account of any Lender hereunder or, in the case of the Lenders, for the account of the Borrower hereunder), that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:
(a)if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Rate from time to time in effect; and
(b)if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount, or cause such amount to be paid, to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.13 shall be conclusive, absent manifest error.
(c)If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or fund any participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
(e)Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03 (or otherwise expressly set forth herein). If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans then owing to such Lender.
SECTION 2.14Sharing of Payments. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as Cash Collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and amounts payable in respect of participations in Swing Line Loans, Protective Advances or Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.14 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.
SECTION 2.15Incremental Facilities. Borrower may by written notice to Administrative Agent elect to request, prior to the Revolving Commitment Termination Date, an increase to the existing Revolving Commitments in an aggregate amount not to exceed $125,000,000 during the term of this Agreement (any such increase, the “New Revolving Loan Commitments”). Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which Borrower proposes that the New Revolving Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent or such shorter period of time as consented to by Administrative Agent (B) the amount of the New Revolving Loan Commitments (which amount shall be at least $5,000,000) and (C) the identity of each Lender or other Person that is an

Eligible Assignee (each, a “New Revolving Loan Lender”) to whom Borrower proposes any portion of such New Revolving Loan Commitments be allocated and the amounts of such allocations; provided that Administrative Agent may elect or decline to arrange such New Revolving Loan Commitments in its sole discretion and any Lender approached to provide all or a portion of the New Revolving Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment; provided, further, that, if the consent of the Administrative Agent, each Issuing Bank and each Swing Line Lender would be required pursuant to the terms of Section 10.07, each Lender and other Person that the Borrower proposes to become a New Revolving Loan Lender must be reasonably acceptable to Administrative Agent, each Issuing Bank and each Swing Line Lender (the consent of each of the Administrative Agent, each Issuing Bank and each Swing Line Lender not to be unreasonably withheld, conditioned or delayed). Such New Revolving Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Specified Event of Default shall exist at the time of, or result after giving effect to, such Increased Amount Date by giving effect to such New Revolving Loan Commitments; (2) the New Revolving Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, the New Revolving Loan Lender, and Administrative Agent, and each of which shall be recorded in the Register and each New Revolving Loan Lender shall be subject to the requirements set forth in Section 3.01(3); (3) Borrower shall make any payments required pursuant to Section 3.04 in connection with the New Revolving Loan Commitments; and (4) Borrower shall deliver or cause to be delivered any legal opinions, mortgage amendments (including updated and increased title insurance amount), notes or other documents reasonably requested by Administrative Agent in connection with any such transaction.
On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Loan Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.
Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders, and (z) in the case of each notice to any Revolving Loan Lender, the respective interests in such Revolving Loan Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section 2.15.
The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans; provided that if the Borrower determines to increase the Applicable Margin or fees payable in respect of the New Revolving Loan Commitments, such increase shall be permitted if the Applicable Margin or fees payable in respect of all Revolving Commitments and Revolving Loans shall be increased to equal such Applicable Margin or fees payable in respect of the New Revolving Loan Commitments; provided further that the Borrower at its election may pay arrangement, upfront or closing fees with respect to any New Revolving Loan Commitments without paying such fees with respect to the existing Revolving Commitments.

New Revolving Loan Commitments shall become Commitments under this Agreement pursuant to an amendment to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each New Revolving Loan Lender providing such New Revolving Loan Commitments and the Administrative Agent. Such amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15. In connection with any such amendment, Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such New Revolving Loan Commitments are provided with the benefit of the applicable Loan Documents.
SECTION 2.16Defaulting Lenders.
(1)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.10 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent (including, for the avoidance of doubt, amounts owing in respect of any Protective Advance) hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to Issuing Bank or Swing Line Lender hereunder; third, to Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16(2)(b); fourth, as Borrower may request (so long as no Default or Event of Default shall have occurred and be continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16(2)(b); sixth, to the payment of any amounts owing to the Lenders, Issuing Bank or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, Issuing Bank or Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default shall have occurred and be continuing, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its Pro Rata Share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, or such Loans are Protective Advances, such payment shall be applied solely to pay the Loans of, and reimbursement obligations with respect to Letters of Credit, Swing Line Loans and Protective Advances owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement or participation obligations with respect to Letters of Credit, Swing Line Loans and Protective Advances owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.16(1)(b)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(1)(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)Certain Fees.
(i)No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); provided such Defaulting Lender shall be entitled to receive fees pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender only to extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16(2)(b).
(ii)With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (i) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit, Swing Line Loans or Protective Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iii)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit, Swing Line Loans and Protective Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) in the case of any Protective Advance, such Protective Advance is made in compliance with Section 2.10(1), (y) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (z) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.25, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(iv)Repayment of Swing Line Loans and Protective Advances; Cash Collateral. If the reallocation described in Section 2.16(1)(b)(iii) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (A) first, prepay Protective Advances in an amount equal to the Administrative Agent’s Fronting Exposure in respect of Protective Advances, (b) second, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (C) Cash Collateralize the Issuing Banks’ Fronting Exposures in accordance with Section 2.16(2)(b).
(2)Defaulting Lender Cure. If Borrower, Administrative Agent and each Swing Line Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting

Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Protective Advances to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.16(1)(b)(iii)), and if Cash Collateral has been posted with respect to such Defaulting Lender, the Administrative Agent will promptly return or release such Cash Collateral to Borrower, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
(a)New Swing Line Loans/Protective Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that the participations therein will be fully allocated among Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and the Defaulting Lender shall not participate therein, (ii) no Issuing Bank shall be required to issue, extend or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.16(2)(b), and (iii) each Protective Advance will be fully allocated among Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and the Defaulting Lender shall not participate therein.
(b)Cash Collateral. At any time that there shall exist a Defaulting Lender, promptly following the written request of Administrative Agent or Issuing Bank (with a copy to Administrative Agent) Borrower shall Cash Collateralize Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.16(1)(b)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(i)Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of Issuing Bank, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and Issuing Bank as herein provided (other than any Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(ii)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iii)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.16 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by Administrative Agent and Issuing Bank that there exists excess Cash Collateral; provided that, (x) subject to the other provisions of this Section 2.16, the Person providing Cash Collateral and Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations, and (y) Cash Collateral shall not be released during the continuance of a Default or Event of Default; provided further that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(c)Lender Counterparties. So long as any Lender is a Defaulting Lender, such Lender shall cease to be a Lender Counterparty with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.
SECTION 2.17Reserves.(a) Notwithstanding anything in this Agreement to the contrary, the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease any Reserves (such change in Reserves, a “Change”) (including Reserves with respect to Hedging Agreements and Designated Cash Management Services Agreements); provided that (i) the Administrative Agent shall have provided the Borrower at least three Business Days’ prior written notice of any such establishment or material increase of any Reserves (which notice shall include a reasonably detailed description of such Reserve being established or increased); provided that no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized; and (ii) the circumstances, conditions, events or contingencies existing or arising prior to the Closing Date and disclosed or known to the Administrative Agent shall not be the basis for any establishment or modification of any Reserves after the Closing Date, unless (x) such Reserves relate to Taxes or (y) such circumstances, conditions, events or contingencies shall have changed in any material adverse respect since the Closing Date; provided, further, that the Administrative Agent may not implement reserves with respect to matters which are already specifically reflected in the eligibility standards for Eligible Accounts and Eligible Inventory.
(b)    The amount of the Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve and shall be based upon its consideration as to any factor, event, condition or other circumstance which the Administrative Agent reasonably determines: (i) will or could reasonably be expected to adversely affect the quantity, quality, mix or value of any ABL Priority Collateral, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount which the Secured Parties would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, (ii) will or could reasonably be expected to result in a Default or an Event of Default or (iii) could arise as a result of any collateral report or financial information delivered to the Administrative Agent by the Borrower or any Person on behalf of thereof being incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, factors already included in or tested by the definition of Eligible Accounts and Eligible Inventory, and any other criteria including: (A) changes after the Closing Date in any concentration of risk with respect to Eligible Accounts or Eligible Inventory from the concentration of risk set forth in the field examinations and collateral audits conducted prior to the Closing Date and (B) any other factors arising after the Closing Date that affect or that could reasonably be expected to affect the credit risk of lending to the Borrower on the security of the ABL Priority Collateral.
(c)    Upon the notification of any Change, the Administrative Agent shall be available to discuss such Change, and the Borrower and its Restricted Subsidiaries may take such action as may be required so that the event, condition, circumstance or new fact that is the basis for such Change no longer exists. In no event shall such notice and opportunity limit the right of the Administrative Agent to make a Change, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition, other circumstance or new fact that is the basis for such Change no longer exists or has otherwise been adequately addressed by the Borrower or its Restricted Subsidiaries.
(d)    Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts” or “Eligible Inventory” and vice versa, or reserves or criteria deducted in computing the cost or fair market value or book value of any Eligible Accounts or any Eligible Inventory and vice versa.

Article III

Taxes, Increased Costs Protection and Illegality
SECTION 3.01     Taxes.
(1)Defined Terms. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.
(2)Except as required by applicable Law, all payments by or on account of any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made without deduction or withholding for any Taxes.
(3)If any Loan Party or any other applicable withholding agent is required (as determined in the good faith discretion of an applicable withholding agent) by applicable Law to make any deduction or withholding on account of any Taxes from any sum paid or payable by or on account of any Loan Party to or for the account of any Lender or Agent under any of the Loan Documents:
(a)the applicable Loan Party shall use commercially reasonable efforts to notify the Administrative Agent of any such requirement or any change in any such requirement as soon as practicable after such Loan Party becomes aware of it; provided that any failure to provide such notification shall not affect the applicable payee’s indemnification rights hereunder;
(b)the applicable Loan Party or other applicable withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for such Loan Party’s account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable);
(c)if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-

Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 3.01), such Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and
(d)within thirty days after the due date of payment of any Tax which it is required by clause (b) above to pay (or as soon as reasonably practicable thereafter), the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.
(4)Status of Lender. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with such properly completed and executed documentation as is pre-scribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitle-ment of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document, in each case as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (4)(a), (b)(i) through (iv) and (c) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each such Lender shall, whenever any such documentation (including any specific documentation required below in this Section 3.01(4)) it previously delivered becomes obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and Administrative Agent in writing of its legal ineligibility to do so.
Without limiting the foregoing:
(a)Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower and the Administrative Agent) two properly completed and duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(b)Each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming eligibility for the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and duly executed copies of IRS

Form W-8BEN (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments un-der any Loan Document, properly completed and duly executed copies of IRS Form W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, and, in each case, such other documentation as required under the Code,
(ii)properly completed and duly executed copies of IRS Form W-8ECI (or any successor forms),
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) properly completed and duly executed certificates substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) or Section 881(c)(3)(B) of the Code, as applicable, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and, as applicable, that the portfolio interest is not contingent interest within the meaning of Section 871(h)(4) of the Code (any such certificate, a “United States Tax Compliance Certificate”) and (B) properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),
(iv)to the extent a Foreign Lender is not the beneficial owner (for example, where such Foreign Lender is a partnership or a participating Lender), properly completed and duly executed copies of IRS Form W-8IMY (or any successor forms) of such Foreign Lender, accompanied by an IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, United States Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 and any other required information or certification documents (or any successor forms) from each beneficial owner, as applicable (provided that, if a Lender is a partnership (and not a participating Lender) and if one or more beneficial owners are claiming the portfolio interest exemption, a United States Tax Compliance Certificate substantially in the form of Exhibit H-4 may be provided by such Foreign Lender on behalf of each such beneficial owner), or
(v)properly completed and duly executed copies of any other documentation prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(c)If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph (c), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s regarded owner and, as applicable, such Lender.
Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(4).
(5)Without duplication of other amounts payable by the Borrower pursuant to Section 3.01(3), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(6)The Loan Parties shall, jointly and severally, indemnify a Lender or the Administrative Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee on or attributable to any payment under or with respect to any Loan Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01) (other than any penalties determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Tax Indemnitee), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority (the Taxes described in this paragraph (6), the “Indemnified Taxes”); provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, such Tax Indemnitee will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 3.01(8)) so long as such efforts would not, in the sole determination of such Tax Indemnitee, result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to such Tax Indemnitee. A certificate as to the amount of such payment or liability delivered by the Tax Indemnitee (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.
(7)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(7) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (7).
(8)If and to the extent that any party determines, in its sole discretion (exercised in good faith), determines that it has received a refund (whether received in cash or applied as a credit against any other cash Taxes payable) of any Taxes in respect of which it has received indemnification payments or additional amounts under this Section 3.01, then such indemnified party shall pay to the relevant indemnifying party the amount of such refund, net of all out-of-pocket expenses of the indemnified party (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the indemnifying party, upon the request of the indemnified party, agrees to repay the amount paid over by the indemnified party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the indemnified party to the extent the indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(8), in no event will the indemnified party be required to pay any amount to an indemnified party pursuant to this Section 3.01(8) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require an indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any indemnifying party or any other Person.
(9)The agreements in this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement, and the payment, satisfaction or discharge of the Loans and all other amounts payable hereunder.
SECTION 3.02     Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, (1) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (2) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (a) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
SECTION 3.03     Inability to Determine Rates. If the Administrative Agent (in the case of clause (1) or (2) below) or the Required Lenders (in the case of clause (3) below) reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that
(1)Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan,
(2)adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or
(3)the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
SECTION 3.04     Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.
(1)Increased Costs Generally. If any Change in Law shall:
(a)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (which term shall include Issuing Banks for purposes of this Section 3.04);
(b)subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 3.01 and any Excluded Taxes); or
(c)impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender that is not otherwise accounted for in the definition of “Eurodollar Rate” or this clause (1);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(1) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.
(2)Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(2) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.
(3)Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (1) or (2) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
SECTION 3.05     Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:
(1)any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(2)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or
(3)any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07; including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.
SECTION 3.06     Matters Applicable to All Requests for Compensation.
(1)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.
(2)Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(3) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.
(3)Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders, as applicable, are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.
(4)Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Sections 3.01 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01 or 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 3.07     Mitigation Obligations; Replacement of Lenders under Certain Circumstances.
(1)If (a) any Lender requests compensation under Section 3.04 or (b) a Loan Party is required to pay any Non-Excluded Taxes or Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, then such Lender shall (at the request of the applicable Loan Party) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Loan Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(2)If (a) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (b) the Borrower is required to pay any Non-Excluded Taxes or Other Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (c) any Lender is a Non-Consenting Lender or (d) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent,
(a)require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (2)(c) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver, or amendment, as applicable) and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)    Borrower may not make such election with respect to any Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or secured with Cash Collateral in the Minimum Collateral Amount;
(ii)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(4);
(iii)such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iv)    such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to all, or a portion, as applicable, of such Lender’s Commitment and outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;
(v)    the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification and confidentiality provisions under this Agreement, which shall survive as to such assigning Lender;
(vi)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(vii)    such assignment does not conflict with applicable Laws; and
(viii)    the Lender that acts as Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.11, or
(b)terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans held by such Lender as of such termination date; provided that in the case of any such termination of the Commitment of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable consent, waiver or amendment of the Loan Documents and such termination shall, with respect to clause (3) above, be in respect of all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment.
In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans/Commitments and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 3.08     Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.
Article IV

Conditions Precedent
SECTION 4.01     Conditions on Closing Date. The obligation of each Lender to make Loans hereunder is subject to satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:
(1)The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in .pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (other than in the case clause (1)(e) below):
(a)a Funding Notice, if applicable;
(b)executed counterparts of this Agreement and the Guaranty;
(c)a Note for each Lender which requests a Note at least three (3) Business Days prior to the Closing Date;
(d)certificates of good standing from the secretary of state of the state of organization of each Loan Party and Top Parent, customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party and Top Parent certifying true and complete copies of the Organizational Documents attached thereto and evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and/or the other Loan Documents to which such Loan Party or Top Parent is a party or is to be a party on the Closing Date;
(e)a customary legal opinion from (i) Baker & Hostetler LLP, counsel to the Loan Parties, and (ii) each local counsel to the Loan Parties listed on Schedule 4.01(1)(e) in the jurisdictions indicated on such schedule;
(f)a certificate of a Responsible Officer certifying that the conditions set forth in Sections 4.01(6), 4.01(7), 4.01(8) and 4.01(13) have been satisfied;
(g)a solvency certificate from a Financial Officer of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I;
(h)a Borrowing Base Certificate which reflects the results of the Closing A/R Field Examination and the Closing Inventory Appraisal;
(i)a letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and the Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date, if applicable;
(2)The Collateral Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in .pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:
(a)each Collateral Document set forth on Schedule 4.01(2)(a) required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party that is party thereto, together with (subject to Section 6.13(2)):
(i)    certificates, if any, representing the Pledged Collateral that is certificated common equity of Holdings, the Borrower and the Loan Parties’ Subsidiaries (other than Excluded Subsidiaries) accompanied by undated transfer powers executed in blank; provided that this condition shall be deemed satisfied upon delivery to the Pari Collateral Agent as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement, if applicable; and
(ii)    evidence that all UCC-1 financing statements in the appropriate jurisdiction or jurisdictions for each Loan Party and Top Parent that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been provided for, and arrangements for the filing thereof in a manner reasonably satisfactory to the Administrative Agent shall have been made;
(3)The Arrangers shall have received the Annual Financial Statements and the Quarterly Financial Statements.
(4)[reserved].
(5)The Administrative Agent shall have received at least two (2) Business Days prior to the Closing Date all documentation and other information in respect of the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been reasonably requested in writing by it at least ten (10) Business Days prior to the Closing Date.

(6)The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(7)No Default shall exist or would result from the proposed Borrowing on the Closing Date or from the application of the proceeds therefrom.
(8)Since December 31, 2016, no change, event or circumstance shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.
(9) On or prior to the Closing Date, the Borrower shall have obtained (a) public corporate credit ratings from each of Moody’s and S&P and (b) public credit ratings for the Term Loans and Senior Secured Notes from each of Moody’s and S&P.
(10)Each of the Collateral Trust Agreement, the ABL Intercreditor Agreement and the Grant Clawback Agreement shall have been fully executed by each of the parties thereto.
(11)All fees and expenses (in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower)) required to be paid hereunder on the Closing Date shall have been paid, or shall be paid substantially concurrently with any initial Borrowing on the Closing Date.
(12) (a) The Borrower shall have issued the Senior Secured Notes and funded the Term Loan under the Term Facility and (b) the Closing Date Refinancing shall have been consummated and (c)(x) Holdings shall have received at least $62.7 million from the issuance Preferred Stock (on terms reasonably acceptable to the Administrative Agent) to an Investor and (y) Holdings shall have contributed such proceeds to the Borrower as cash common Equity Interests.
(13)After giving effect to the Transactions, the Borrower shall have Excess Availability in excess of $90.0 million.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 4.02     Conditions to Borrowings after Closing Date. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit (or, at Borrower’s request, to amend any Letter of Credit to extend its term or increase its amount), on any Credit Date after the Closing Date is subject to the following conditions precedent:
(1)The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to

“materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(2)No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds therefrom.
(3)After making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Line Cap then in effect;
(4)Either (a) the Administrative Agent shall have received a Funding Notice in accordance with the requirements hereof or (b) on or before the date of issuance of any Letter of Credit, Administrative Agent and Issuing Bank shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.
(5)Each Funding Notice submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(1), (2) and (3) have been satisfied on and as of the date of the applicable Borrowing.
(6)If any proposed Credit Extension would trigger a Covenant Period that did not then exist or otherwise be made during a Covenant Period, the Administrative Agent shall have received within one (1) Business Day prior to such request a Compliance Certificate demonstrating (with detailed calculations) that the Fixed Charge Coverage Ratio (calculated for purposes of demonstrating compliance with Section 7.12) is no less than 1.00:1.00 based on the most recent financial statements delivered pursuant to Section 6.01.
In addition, solely to the extent the Borrower has delivered to the Administrative Agent a Notice of Intent to Cure pursuant to Section 8.04, no request for a Credit Extension shall be honored after delivery of such notice until the applicable Cure Amount specified in such notice is actually received by the Borrower. For the avoidance of doubt, the preceding sentence shall have no effect on the continuation or conversion of any Loans outstanding.
Article V

Representations and Warranties
The Borrower and, in respect of Sections 5.01, 5.02, 5.04, 5.06, 5.13 and 5.17 only, Holdings, represent and warrant to the Administrative Agent and the Lenders, at the time of each Credit Extension (solely to the extent required to be true and correct for such Credit Extension pursuant to Article IV):
SECTION 5.01     Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its respective Restricted Subsidiaries:
(1)is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction),
(2)has all corporate or other organizational power and authority to (a) own or lease its assets and carry on its business as currently conducted and (b) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party,

(3)is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification,
(4)is in compliance with all applicable Laws orders, writs, injunctions and orders (including the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”)); and
(5)has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted;
except in each case referred to in the preceding clauses (2)(a), (3), (4) or (5), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.02     Authorization; No Contravention.
(1)The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.
(2)None of the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party will:
(a)contravene the terms of any of such Person’s Organizational Documents;
(b)result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or
(c)violate any applicable Law;
except with respect to any breach, contravention or violation (but not creation of Liens) referred to in the preceding clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.03     Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for:
(1)filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties,
(2)the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement), and

(3)those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.04     Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto or thereto, as applicable. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.
SECTION 5.05     Financial Statements; No Material Adverse Effect.
(1)The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date(s) thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.
(2)Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
(3)The forecasts of consolidated balance sheets and statements of income of the Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until no earlier than the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time the forecasts are delivered, it being understood that:
(a)no forecasts are to be viewed as facts,
(b)all forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties or the Investors,
(c)no assurance can be given that any particular forecasts will be realized and
(d)actual results may differ and such differences may be material.
SECTION 5.06     Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.
SECTION 5.07     Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) there are no strikes or other labor disputes against the Borrower or the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing and (2) hours worked by and payment made based on hours worked to employees of each of the Borrower or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.
SECTION 5.08     Ownership of Property; Liens. Each Loan Party and each of its respective Restricted Subsidiaries has good and valid record title in fee simple to, or good and valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Permitted Liens and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.09     Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each Loan Party and each of its Restricted Subsidiaries and their respective operations and properties is in compliance with all applicable Environmental Laws; (b) each Loan Party and each of its Restricted Subsidiaries has obtained and maintained all Environmental Permits required to conduct their operations; (c) none of the Loan Parties or any of their respective Restricted Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim in writing or Environmental Liability; (d) none of the Loan Parties or any of their respective Restricted Subsidiaries or predecessors has treated, stored, transported or Released Hazardous Materials at or from any currently or formerly owned, leased or operated real estate or facility except for such actions that were in compliance with Environmental Law; and (e) to the knowledge of any Loan Party or any Restricted Subsidiary, there are no occurrences, facts, circumstances or conditions which could reasonably be expected to give rise to an Environmental Claim.
SECTION 5.10     Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Restricted Subsidiaries has timely filed all Tax returns and reports required to be filed, and have timely paid all Taxes (including satisfying its withholding tax obligations under applicable Law) due and payable by it (whether or not shown in a Tax return), except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP.
There is no Tax assessment, deficiency or other claim against any Loan Party or any of its Restricted Subsidiaries that is currently pending or that has been proposed in writing by any Governmental Authority except (i) those being actively contested by a Loan Party or such Restricted Subsidiary in good faith and by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (ii) those which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
SECTION 5.11     ERISA Compliance.
(1)Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.
(2) No ERISA Event has occurred or is reasonably expected to occur; and
(b)none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
except, with respect to each of the foregoing clauses of this Section 5.11(2), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(3)The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount, which, if all of such Pension Plans were terminated, would result in a Material Adverse Effect.

(4)Except where noncompliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, and (b) none of Holdings, the Borrower or any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.
SECTION 5.12Subsidiaries.
(1)As of the Closing Date, after giving effect to the Transactions, all of the outstanding Equity Interests in the Borrower and its Restricted Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable, and all Equity Interests that constitute Collateral owned by Top Parent in Holdings, by Holdings in the Borrower, and by the Borrower or any Subsidiary Guarantor in any of their respective Subsidiaries are owned free and clear of all Liens of any person except (a) those Liens created under the Collateral Documents and (b) any nonconsensual Permitted Lien.
(2)As of the Closing Date, Schedule 5.12 sets forth:
(a)the name and jurisdiction of organization of each Subsidiary, and
(b)the ownership interests of Top Parent in Holdings, of Holdings in the Borrower and of the Borrower and any Subsidiary of the Borrower in each Subsidiary, including the percentage of such ownership.
SECTION 5.13Margin Regulations; Investment Company Act.
(a)As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.
(b)No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.
SECTION 5.14Disclosure. As of the Closing Date, none of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Borrower or any Subsidiary Guarantor to any Agent or any Lender on or prior to the Closing Date in connection with the Transactions, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Closing Date); it being understood that for purposes of this Section 5.14, such written information and written data shall not include any projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.
SECTION 5.15Intellectual Property; Licenses, etc. The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how, database rights and other intellectual property rights (collectively, “IP Rights”) that to the knowledge of the Borrower are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any Subsidiary of the Borrower as currently conducted does not infringe upon, dilute, misappropriate or violate any IP Rights held by any Person except for such infringements, dilutions, misappropriations or violations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 5.16Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and the Subsidiaries, on a consolidated basis, are Solvent.
SECTION 5.17USA PATRIOT Act; Anti-Terrorism Laws. To the extent applicable, each of Holdings, the Borrower and the Restricted Subsidiaries are in compliance, in all material respects, with (i) the USA PATRIOT Act, and (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto. Neither Holdings, the Borrower nor any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower or any of the Restricted Subsidiaries, is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) (“Sanctions”). No proceeds of the Loans will be used by Holdings, the Borrower or any Restricted Subsidiary directly or, to the knowledge of the Borrower, indirectly, for the purpose of financing activities of or with any Person, or in any country, that, at the time of such financing, is the subject of any Sanctions administered by OFAC, except to the extent licensed or approved by OFAC or otherwise not prohibited under Sanctions.
SECTION 5.18Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents and subject to limitations set forth in the Collateral and Guarantee Requirement, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent (or the Pari Collateral Agent as bailee for the Collateral Agent pursuant to the ABL Intercreditor Agreement, if applicable) of any Pledged Collateral required to be delivered pursuant hereto or the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, perfected and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.
Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, (C) on the Closing Date and until required pursuant to Section 6.13 or 4.01, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01 or (D) any Excluded Assets.

SECTION 5.19Borrowing Base Certificate. At the time of delivery of each Borrowing Base Certificate, each Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account and the inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory.

Article VI

Affirmative Covenants
So long as the Termination Conditions have not been satisfied, the Borrower shall (and, with respect to Sections 6.05(1) and 6.11 only, Holdings shall), and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:
SECTION 6.01     Financial Statements and Borrowing Base Certificate. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in Section 6.02) each of the following:
(1)subject to the immediately succeeding proviso, within ninety (90) days after the end of each fiscal year of the Borrower (or, in the case of the fiscal year ending December 31, 2017, within one hundred twenty (120) days after the end of such fiscal year), commencing with the fiscal year ending December 31, 2017, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, together with related notes thereto and management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Borrower, setting forth in each case in comparative form the figures for the previous fiscal year, in reasonable detail and all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to any qualification as to the scope of such audit (but may contain a “going concern” or like qualification that is due to (i) the impending maturity of the Facility, the Term Facility, the Senior Secured Notes, the Specified Pari Passu Lien Debt or any permitted refinancings thereof, (ii) any anticipated inability to satisfy the Financial Covenant or (iii) an actual Default of the Financial Covenant);
(2)within thirty (30) days after the end of each fiscal month of each fiscal year of the Borrower commencing with the month ending August 31, 2017 (or, after a Reporting Trigger Date, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal month or fiscal quarter, as applicable, and the related (a) consolidated statement of income for such fiscal month or fiscal quarter, as applicable, and for the portion of the fiscal year then ended and (b) consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth, in each case of the preceding clauses (a) and (b), in comparative form the figures for the corresponding fiscal month or fiscal quarter, as applicable, of the previous fiscal year and the corresponding portion of the previous fiscal year (provided that no such comparative information will be required if such comparative data would be for a date or period prior to January 1, 2017), accompanied by an Officer’s Certificate stating that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with management’s discussion and analysis describing results of operations in the form customarily prepared by management of the Borrower;
(3)within ninety days (90) days after the end of each fiscal year of the Borrower (or, in the case of the fiscal year ending December 31, 2017, within one hundred twenty (120) days after the end of such fiscal year), commencing with respect to the fiscal year ending December 31, 2017, a consolidated budget for the following fiscal year on a quarterly basis as customarily prepared by management of the Borrower for its internal use (including any projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected income, in each case, to the extent prepared by management of the Borrower and included in such consolidated budget), which projected financial statements shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such projected financial statements (it being understood that any such projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material); provided that the requirements of this Section 6.01(3) shall not apply at any time following the consummation of the first public offering of the common equity of any Parent Company after the Closing Date;
(4)simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(1) and 6.01(2), the related unaudited (it being understood that such information may be audited at the option of the Borrower) consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and
(5)promptly following each delivery of the information required pursuant to Section 6.01(1) and 6.01(2) above (but no more frequently than quarterly), commencing with the delivery of information with respect to the fiscal quarter ending September 30, 2017, to use commercially reasonable efforts to participate in a conference call for Lenders to discuss the financial position and results of operations of the Borrower and its Subsidiaries for the most recently ended fiscal period for which financial statements have been delivered; provided, that if the Borrower is holding a conference call open to the public to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently ended fiscal period for which financial statements have been delivered pursuant to Sections 6.01(1) or 6.01(2) above, the Borrower will not be required to hold a second, separate call for the Lenders so long as the Lenders are provided access to such initial conference call and the ability to ask questions thereon.
(6)as soon as available, but in any event within 20 days (or, during any Weekly Reporting Period, within three Business Days) after each Borrowing Base Reporting Date, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base and the Excess Availability as of such Borrowing Base Reporting Date, in each case signed by a Financial Officer of the Borrower and accompanied by the supporting documentation required in connection therewith as set forth on Schedule 6.01.
Notwithstanding the foregoing, the obligations referred to in Sections 6.01(1) and 6.01(2) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any Parent Company or (B) the Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 6.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a parent of the Borrower, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to the Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 6.01(1) (it being understood that such information may be audited at the option of the Borrower), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to any qualification as to the scope of such audit (but may contain a “going concern” or like qualification that is due to (i) the impending maturity of the Facility, the Senior Secured Notes or any permitted refinancings thereof, (ii) any anticipated inability to satisfy the Financial Covenant or (iii) an actual Default of the Financial Covenant).
Any financial statements required to be delivered pursuant to Sections 6.01(1) or 6.01(2) shall not be required to contain all purchase accounting adjustments relating to transaction(s) permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements.
SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.02):
(1)no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(1) and (2), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower commencing with such delivery for the fiscal month ending August 31, 2017; provided, that the calculations under clause (2) of the definition of Compliance Certificate (with respect to the calculation of Fixed Charge Coverage Ratio under the first alternative of such definition) shall commence with the period ending March 31, 2018;
(2)promptly after the same are publicly available, copies of all special reports and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;
(3)promptly after the furnishing thereof, copies of any notices of default to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the Senior Secured Notes Indenture so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount (in each case, other than in connection with any board observer rights) and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;
(4)together with the delivery of the Compliance Certificate with respect to the financial statements referred to in Section 6.01(1), (a) a report setting forth the information required by Section 1 of the Perfection Certificate (or confirming that there has been no change in such information since the later of the Closing Date or the last report delivered pursuant to this clause (a)) and (b) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such list or a confirmation that there is no change in such information since the later of the Closing Date and the last such list; and
(5)promptly, but subject to the limitations set forth in Section 6.10 and Section 10.09, such additional information regarding the business and financial affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing from time to time.
Documents required to be delivered pursuant to Section 6.01 or Section 6.02(2) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s (or any Parent Company’s) website on the Internet at the website address listed on Schedule 10.02 hereto (or as such address may be updated from time to time in accordance with Section 10.02); or (b) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrower will deliver paper copies of such documents to the Administrative Agent for further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.02) until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or link and, upon the Administrative Agent’s request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks, SyndTrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to Holdings, their Subsidiaries or their respective securities that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities (each, a “Public Lender”). The Borrower hereby agrees that (i) at the Administrative Agent’s request, all Borrower Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” will appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower will be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as containing only Public-Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they will be treated as set forth in Section 10.09); (iii) all Borrower Materials marked “PUBLIC” and, except to the extent the Borrower notifies the Administrative Agent to the contrary, any Borrower Materials provided pursuant to Section 6.01(1), 6.01(2) or 6.02(1) are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (iv) the Administrative Agent and the Arrangers shall be entitled to treat Borrower Materials that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC.”

Anything to the contrary notwithstanding, nothing in this Agreement will require Holdings, the Borrower or any Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that the Borrower does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this paragraph relating to violation of any obligation of confidentiality, the Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality).
SECTION 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent of:
(1)the occurrence of any Default (which notice shall be provided to all Lenders);
(2)any event or condition that has resulted, or could reasonably be expected to result, in Eligible Accounts and/or Eligible Inventory in an aggregate amount of $2,500,000 or more reflected on the Borrowing Base Certificate then most recently delivered pursuant to Section 6.01(6) (or, prior to the first such delivery, the Borrowing Base Certificate referred to in Section 4.01(1)(h)) ceasing to qualify as Eligible Accounts or Eligible Inventory, as applicable (including any such cessation in qualification as a result of any disposition, but excluding any such cessation in qualification as a result of a disposition of Eligible Inventory to customers in the ordinary course of business or collection of Eligible Accounts or as a result of any determination with respect to the Borrowing Base eligibility made by the Administrative Agent in its Permitted Discretion in accordance with the terms hereof);
(3)the occurrence of, or receipt by Holdings or Borrower of any written notice claiming the occurrence of, any breach or default by Holdings or Borrower under any lease or other agreement relating to any location leased by Borrower, or any third party warehouse or any consignment or bailee arrangement, in each case on, in or with which any material Inventory is located; and
(4) (a) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (b) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any violation by any Loan Party or any of its Subsidiaries of, or liability under, any Environmental Law or Environmental Permit, or (c) the occurrence of any ERISA Event that, in any such case referred to in clauses (a), (b) or (c) of this Section 6.03(4), has resulted or would reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (a) that such notice is being delivered pursuant to Section 6.03(1), (2), (3) or (4) (as applicable) and (b) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.
SECTION 6.04 Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (1)

any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (2) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 6.05 Preservation of Existence, etc.
(1)Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and
(2)take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, and IP Rights material to the conduct of its business, except in the case of clause (1) or (2) to the extent (other than with respect to the preservation of the existence of the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or disposition permitted by Article VII.
SECTION 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and any repairs and replacements that are the obligation of the owner or landlord of any property leased by the Borrower or any of the Restricted Subsidiaries excepted.
SECTION 6.07 Maintenance of Insurance.
Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to the Borrower’s and the Restricted Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that notwithstanding the foregoing, in no event will the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Subject to Section 6.13(2), each such policy of insurance will, as appropriate, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear or (ii) in the case of each casualty insurance policy, contain an additional loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the additional loss payee thereunder.
SECTION 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and comply, as applicable, with the USA PATRIOT Act, sanctions administered by OFAC and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.
SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and subject, in all events, to the conditions of any applicable lease or sublease; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. For the avoidance of doubt, this Section 6.10 is subject to the last paragraph of Section 6.02.
SECTION 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:
(1) (x) upon (i) the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (other than any Excluded Subsidiary) by any Loan Party, (ii) the designation of any existing direct or indirect wholly owned Domestic Subsidiary (other than any Excluded Subsidiary) as a Restricted Subsidiary, (iii) any Subsidiary (other than any Excluded Subsidiary) becoming a wholly owned Domestic Subsidiary or (iv) an Excluded Subsidiary that is a wholly owned Domestic Subsidiary ceasing to be an Excluded Subsidiary but continuing as a Restricted Subsidiary of the Borrower, (y) upon the acquisition of any material assets by the Borrower or any Subsidiary Guarantor or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien)):
(a)within sixty (60) days (or such greater number of days specified below) after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion, cause each such Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to execute the Guaranty (or a joinder thereto) and other documentation the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Guaranty and the Collateral Documents and
(A)within sixty (60) days after such formation, acquisition or designation, cause each such Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent, supplements to the Security Agreement, a counterpart signature page to the Intercompany Note, Intellectual Property Security Agreements and other security agreements and documents (if applicable), as reasonably requested by the Administrative Agent and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date as amended and in effect from time to time), in each case granting and perfecting Liens required by the Collateral and Guarantee Requirement;
(B)within sixty (60) days after such formation, acquisition or designation, cause each such Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, if applicable, a joinder to the Intercompany Note substantially in the form of Annex I thereto with respect to the intercompany Indebtedness held by such Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents;
(C)within sixty (60) days after such formation, acquisition or designation, take and cause (i) the applicable Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement and (ii) to the extent applicable, each direct or indirect parent of such applicable Domestic Subsidiary, in each case, to take customary action(s) (including the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected (subject to Permitted Liens) Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and
(D)within sixty (60) days after the reasonable request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its reasonable discretion), deliver to the Administrative Agent a signed copy of a customary Opinion of Counsel, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(1) as the Administrative Agent may reasonably request.
(2)Reserved.
SECTION 1.12Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits (including any cleanup, removal or remedial obligations) and (2) obtain and renew all Environmental Permits required to conduct its operations or in connection with its properties.
SECTION 1.13Further Assurances and Post-Closing Covenant.
(1)Subject to the provisions of the Collateral and Guarantee Requirement and any applicable limitations in any Collateral Document and in each case at the expense of the Borrower, promptly upon reasonable request from time to time by the Administrative Agent or the Collateral Agent or as may be required by applicable Laws (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonable request from time to time in order to carry out more effectively the purposes of the Collateral Documents and to satisfy the Collateral and Guarantee Requirement.
(2)As promptly as practicable, and in any event no later than ninety (90) days after the Closing Date or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, deliver the documents or take the actions specified in Schedule 6.13(2), in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”
SECTION 1.14Use of Proceeds. The proceeds of the Loans, together with the proceeds of the Senior Secured Notes, the Term Loans and cash on hand, will be used (i) to repay Indebtedness incurred under the Closing Date Refinanced Indebtedness, in each case together with any premium and accrued and unpaid interest thereon and any fees and expenses with respect thereto, (ii) to pay the Transaction Expenses (including in connection with the issuance of the Senior Secured Notes), and (iii) for working capital and general corporate purposes and for any other purpose not prohibited by the Loan Documents.
SECTION 1.15[Intentionally Omitted] .
SECTION 1.16Master Equipment Lease. Within 30 days after the applicable Early Buyout Option Date of each Equipment Sub-sublease, Borrower shall exercise its option to terminate the applicable Equipment Sub-sublease and the associated Sublease (as defined in the Equipment Lease) pursuant to Section 13 of such Equipment Sub-sublease.
SECTION 1.17Field Examinations and Inventory Appraisals. The Loan Parties will permit the Administrative Agent and any Persons designated by the Administrative Agent (including any consultants, accountants, appraisers and attorneys designated by the Administrative Agent) to conduct (a) field examinations of the books and records of the Borrower and the other Loan Parties relating to the Borrower’s computation of the Borrowing Base or any component thereof and the related practices and reporting and control systems and (b) appraisals of the Inventory included in the Borrowing Base, all upon reasonable notice and at reasonable times during normal business hours and as often as may reasonably be requested by the Administrative Agent; provided that, notwithstanding anything to the contrary in Section 10.04, only one such field examination and only one such Inventory appraisal in any period of 12 consecutive months shall be at the expense of the Loan Parties (other than the first 12 consecutive months after the Closing Date, in which three Inventory appraisals shall be at the expense of the Loan Parties) unless (i) an Event of Default shall have occurred and be continuing, in which case any field examination and appraisals commenced during the continuance of such Event of Default shall be at the expense of the Loan Parties, or (ii) Excess Availability shall be less than the greater of (x) 20% of the Line Cap and (y) $25,000,000 on any day, in which case one additional field examination and one additional appraisal may be conducted at the expense of the Loan Parties during the period of 12 consecutive months commencing on such day; provided further that, notwithstanding the foregoing, in the event that the Borrower shall have consummated any Permitted Acquisition or similar Investment, the Borrower may request that the Administrative Agent conduct a field examination and an appraisal with respect to the Accounts and Inventory acquired by the Loan Parties as a result thereof, and any such field examinations and appraisals shall be at the expense of the Loan

Parties. For purposes of this Section 6.17, it is understood and agreed that a single field examination and a single appraisal may be conducted at multiple relevant sites and involve one or more Loan Parties and their assets. All field examinations and appraisals shall be conducted by professionals (including appraisers) reasonably satisfactory to the Administrative Agent and conducted and prepared on a basis reasonably satisfactory to the Administrative Agent. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights under this Section 6.17, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.
SECTION 1.18Cash Management Systems.
(1)The Loan Parties shall, as promptly as practicable after the Closing Date (and in any event within 120 days after the Closing Date, or such longer period as the Administrative Agent may agree to) and at all times thereafter, (i) use commercially reasonable efforts to cause all the Account Debtors on any and all Accounts of the Loan Parties to make all payments and remittances with respect to such Accounts into one or more deposit accounts located with a depositary bank in the United States of America (or into one or more lockboxes established and maintained by a depositary bank in the United States of America and with respect to which such depositary bank retrieves and process all checks and other evidences of payment so received at such lockbox and deposits the same into one or more deposit accounts located with it in the United States of America) (such deposit accounts being referred to as the “Collection Deposit Accounts” and such lockboxes being referred to as the “Collection Lockboxes”), (ii) cause all proceeds of the disposition of any ABL Priority Collateral to be deposited directly into a Collection Deposit Account, (iii) cause all amounts received in the Collection Lockboxes to be remitted on a daily basis to the Collection Deposit Accounts, and (iv) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of its receipt thereof, all Cash, checks, drafts or other similar items of payment received by it relating to or constituting payments or remittances with respect to any Accounts of any Loan Party into one or more Collection Deposit Accounts or Collection Lockboxes in precisely the form in which they are received (but with any endorsements of such Loan Party necessary for deposit or collection), and until they are so deposited to hold such payments in trust for the benefit of the Collateral Agent.
(2)The Loan Parties shall use commercially reasonable efforts to ensure that as promptly as practicable after the Closing Date (but in any event within 120 days after the Closing Date, or such longer period as the Administrative Agent may agree to) and at all times thereafter each depositary bank where a Collection Deposit Account is maintained, and each depositary bank that maintains a Collection Lockbox, shall have entered into a Control Agreement with respect to each such deposit account or lockbox. Upon the commencement and during the continuance of any Cash Dominion Period, all funds deposited into any Collection Deposit Account shall be directed by wire transfer on a daily basis to the Administrative Agent Account.
(3)Any Loan Party may replace any Collection Deposit Account or Collection Lockbox, or establish any new Collection Deposit Account or Collection Lockbox; provided that, in each case, that each such replacement or new Collection Deposit Account or Collection Lockbox shall be subject to a Control Agreement in favor of the Collateral Agent and shall otherwise meet the requirements of this Section 6.18.
(4)All amounts deposited in the Administrative Agent Account shall be deemed received by the Administrative Agent in accordance with Section 2.13 and during any Cash Dominion Period shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.05(3)(b). In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Administrative Agent

Account. Any amount so received in a currency other than Dollars may be converted to Dollars in accordance with the Administrative Agent’s customary practices.
(5)The Collateral Agent shall promptly (but in any event within one Business Day) furnish written notice to each depositary bank subject to a Control Agreement of any termination of a Cash Dominion Period.
(6)Without the prior written consent of the Administrative Agent, no Loan Party shall modify or amend the instructions pursuant to any of the Control Agreements. So long as no Cash Dominion Period is continuing, each Loan Party shall, and the Collateral Agent hereby authorizes each Loan Party to, enforce and collect all amounts owing on the Inventory and Accounts and each Loan Party shall have sole control over the manner of disposition of funds in the Collection Deposit Accounts subject to the Deposit Agreement; provided that such authorization may, at the direction of the Collateral Agent, be terminated during any Cash Dominion Period.
SECTION 1.19Location of Inventory. Each Loan Party shall maintain any Inventory located in the continental United States of America (other than Inventory in transit from one location set forth on Schedule 6.19 to another location set forth on Schedule 6.19 for a period of not more than 10 days) solely at one or more locations set forth on Schedule 6.19; provided that the Loan Parties may also maintain their Inventory at such other location as may have been specified in writing by Borrower to the Administrative Agent upon at least 10 days’ prior notice, so long as such notice contains all the information with respect to such location contemplated to be provided with respect to a location by Schedule 6.19 (and, upon delivery of such notice, Schedule 6.19 shall be deemed to have been amended to set forth each such newly specified location).
Article VII

Negative Covenants
So long as the Termination Conditions are not satisfied:
SECTION 7.01 Liens. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (except any Permitted Lien(s)) that secures obligations under any Indebtedness or any related guarantee of Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom.
The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.
For purposes of determining compliance with this Section 7.01, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in the definition thereof, but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Borrower will, in its sole discretion, be entitled to divide, classify or reclassify (other than the reclassification of the Liens securing obligations under this Agreement, the Term Facility and the Senior Secured Notes), in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner.

SECTION 7.02 Indebtedness.
(a)The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:
(i)create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), or
(ii)issue any shares of Disqualified Stock or permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock;
provided that the Borrower may incur unsecured Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur unsecured Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, in each case, if the Fixed Charge Coverage Ratio for the most recently ended Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso) would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period (such Indebtedness, Disqualified Stock or Preferred Stock, “Permitted Ratio Debt”); provided further that Permitted Ratio Debt in the form of Indebtedness (x) shall not mature earlier than the Maturity Date and (y) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Closing Date Term Loans on the date of incurrence of such Permitted Ratio Debt.
(b)The provisions of Section 7.02(a) will not apply to:
(1)Indebtedness under the Loan Documents;
(2)the incurrence by the Borrower and any Guarantor of (i) Indebtedness represented by the Senior Secured Notes and any Guarantees thereof in an aggregate principal amount not to exceed $600.0 million and (ii) the Term Obligations in an aggregate principal amount not to exceed the amount of Term Obligations permitted to be incurred under the Term Credit Agreement as in effect on the Closing Date;
(3)Indebtedness secured on a pari passu basis with the Term Obligations under the Term Credit Agreement (including any “Additional Notes” under the Senior Secured Notes Indenture) in an amount not to exceed, when combined with any Indebtedness incurred pursuant to clause 2(ii) above, the Pari Passu Secured Debt Cap; provided that any such Indebtedness incurred pursuant to this clause (3) is incurred in accordance with the provisions of Section 7.02(b)(3) of the Term Credit Agreement as in effect on the Closing Date;
(4)the incurrence of Indebtedness by the Borrower and any Restricted Subsidiary in existence on the Closing Date (excluding Indebtedness described in the preceding clauses (1) and (2) and clause (31) of this Section 7.02(b)); provided that any such item of Indebtedness with an aggregate outstanding principal amount on the Closing Date in excess of $5.0 million shall be set forth on Schedule 7.02;
(5)the incurrence of Attributable Indebtedness and Indebtedness (including Purchase Money Obligations) and the issuance of Disqualified Stock incurred or issued by the Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts) and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (5), at such time not to exceed (as of the date such Indebtedness, Disqualified Stock and/or Preferred Stock is issued, incurred or otherwise obtained) the greater of (I) $50.0 million and (II) 35.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis after giving effect to such incurrence or issuance);
(6)Indebtedness incurred by the Borrower or any Restricted Subsidiary (a) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or (b) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business or consistent with industry practice;
(7)the incurrence of Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or property or a Person that becomes a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets, property or a Person that becomes a Subsidiary for the purpose of financing such acquisition;
(8)the incurrence of Indebtedness or the issuance of Disqualified Stock by the Borrower and owing to a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to any Restricted Subsidiary); provided that any such Indebtedness for borrowed money owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Loans to the extent permitted by applicable law and it does not result in material adverse tax consequences; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such

Indebtedness is then outstanding) or issuance of such Disqualified Stock (to the extent the Disqualified Stock is then outstanding) not permitted by this clause (8);
(9)the incurrence of Indebtedness by a Restricted Subsidiary and owing to the Borrower or another Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary) to the extent such Indebtedness constitutes a Permitted Investment; provided that any such Indebtedness for borrowed money incurred by a Subsidiary Guarantor and owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is expressly subordinated in right of payment to the Guaranty of the Loans of such Subsidiary Guarantor to the extent permitted by applicable law and it does not result in material adverse tax consequences; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (9);
(10)the issuance of shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary) to the extent such Preferred Stock or Disqualified Stock constitutes a Permitted Investment; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Borrower or another Restricted Subsidiary or any pledge of such Preferred Stock or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock or Disqualified Stock is then outstanding) not permitted by this clause (10);
(11)the incurrence of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);
(12)the incurrence of obligations in respect of self-insurance and obligations in respect of performance, bid, appeal, surety and similar bonds and performance, banker’s acceptance facilities and completion guarantees and similar obligations (including guarantees thereof) provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;
(13)the incurrence of Indebtedness or issuance of Disqualified Stock of the Borrower and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (13), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) (i) the greater of (I) $50.0 million and (II) 35.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis after giving effect to such incurrence or issuance) plus, without duplication, (ii) in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness, Disqualified Stock or Preferred Stock, an amount equal to (x) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (y) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Stock or Preferred Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Stock or Preferred Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness, Disqualified Stock or Preferred Stock;
(14)the incurrence or issuance by the Borrower of Refinancing Indebtedness or the incurrence or issuance by a Restricted Subsidiary of Refinancing Indebtedness that serves to Refinance any Indebtedness (including any Designated Revolving Commitments) incurred or Disqualified Stock or Preferred Stock issued as permitted under Section 7.02(a) and Section 7.02(b)(2), (3), (4), (5) and (13) above, this clause (14) and Section 7.02(b)(15) below, or any successive Refinancing Indebtedness with respect to any of the foregoing;
(15)the incurrence or issuance of:
(a)Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition or investment (or other purchase of assets) or that is assumed by the Borrower or any Restricted Subsidiary in connection with such acquisition or investment (or other purchase of assets), including any Acquired Indebtedness, and
(b)Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement, including any Acquired Indebtedness, provided that in the case of the preceding clauses (a) and (b), either:
    (i)    after giving pro forma effect to such acquisition, amalgamation, consolidation or merger, the Borrower would be permitted to incur at least $1.00 of additional Permitted Ratio Debt;
    (ii)    after giving pro forma effect to such acquisition, amalgamation, consolidation or merger, the Fixed Charge Coverage Ratio of the Borrower for the Test Period preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this proviso) would be no less than the Fixed Charge Coverage Ratio immediately prior to giving effect to such incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period;
provided such Indebtedness must comply with the provisions set forth in Section 7.02(b)(15) (A) and (B) of the Term Credit Agreement as in effect on the Closing Date.
(16)the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;
(17)the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued in connection herewith, in a principal amount not in excess of the available amount of such letter of credit or bank guarantee;
(18)(a) the incurrence of any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligation of the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by the Borrower or such Restricted Subsidiary is permitted by this Agreement, or (b) any co-issuance by the Borrower or any Restricted Subsidiary of any Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary is permitted by this Agreement; provided that in the case of clauses (a) and (b), if the underlying Indebtedness or other obligation permitted by this Agreement is not incurred by a Loan Party, then such guarantee or co-issuance shall not be incurred by a Loan Party;
(19)the incurrence of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, consultants and independent contractors thereof, their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Company to the extent described in Section 7.05(b)(4);
(20)customer deposits and advance payments received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;
(21)the incurrence of (a) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Borrower or any Subsidiary Guarantors and (b) Indebtedness in respect of Cash Management Services, including Designated Cash Management Services Obligations;
(22)Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with industry practice on arm’s-length commercial terms;

(23)the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;
(24)the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by Restricted Subsidiaries of the Borrower that are not Subsidiary Guarantors in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (24), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (a) $50.0 million and (b) 35% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis after giving effect to such incurrence or issuance);
(25)[reserved];
(26)[reserved];
(27)guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and guarantees required by Governmental Authorities in the ordinary course of business;
(28)[reserved];
(29)the incurrence of Indebtedness representing deferred compensation to employees of any Parent Company, the Borrower or any Restricted Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement;
(30)repayment obligations with respect to grants from Governmental Authorities;
(31)[reserved];
(32)[reserved]; and
(33)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (32) above.
(c)For purposes of determining compliance with this Section 7.02:
(1)in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (33) above or is entitled to be incurred pursuant to Section 7.02(a), the Borrower, in its sole discretion, may divide and classify and may subsequently re-divide and reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or a portion thereof) in such of the above clauses or under Section 7.02(a) as determined by the Borrower at such time; provided that all Indebtedness (x) incurred hereunder on the Closing Date, (y) incurred pursuant to the Term Facility on the Closing Date or (z) represented by the Senior Secured Notes and related Guarantees on the Closing Date will, at all times, be treated as incurred on the Closing Date under Section 7.02(b)(1) and (2), respectively, and may not be reclassified;
(2)the Borrower is entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Section 7.02(a) and (b), subject to the proviso to the preceding clause (1) of this Section 7.02(c);
(3)the principal amount of Indebtedness outstanding under any clause of this Section 7.02 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness;
(4)in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued pursuant to Section 7.02(b) (other than Section 7.02(b)(2) or Section 7.02(b)(15)) on the same date that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued under Section 7.02(a), 7.02(b)(2) or 7.02(b)(15)), then the Fixed Charge Coverage Ratio, or applicable leverage ratio, will be calculated with respect to such incurrence or issuance under Section 7.02(a), 7.02(b)(2) or 7.02(b)(15)) without regard to any incurrence or issuance under Section 7.02(b) (other than with respect to any incurrence under Section 7.02(b)(2) or Section 7.02(b)(15)); provided that unless the Borrower elects otherwise, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock will be deemed incurred or issued first under Section 7.02(a), 7.02(b)(2) or 7.02(b)(15) to the extent permitted with the balance incurred under Section 7.02(b) (other than pursuant to Section 7.02(b)(2) or 7.02(b)(15)); and
(5)guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 7.02.
The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, or an issuance of Disqualified Stock or Preferred Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, to refinance Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to clauses (1), (2), (3), (4), (5), (13), (14) and (15) of Section 7.02(b) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, will be permitted to include an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such new Indebtedness).
For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the Dollar equivalent principal amount of Indebtedness, liquidation preference of Disqualified Stock or amount of Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued (or, in the case of revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower Dollar equivalent)); provided that if such Indebtedness is incurred or Disqualified Stock or Preferred Stock is issued to Refinance other Indebtedness, Disqualified Stock or Preferred Stock, as applicable, denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (i) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock (as applicable) being refinanced, extended, replaced, refunded, renewed or defeased plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, will be permitted to include an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such new Indebtedness).
The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.
For purposes of determining compliance with this Section 7.02, if any Indebtedness is incurred, or Disqualified Stock or Preferred Stock is issued, in reliance on a Basket measured by reference to a percentage of Consolidated EBITDA, and any refinancing thereof would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the Consolidated EBITDA on the date of such refinancing, such percentage of Consolidated EBITDA will not be deemed to be exceeded to the extent the principal amount of such newly incurred Indebtedness, the liquidation preference of such newly issued Disqualified Stock or the amount of such newly issued Preferred Stock does not exceed the sum of (i) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock being refinanced, extended, replaced, refunded, renewed or defeased, plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, will be permitted to include an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such new Indebtedness).
SECTION 7.03 Fundamental Changes. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consolidate, amalgamate or merge with or into or wind up into another Person, or liquidate or dissolve or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(1)Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that
(a)the Borrower shall be the continuing or surviving Person,
(b)such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and
(c)in the case of a merger or consolidation of Holdings with and into the Borrower,
(i)Holdings shall not be an obligor in respect of any Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement,
(ii)Holdings shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower,
(iii)no Event of Default exists at such time or after giving effect to such transaction and
(iv)after giving effect to such transaction, a direct parent of the Borrower will (A) expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower and (B) pledge 100% of the Equity Interests of the Borrower to the Administrative Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent and the Borrower;
(2)any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party,

(a)any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary that is a Loan Party; provided that a Loan Party shall be the continuing or surviving Person;
(b)any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States will be permitted; and
(c)any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;
provided that in the case of clause (c), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor shall be a Loan Party or such disposition shall otherwise be permitted under Section 7.05 or the definition of “Permitted Investments”;
(3)any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that any disposition by a Loan Party shall be to another Loan Party;
(4)so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) the Borrower shall be the continuing or surviving corporation or (b) if the Person formed by or surviving any such merger or consolidation is not the Borrower (or, in connection with a disposition of all or substantially all of the Borrower’s assets, is the transferee of such assets) (any such Person, a “Successor Borrower”):
(i)the Successor Borrower will:
(A)be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,
(B)expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower and
(C)deliver to the Administrative Agent (I) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Loan Document (as applicable) comply with this Agreement, (II) an updated pro forma Borrowing Base Certificate reflecting Excess Availability of at least 10% of the Borrowing Base after giving effect to such transaction and (III) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;
(ii)substantially contemporaneously with such transaction (or at a later date as agreed by the Administrative Agent),
(A)each Guarantor, unless it is the other party to such merger or consolidation, will by a supplement to the Guaranty (or in another form reasonably satisfactory to the Administrative Agent and the Borrower) reaffirm its Guaranty of the Obligations (including the Successor Borrower’s obligations under this Agreement),

(B)each Loan Party, unless it is the other party to such merger or consolidation, will, by a supplement to the Security Agreement (or in another form reasonably satisfactory to the Administrative Agent), confirm its grant or pledge thereunder,
(C)[reserved];
(iii)after giving pro forma effect to such incurrence, the Borrower would be permitted to incur at least $1.00 of additional Permitted Ratio Debt; and
(iv)to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least two (2) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;
(5)so long as no Event of Default has occurred and is continuing or would result therefrom, Holdings may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) Holdings will be the continuing or surviving Person or (b) if:
(i)the Person formed by or surviving any such merger or consolidation is not Holdings,
(ii)Holdings is not the Person into which the applicable Person has been liquidated or
(iii)in connection with a disposition of all or substantially all of Holding’s assets, the Person that is the transferee of such assets is not Holdings (any such Person described in the preceding clauses (i) through (iii), a “Successor Holdings”), then the Successor Holdings will:
(A)be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,
(B)expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower,
(C)pledge 100% of the Equity Interests of the Borrower held by such Successor Holdings to the Administrative Agent as Collateral to secure the Obligations in accordance with the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower,
(D)if requested by the Administrative Agent, deliver, or cause the Borrower to deliver, to the Administrative Agent (I) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Collateral Document (as applicable) comply with this Agreement and (II) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent; and

(i)to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least two (2) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;
provided further that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement;
(6)any Restricted Subsidiary may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person in order to effect a Permitted Investment or other investment permitted pursuant to Section 7.05; provided that solely in the case of a merger or consolidation involving a Loan Party, no Event of Default exists or would result therefrom; provided further that the continuing or surviving Person will be (a) the Borrower or (b) a Loan Party;
(7)a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 7.04 or a disposition that does not constitute any Asset Sale (other than a transaction described in clause (b) of the definition of Asset Sale); provided that as a result of any such merger, dissolution, liquidation, consolidation or disposition involving a Loan Party, any assets of such Loan Party shall be disposed of to another Loan Party; and
(8)subject to complying with the Collateral and Guarantee Requirement, the Borrower, Holdings and any Restricted Subsidiary may (a) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of a jurisdiction in the United States and (b) change its name.
SECTION 1.04Asset Sales. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consummate any Asset Sale unless:
(1)the Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise in connection with such Asset Sale) at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of and
(2)except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Closing Date (on a cumulative basis), received by the Borrower or a Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this clause (2):
(a)any liabilities (as shown on the Borrower’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or a Restricted Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or a Restricted Subsidiary);

(b)any securities, notes or other obligations or assets received by the Borrower or any Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Borrower or a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;
(c)any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $30.0 million and (ii) 10.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis), with the fair market value of each item of Designated Non-Cash Consideration being measured, at the Borrower’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to any subsequent change(s) in value; and
(d)Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Borrower or a Restricted Subsidiary), to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale.
To the extent any Collateral is disposed of as expressly permitted by this Section 7.04 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such disposition is permitted by this Agreement, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing. To the extent any ABL Priority Collateral is subject to any Asset Sale comprising more than 10% of the Borrowing Base, Borrower shall provide an updated pro forma Borrowing Base Certificate giving effect to such Asset Sale and demonstrating that Borrower has Excess Availability of at least $20.0 million after giving effect to such Asset Sale.
SECTION 7.05 Restricted Payments.
(a)The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:
(A)declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests to any Person other than the Borrower or any Restricted Subsidiary of the Borrower (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:
    (i)    dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or a Parent Company or in options, warrants or other rights to purchase such Equity Interests; or
    (ii)    dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;
(B)purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent Company, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Borrower or a Restricted Subsidiary;
(C)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Subordinated Indebtedness, other than:
    (i)    Indebtedness permitted under clauses (8), (9) and (10) of Section 7.02(b); or
    (ii)    the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or
(D)make any Restricted Investment;
(all such payments and other actions set forth in clauses (A) through (C) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment either:
(1)[reserved];
(2)[reserved];
(3)[reserved];
(4)
(a)with respect to Restricted Payments, at the time such Restricted Payment is made, the Specified Restricted Payment Conditions shall be satisfied with respect thereto; provided that, neither the Borrower nor any of its Restricted Subsidiaries may make a Restricted Payment utilizing this clause (4)(a) until the first anniversary of the Closing Date; or
(b)with respect to Restricted Investments, at the time such Restricted Investment is made, the Specified Investment Payment Conditions shall be satisfied with respect thereto;
(b) The provisions of Section 7.05(a) will not prohibit:
(1)except in the case of such transactions utilizing Section 7.05(a)(4) above, the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Agreement (including this Section 7.05);

(2) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (i) any Equity Interests of the Borrower, any Restricted Subsidiary or any Parent Company, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or (ii) Subordinated Indebtedness, in each case, made (x) in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Borrower or any Parent Company (in the case of proceeds, to the extent any such proceeds therefrom are contributed to the Borrower) (in each case, other than Disqualified Stock) (“Refunding Capital Stock”), and (y) within 120 days of such sale or issuance,
(b)the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any Restricted Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance, and
(c)if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Borrower was permitted under clause (6)(a) or (b) of this Section 7.05(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
(3)the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of:
(a)Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor made (i) by exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor or Disqualified Stock of the Borrower or a Subsidiary Guarantor and (ii) within 120 days of such sale, issuance or incurrence,
(b)Disqualified Stock of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of Disqualified Stock or Subordinated Indebtedness of the Borrower or a Subsidiary Guarantor, made within 120 days of such sale, issuance or incurrence, and
(c)Disqualified Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Disqualified Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, made within 120 days of such sale or issuance, that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 7.02; and
(d)any Subordinated Indebtedness or Disqualified Stock that constitutes Acquired Indebtedness.
(4)a Restricted Payment or Restricted Investment, as applicable, to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of the Borrower or any Parent Company held by any future, present or former employee, director, officer, member of management, consultant or independent contractor

(or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any Parent Company in connection with any such repurchase, retirement or other acquisition); provided that (x) with respect to a Restricted Payment or Restricted Investment, as applicable, the Specified Restricted Payment Conditions or Specified Investment Payment Conditions, as applicable, shall be satisfied with respect thereto and (y) the aggregate amount of Restricted Payments made under this clause (4) does not exceed $10.0 million in any calendar year (increasing to $20.0 million following an underwritten public Equity Offering by the Borrower or any Parent Company) with unused amounts in any calendar year being carried over to succeeding calendar years; provided further that each of the amounts in any calendar year under this clause (4) may be increased by an amount not to exceed:
(a)the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any Parent Company, in each case to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company, or pursuant to any Management Services Agreement, that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments or Restricted Investments by virtue of clause (3) of Section 7.05(a); plus
(b)the amount of any cash bonuses otherwise payable to members of management, employees, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Restricted Subsidiaries or pursuant to any Management Services Agreement that are foregone in exchange for the receipt of Equity Interests of the Borrower pursuant to any compensation arrangement, including any deferred compensation plan; plus
(c)the cash proceeds of life insurance policies received by the Borrower or its Restricted Subsidiaries (or by any Parent Company to the extent contributed to the Borrower (other than in the form of Disqualified Stock)) after the Closing Date; minus
(d)the amount of any Restricted Payments and Restricted Investments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (4);
provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any Parent Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provision of this Agreement;
(5)[reserved];
(6)[reserved];
(7) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any Restricted Subsidiary or any Parent Company,
(b)any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes and
(c)loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Restricted Subsidiary or any Parent Company in connection with such Person’s purchase of Equity Interests of the Borrower or any Parent Company; provided that no cash is actually advanced pursuant to this clause (c) other than to pay taxes due in connection with such purchase, unless immediately repaid;
(8)the declaration and payment of dividends on the Borrower’s common equity (or the payment of dividends to any Parent Company to fund a payment of dividends on such company’s common equity), following the first public offering of the Borrower’s common equity or the common equity of any Parent Company after the Closing Date, in an amount not to exceed the sum of (a) 6.00% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s or such Parent Company’s common equity registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution or CapEx Equity and (b) an aggregate amount per annum not to exceed 6.0% of Market Capitalization; provided that the Specified Restricted Payment Conditions shall be satisfied with respect thereto;
(9)Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions;
(10)Restricted Payments or Restricted Investments in an aggregate amount taken together with all other Restricted Payments and Restricted Investments made pursuant to this clause (10) not to exceed (as of the date any such Restricted Payment is made) the greater of (a) $15.0 million and (b) 10.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis); provided that with respect to a Restricted Payment or Restricted Investment, as applicable, the Specified Restricted Payment Conditions or Specified Investment Payment Conditions, as applicable, shall be satisfied with respect thereto;
(11)[reserved];

(12)[reserved];
(13)[reserved];
(14)the declaration and payment of dividends or distributions by the Borrower or any Restricted Subsidiary to, or the making of loans or advances to, the Borrower or any Parent Company in amounts required for any Parent Company to pay in each case without duplication:
(a)franchise, excise and similar taxes, and other fees and expenses, required to maintain their corporate or other legal existence;
(b)(i) for any taxable period (or portion thereof) for which the Borrower or any of its Restricted Subsidiaries are members of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state or local income tax purposes of which a Parent Company is the common parent (a “Tax Group”), the portion of any U.S. federal, foreign, state or local income Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the taxable income of the Borrower and /or the applicable Restricted Subsidiaries (and, to the extent permitted below, the applicable Unrestricted Subsidiaries); provided that for each taxable period, (A) the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Borrower and the applicable Restricted Subsidiaries (and, to the extent permitted below, the applicable Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of such taxable income as stand-alone taxpayers or a stand-alone Tax Group and (B) the amount of such payments made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose, or (ii) for any taxable period (or portion thereof) for which the Borrower and any Parent Company is a partnership or disregarded entity for U.S. federal income tax purposes, cash distributions (“Tax Distributions”) to each direct or indirect member of the Parent Company in accordance with the terms of its relevant operating agreement, in an aggregate amount not to exceed the product of (A) the taxable income of the Borrower allocable to such member for such period reduced by any taxable loss of the Borrower allocated to such member with respect to any prior taxable periods (or portions thereof) ending after the Closing Date (provided that any such taxable loss will be taken into account only to the extent that (I) such taxable loss was not previously taken into account in determining the amount of any Tax Distributions pursuant to this clause (b), (II) such taxable loss would be deductible if such loss had been incurred in the current taxable period, and (III) such taxable loss would actually reduce the tax liability of such member for such taxable period, taking into account any alternative minimum tax consequences as well as the character of the taxable loss and of the Borrower’s and its Subsidiaries’ income, and assuming for the purposes of this subclause (III) that such member, for all tax years (or portions thereof) ending after the Closing Date, has been a taxable corporation that has held no assets other than such member’s direct or indirect interest in the Borrower or Parent Company), in each case, determined by taking into account any basis step-up in the assets of the Borrower or any of its Subsidiaries (including any step-up attributable to such member under section 743 of the Code), and (B) the maximum combined effective tax rate applicable to any direct or indirect equity owner of the Borrower or Parent Company for such taxable period (taking into account the character of the taxable income in question (e.g. long-term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon)); provided that the amount of any Tax Distribution permitted under this clause (b) shall be reduced by the amount of any income taxes that are paid directly by the Borrower and attributable to such member;
(c)salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management, consultants and independent contractors of any Parent Company, and any payroll, social security or similar taxes thereof;
(d)general corporate or other operating, administrative, compliance and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any Parent Company;
(e)fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Company (whether or not consummated);
(f)amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 7.07(b) (other than clause 2(a) thereof);
(g)to finance Investments or other acquisitions or investments otherwise permitted to be made pursuant to this Section 7.05 if made by the Borrower; provided that:
    (i)    such Restricted Payment must be made within 120 days of the closing of such Investment, acquisition or investment,
    (ii)    such Parent Company must, promptly following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or a Restricted Subsidiary or (B) the merger, amalgamation, consolidation or sale of the Person formed or acquired into the Borrower or a Restricted Subsidiary (to the extent not prohibited by Section 7.03) in order to consummate such Investment, acquisition or investment,
    (iii)    such Parent Company and its Affiliates (other than the Borrower or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement,
    (iv)    any property received by the Borrower may not increase amounts available for Restricted Payments pursuant to clause (3) of Section 7.05(a), and
    (v)    to the extent constituting an Investment, such Investment will be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 7.05 (other than pursuant to clause (9) of this Section 7.05(b)) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof);

(15)the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, Equity Interests in, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents);
(16)cash payments, or loans, advances, dividends or distributions to any Parent Company to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower, any Restricted Subsidiary or any Parent Company;
(17)[reserved];
(18)payments made for the benefit of the Borrower or any Restricted Subsidiary to the extent such payments could have been made by the Borrower or any Restricted Subsidiary because such payments (a) would not otherwise be Restricted Payments and (b) would be permitted by Section 7.07;
(19)payments and distributions to dissenting stockholders of Restricted Subsidiaries pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any Restricted Subsidiary that complies with the terms of this Agreement or any other transaction that complies with the terms of this Agreement;
(20)the payment of dividends, other distributions and other amounts by the Borrower to, or the making of loans to, any Parent Company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest or principal (including AHYDO Payments) on Indebtedness, the proceeds of which have been permanently contributed to the Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary incurred in accordance with this Agreement; provided that the aggregate amount of such dividends, distributions, loans and other amounts shall not exceed the amount of cash actually contributed to the Borrower for the incurrence of such Indebtedness;
(21)the making of cash payments in connection with any conversion of Convertible Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate amount since the date of this Agreement not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Borrower or any Restricted Subsidiary pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;
(22)any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Borrower’s common equity upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common equity upon any early termination thereof; and
(23)the refinancing of any Subordinated Indebtedness with the Net Proceeds of, or in exchange for, any Refinancing Indebtedness;
provided that at the time of, and after giving effect to, any Restricted Payment or Restricted Investment pursuant to clauses (6)(b) and (10) in respect of Restricted Payments and Restricted

Investments described in clauses (A), (B) or (C) of the definition thereof, no Event of Default will have occurred and be continuing or would occur as a consequence thereof. For purposes of clauses (7) and (14) above, taxes will include all interest and penalties with respect thereto and all additions thereto.
(c)For purposes of determining compliance with this Section 7.05, in the event that any Restricted Payment or Investment (or any portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in Section 7.05(a), clauses (1) through (23) of Section 7.05(b) or one or more of the clauses contained in the definition of “Permitted Investments,” the Borrower will be entitled to divide or classify (or later divide, classify or reclassify), in whole or in part, in its sole discretion, such Restricted Payment or Investment (or any portion thereof) among Section 7.05(a), such clauses (1) through (23) of Section 7.05(b) or one or more clauses contained in the definition of “Permitted Investments,” in any manner that otherwise complies with this Section 7.05.
The amount of all Restricted Payments and Restricted Investments (other than cash) will be the fair market value on the date the Restricted Payment or Restricted Investment is made, or at the Borrower’s election, the date a commitment is made to make such Restricted Payment or Restricted Investment, of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment or Restricted Investment.
For the avoidance of doubt, this Section 7.05 will not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any Restricted Subsidiary permitted to be incurred under this Agreement.
SECTION 7.06 Change in Nature of Business. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business(es) or any other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date.
SECTION 7.07 Transactions with Affiliates.
(a)The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless (A) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained at such time in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person other than an Affiliate of the Borrower on an arm’s-length basis or, if in the good faith judgment of the Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view, and (B) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions requiring aggregate payments or consideration in excess of $50.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (A) above.

(b)The foregoing restriction will not apply to the following:
(1)(a) transactions between or among the Borrower and one or more Subsidiary Guarantors or between or among Subsidiary Guarantors or, in any case, any entity that becomes a Subsidiary Guarantor as a result of such transaction and (b) any merger, consolidation or amalgamation of the Borrower and any Parent Company; provided that such merger, consolidation or amalgamation of the Borrower is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;
(2)(a) Restricted Payments permitted by Section 7.05 (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition), (b) any Permitted Investment(s) or any acquisition otherwise permitted hereunder and (c) Indebtedness permitted by Section 7.02;
(3) (a) the payment of management, consulting, monitoring, transaction, bonus, advisory and other fees, indemnities and expenses pursuant to the Management Services Agreements (including any unpaid management, consulting, monitoring, transaction, bonus, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees pursuant to the Management Services Agreements, and
(b)the payment of indemnification and similar amounts to, and reimbursement of expenses of, the Investors and their officers, directors, employees and Affiliates, in each case, approved by, or pursuant to arrangements approved by, the Board of Directors;
(4)any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any present, future or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company that are, in each case, approved by the Borrower in good faith; and the provision of reasonable and customary compensation and other benefits (including the payment of any fees and compensation, benefit plan or arrangement, any health, disability or similar insurance plan), indemnities and reimbursements of expenses and employment and severance arrangements to, or on behalf of, or for the benefit of such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company;
(5)payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members ) of the Borrower, any of its Subsidiaries or any Parent Company, or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice;

(6)transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the Borrower on an arm’s-length basis;
(7)the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the Closing Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the applicable agreement as in effect on the Closing Date);
(8)the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any equity holders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto and, similar agreements or arrangements that it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Closing Date will only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the original agreement or arrangement in effect on the Closing Date;
(9)the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;
(10)transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
(11)the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Borrower;
(12)[reserved];
(13)payments by the Borrower or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;

(14)payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and repurchase and cancellation of any thereof) of the Borrower, any Parent Company and any Restricted Subsidiary and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by the Borrower in good faith;
(15)(a) investments by Affiliates in securities or Indebtedness of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (b) payments to Affiliates in respect of securities or Indebtedness of the Borrower or any Restricted Subsidiary contemplated in the foregoing subclause (a) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;
(16)[reserved];
(17)payments by the Borrower (and any Parent Company) and its Subsidiaries pursuant to tax sharing agreements among the Borrower (and any Parent Company) and its Subsidiaries; provided that in each case the amount of such payments by the Borrower and its Subsidiaries are permitted under Section 7.05(b)(14);
(18)any lease or sublease entered into between the Borrower or any Restricted Subsidiary, as lessee or sublessee and any Affiliate of the Borrower, as lessor or sublessor, and any transaction(s) pursuant to that lease, which lease or sublease is approved by the Board of Directors or senior management of the Borrower in good faith;
(19)(a) intellectual property licenses in the ordinary course of business or consistent with industry practice and (b) intercompany intellectual property licenses and research and development agreements;
(20)the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Borrower or any Parent Company pursuant to any equity holders agreement or registration rights agreement entered into on or after the Closing Date;
(21)transactions permitted by, and complying with, Section 7.03 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of any Parent Company, (b) forming a holding company or (c) reincorporating the Borrower in a new jurisdiction;
(22)transactions undertaken in good faith (as determined by the Board of Directors or certified by senior management of the Borrower in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Borrower and its Restricted Subsidiaries and not for the purpose of circumventing Articles VI and VII of this Agreement; so long as such transactions, when taken as a whole, do not (a) result in a material adverse effect on the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, when taken as a whole or (b) result in any Loan Party becoming a non-Loan Party, in each case, as determined in good faith by the Board of Directors or certified by senior management of the Borrower in an Officer’s Certificate;
(23)(a) transactions with a Person that is an Affiliate of the Borrower (other than an Unrestricted Subsidiary) solely because the Borrower or any Restricted Subsidiary owns Equity Interests in such Person and (b) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Borrower, any Restricted Subsidiary or any Parent Company;
(24)(a) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (b) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Borrower or a Parent Company;
(25)the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower;
(26)investments by any Investor or Parent Company in securities or Indebtedness of the Borrower or any Subsidiary Guarantor;
(27)payments in respect of (a) the Obligations (or any Credit Agreement Refinancing Indebtedness), (b) the Senior Secured Notes or (c) other Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Subsidiaries held by Affiliates; provided that such Obligations were acquired by an Affiliate of the Borrower in compliance herewith;
(28)transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and
(29)any transaction on arm’s length terms with a non-Affiliate that becomes an Affiliate as a result of such transaction.
SECTION 7.08 Burdensome Agreements.
(a)The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (4), that is a Subsidiary Guarantor) to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction (other than this Agreement or any other Loan Document) on the ability of any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (4), that is a Subsidiary Guarantor) to:
(1) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary that is a Subsidiary Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or
(b)pay any Indebtedness owed to the Borrower or to any Restricted Subsidiary that is a Subsidiary Guarantor;
(2)make loans or advances to the Borrower or to any Restricted Subsidiary that is a Subsidiary Guarantor;
(3)sell, lease or transfer any of its properties or assets to the Borrower or to any Restricted Subsidiary that is a Subsidiary Guarantor; or

(4)with respect to the Borrower or any Subsidiary Guarantor, (a) Guaranty the Obligations or (b) create, incur or cause to exist or become effective Liens on property of such Person for the benefit of the Lenders with respect to the Obligations under the Loan Documents to the extent such Lien is required to be given to the Secured Parties pursuant to the Loan Documents;
provided that any dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any obligation (including the application of any remedy bars thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.
(b)Section 7.08(a) will not apply to any encumbrances or restrictions existing under or by reason of:
(a)encumbrances or restrictions in effect on the Closing Date, including pursuant to the Loan Documents, the Term Facility and any Hedge Agreements, Hedging Obligations and the related documentation;
(b)the Senior Secured Notes Indenture, the Senior Secured Notes and the guarantees thereof;
(c)Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in Section 7.08(a)(3) and Section 7.08(a)(4)(b) on the property so acquired;
(d)applicable Law or any applicable rule, regulation or order;
(e)any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries;
(f)contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;
(g)[reserved];
(h)restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Permitted Liens;

(i)provisions in agreements governing Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors permitted to be incurred subsequent to the Closing Date pursuant to Section 7.02;
(j)provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business;
(k)customary provisions contained in leases, sub-leases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements;
(l)[reserved];
(m)restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;
(n)customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;
(o)customary provisions restricting assignment of any agreement;
(p)restrictions arising in connection with cash or other deposits permitted under Section 7.01;
(q)any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 7.02 entered into after the Closing Date that contains encumbrances and restrictions that either (i) are no more restrictive in any material respect, taken as a whole, with respect to the Borrower or any Restricted Subsidiary than (A) the restrictions contained in the Loan Documents, the ABL Documents, the Senior Secured Notes Indenture and the Senior Secured Notes as of the Closing Date or (B) those encumbrances and other restrictions that are in effect on the Closing Date with respect to the Borrower or that Restricted Subsidiary pursuant to agreements in effect on the Closing Date, (ii) are not materially more disadvantageous, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated issuers or (iii) will not materially impair the Borrower’s ability to make payments on the Obligations when due, in each case in the good faith judgment of the Borrower;
(r)(i) under terms of Indebtedness and Liens in respect of Indebtedness permitted to be incurred pursuant to Section 7.02(b)(5) and any permitted refinancing in respect of the foregoing and (ii) agreements entered into in connection with any Sale-Leaseback Transaction entered into in the ordinary course of business or consistent with industry practice or a Specified Sale-Leaseback Transaction;

(s)customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.08;
(t)any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Restricted Subsidiary;
(u)any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (t) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;
(v)any encumbrance or restriction existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;
(w)applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued pursuant to Section 7.02 is incurred; and
(x)restrictions on the sale, lease or transfer of property or assets arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower and the Restricted Subsidiaries, taken as a whole.
SECTION 7.09 Accounting Changes. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.
SECTION 7.10 Modification of Terms of Indebtedness. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Borrower, any term or condition of any Subordinated Indebtedness having an aggregate outstanding principal amount greater than the Threshold Amount (other than as a result of any Refinancing Indebtedness in respect thereof) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, amend, modify, change or enter into any Indebtedness that is subject to the Intercreditor Agreement that would result in all the Obligations not being permitted under the terms of such Indebtedness.
SECTION 7.11 Holdings.
(1)Holdings shall not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event:
(i)its ownership of the Equity Interests of the Borrower and its other Subsidiaries, including receipt and payment of Restricted Payments and other amounts in respect of Equity Interests,
(ii)the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance),
(iii)the performance of its obligations with respect to the Loan Documents, the ABL Documents, the Senior Secured Notes and the Senior Secured Notes Indenture, and any other Pari Passu Lien Debt or equipment or commercial building financings,
(iv)any public offering of its common equity or any other issuance, registration or sale of its Equity Interests,
(v)financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Borrower and its other Subsidiaries,
(vi)if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries,
(vii)holding any cash or property received in connection with Restricted Payments made by the Borrower in accordance with Section 7.05 pending distribution thereof to the applicable Parent Company (but not operate any property),
(viii)providing indemnification to officers and directors,
(ix)conducting, transacting or otherwise engaging in any business or operations of the type that it conducts, transacts or engages in on the Closing Date,
(x)any transaction that Holdings is permitted to enter into or consummate under the Loan Documents, the Term Documents, the Senior Secured Notes Indenture, other Pari Passu Lien Obligations or equipment financings and any transaction between Holdings and the Borrower or any Restricted Subsidiary permitted under the Loan Documents, the Term Documents, the Senior Secured Notes Indenture, other Pari Passu Lien Obligations or equipment or commercial building financings,

(xi)merging, amalgamating or consolidating with or into any Person (in compliance with Section 7.03),
(xii)repurchases of Indebtedness through open market purchases and Dutch auctions,
(xiii)activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and the Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments,
(xiv)any transaction with the Borrower and/or any Restricted Subsidiary to the extent expressly permitted under this Section 7,
(xv)subject to the requirements of Section 7.11(2), its ownership of the Act 9 Bonds, and
(xvi)any activities incidental or reasonably related to the foregoing.
provided that, notwithstanding the foregoing, Holdings shall not create or acquire (by way of amalgamation, merger, consolidation or otherwise) any material direct Subsidiaries, other than the Borrower or any holding company for the Borrower.
(2)Neither Holdings, as owner of the Act 9 Bonds, nor any agent or designee of Holdings (including Regions Bank as trustee under the Act 9 Trust Indenture), shall, without the prior written consent of the Collateral Agent (acting at the direction of the Administrative Agent):
(i)dispose of any Act 9 Bonds or its economic interests therein;
(ii)enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff) under the Act 9 Bond Documents (including the enforcement of any right under any other agreement or arrangement to which Holdings or its agent or designee and either Osceola or the Borrower is a party), or
(iii)commence or join with any Person (other than the Secured Parties) in commencing, or petition for or vote in favor of, any action or proceeding with respect to such rights or remedies (including in any foreclosure action or any proceeding under any Debtor Relief Law).
SECTION 7.12Financial Covenant. During any period (each, a “Covenant Period”) (a) commencing on any date on which Excess Availability is less than the greater of (i) 10% of the Line Cap and (ii) $13,000,000 at any time and (b) ending on the date on which Excess Availability shall have been greater than the greater of (i) 10% of the Line Cap and (ii) $13,000,000 for 20 consecutive calendar days (measured from, with respect to the Borrowing Base, the first Borrowing Base Reporting Date with respect to which Excess Availability exceeded the greater of 10.0% of the Line Cap and $13,000,000), the Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent pursuant to Section 6.01(1) and Section 6.01(2) for such Test Period) (the “Financial Covenant”).

Article VIII

Events of Default and Remedies
SECTION 8.01 Events of Default. Each of the events referred to in clauses (1) through (11) of this Section 8.01 shall constitute an “Event of Default”:
(1)Non-Payment. The Borrower fails to pay (a) when and as required to be paid herein, any amount of principal of any Loan or any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit or any Cash Collateralization required pursuant to Section 2.03 or (b) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or
(2)Specific Covenants. The Borrower, any Subsidiary Guarantor or, in the case of Section 7.11, Holdings, fails to perform or observe any term, covenant or agreement contained in any of Section 6.01(6), 6.03(1), 6.05(1) (solely with respect to the Borrower, other than in a transaction permitted under Section 7.03 or 7.04), 6.07, 6.16, 6.17, 6.18 or Article VII; provided that the Borrower’s failure to comply with the Financial Covenant is subject to cure pursuant to Section 8.04; or
(3)Other Defaults. The Borrower or any Subsidiary Guarantor fails to perform or observe any other covenant or agreement (not specified in Section 8.01(1) or (2) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; provided that, solely with respect to any default that (x) was not the result of any action or inaction by the Borrower or any Subsidiary Guarantor that is intended to avoid compliance with the Loan Documents while knowing that such action or inaction would result in a default and (y) is capable of cure, such thirty (30) day period shall be extended for up to an additional thirty (30) days so long as the Borrower and any applicable Subsidiary Guarantor are diligently pursuing a cure for such default; or
(4)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or
(5)Cross-Default. The Borrower or any Restricted Subsidiary (a) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of such Hedging Obligations and not as a result of any default thereunder by the Borrower or any Restricted Subsidiary), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all of such Indebtedness to be made, prior to its stated maturity; provided that (A) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 and (B) this clause (5)(b)

shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or
(6)Insolvency Proceedings, etc. The Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(7)Judgments. There is entered against the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, a final non-appealable judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by insurance or indemnities as to which the insurer or indemnity has been notified of such judgment or order and the applicable insurance company or indemnity has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or
(8)ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (b) the Borrower or any Subsidiary Guarantor or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan, or (c) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable Law or plan terms occurs, except, as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or
(9)Invalidity of Loan Documents. Any material provision of the Loan Documents, taken as a whole, at any time after its execution and delivery and for any reason (other than (a) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04), (b) as a result of acts or omissions by an Agent or any Lender or (c) due to the satisfaction in full of the Termination Conditions) ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of the Loan Documents, taken as a whole (other than as a result of the satisfaction of the Termination Conditions), or any Loan Party denies in writing that it has any or further liability or obligation under the Loan Documents, taken as a whole (other than (i) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04) or (ii) as a result of the satisfaction of the Termination Conditions), or purports in writing to revoke or rescind the Loan Documents, taken as a whole, prior to the satisfaction of the Termination Conditions; or
(10)Collateral Documents. Any Collateral Document with respect to a material portion of the Collateral after delivery thereof pursuant to Section 4.01, 6.11, 6.13 or pursuant to the provisions of any Collateral Document for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) ceases to create, or any Lien purported to be created by any Collateral Document with respect to a material portion of the Collateral shall be asserted in writing by any Loan Party (prior to the satisfaction of the Termination Conditions) not to be, a valid and perfected Lien with the priority required by such Collateral Document (or other security purported to be created on the applicable Collateral) on, and security interest in, any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of Collateral actually delivered to it and pledged under the Collateral Documents; or
(11)Change of Control. There occurs any Change of Control.
SECTION 8.02 Remedies upon Event of Default. Subject to Section 8.04, if any Event of Default occurs and is continuing, the Administrative Agent may with the consent of the Required Lenders and shall, at the request of the Required Lenders, take any or all of the following actions:
(1)declare the Commitments of each Lender to be terminated, whereupon such Commitments and obligation will be terminated;
(2)declare the obligation of the Issuing Bank to issue any Letter of Credit to be terminated, whereupon such obligations will be terminated;
(3)declare the unpaid principal amount of all outstanding Loans and the amount of the unreimbursed drawings under Letters of Credit, all interest accrued and unpaid thereon, and all other amounts owing or payable under any Loan Document to be due and payable, whereupon such amounts shall be due and payable;
(4)declare that an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit) to be due and payable, whereupon such amount shall be due and payable;
(5) direct Borrower to Cash Collateralize (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.01(6) to Cash Collateralize) Letters of Credit in an amount not less than the Minimum Collateral Amount; and
(6)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), the Commitments of each Lender will automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid will automatically become due and payable, in each case without further act of the Administrative Agent or any Lender; provided further that the foregoing shall not effect in any way the obligations of Lenders under Section 2.02(2)(v) or Section 2.03(5).
SECTION 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), subject to the ABL Intercreditor Agreement, any amounts received on account of the Obligations will be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, all Obligations in respect of Letters of Credit (including reimbursements for draws and Cash Collateralization of the remaining Letters of Credit), the Designated Pari Hedge Obligations (up to the amount of the Designated Pari Hedge Reserves then in effect with respect thereto) and the Designated Pari Cash Management Services Obligations (up to the amount of the Designated Pari Cash Management Services Reserve then in effect with respect thereto), ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.
Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party, but appropriate adjustments shall be made with respect to payments from the other Loan Parties on account of their assets to preserve the allocation to the Obligations set forth above.
SECTION 8.04 Right to Cure.
(1)Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02, but subject to Sections 8.04(2) and (3), for the purpose of determining whether an Event of Default under the Financial Covenant has occurred, the Borrower may on one or more occasions designate any portion of the Net Proceeds from any Permitted Equity Issuance or of any contribution to the common equity capital of the Borrower (or from any other contribution to capital or sale or issuance of any other Equity Interests on terms reasonably satisfactory to the Administrative Agent), but excluding any proceeds of CapEx Equity and any proceeds of Qualified Capital Contributions that are used to make cash payments of interest and principal in respect of the Specified Pari Passu Debt Documents (the “Cure Amount”) as an increase to Consolidated EBITDA of the Borrower for the applicable fiscal quarter; provided that

(a)such amounts to be designated are actually received by the Borrower (i) on and after the first Business Day following the most recently ended fiscal quarter and (ii) on and prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”),
(b)such amounts to be designated do not exceed the maximum aggregate amount necessary to cure any Event of Default under the Financial Covenant as of such date and
(c)the Borrower will have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under the Financial Covenant is less than the full amount of such originally designated amount).
The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter will be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter. The parties hereby acknowledge that this Section 8.04(1) may not be relied on for purposes of calculating any financial ratios other than as applicable to the Financial Covenant (and may not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any covenant under Article VII) and may not result in any adjustment to any amounts (including the amount of Indebtedness) or increase in cash with respect to the fiscal quarter with respect to which such Cure Amount was received other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon designation of the Cure Amount by the Borrower in an amount necessary to cure any Event of Default under the Financial Covenant, the Financial Covenant will be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Covenant and any Event of Default under the Financial Covenant (and any other Default as a result thereof) will be deemed not to have occurred for purposes of the Loan Documents and (B) from and after the date that the Borrower delivers a written notice to the Administrative Agent that it intends to exercise its cure right under this Section 8.04 (a “Notice of Intent to Cure”) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under the Financial Covenant (and any other Default as a result thereof) until and unless the Cure Expiration Date has occurred without the Cure Amount having been designated; provided, that no Lenders or Issuing Banks shall be required to honor any proposed Credit Extension until and unless there has occurred a designation of the Cure Amount by the Borrower in an amount necessary to cure any Event of Default under the Financial Covenant.
(2)In each period of four consecutive fiscal quarters, there shall be no more than two (2) fiscal quarters in which the cure right set forth in Section 8.04(1) is exercised.
(3)There shall be no more than five (5) fiscal quarters in which the cure rights set forth in Section 8.04(1) are exercised during the term of the Facility.
Article IX

Administrative Agent and Other Agents
SECTION 9.01 Appointment and Authorization of the Administrative Agent and Collateral Agent. Each Lender hereby irrevocably appoints Goldman Sachs Bank USA, to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.07, 9.11, 9.12, 9.15 and 9.16) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any such provision.
SECTION 9.02 Rights as a Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its Loans and participations in the Letters of Credit, Swing Line Loans and Protective Advances, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Subsidiaries or Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.
SECTION 9.03 Exculpatory Provisions. No Agent (which term shall for the purposes of this Section 9.03 include Issuing Bank) shall have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Without limiting the generality of the foregoing, each Agent (including the Administrative Agent):
(1)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent or Arrangers is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;
(2)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and
(3)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.
Neither the Administrative Agent nor any of its Related Persons shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate (including any Borrowing Base Certificate), report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable. The duties of the Administrative Agent and Collateral Agent shall be mechanical and administrative in nature; the Administrative Agent and Collateral Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent or the Collateral Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.
Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof, the Borrowing Base or the component amounts thereof, or calculation of Quarterly Average Excess Availability or Quarterly Average Facility Utilization or the terms and conditions of the ABL Intercreditor Agreement, or any amendment, supplement or other modification thereof, or qualification of (or lapse of qualification of) any Account or Inventory under the eligibility criteria set forth herein, or determination of whether the Specified Investment Payment Conditions or Specified Restricted Payment Conditions have been satisfied or the calculations of the outstanding amount of any Designated Cash Management Services Obligations, Designated Pari Cash Management Services Obligations, Designated Hedge Obligations and Designated Pari Hedge Obligations and, in the case of any Designated Pari Cash Management Services Obligations or Designated Pari Hedge Obligations, whether the amount thereof is greater or less than the amount of any related Designated Pari Cash Management Services Reserve or Designated Pari Hedge Reserve (it being further agreed that, in determining the amount of any Designated Pari Cash Management Services Reserve, any Designated Pari Hedge Reserve or any other Reserve, the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, on the calculation of Designated Cash Management Services Obligations, Designated Pari Cash Management Services Obligations, Designated Hedge Obligations and Designated Pari Hedge Obligations as set forth in any Borrowing Base Certificate or as otherwise provided to the Administrative Agent by or on behalf of the Borrower or any other Loan Party).
Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arrangers is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Arrangers as, and to the extent, provided for under Section 10.05. Without limitation of the foregoing, each Arrangers shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

SECTION 9.04 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent or the Issuing Bank, as applicable, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings, the Borrower and the Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings, the Borrower and the Restricted Subsidiaries and, except as expressly provided in this Agreement, neither the Administrative Agent nor the Issuing Bank shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or the issuance of any Letter of Credit at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate (including any Borrowing Base Certificate) or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings, the Borrower or any of the Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings, the Borrower or any of the Restricted Subsidiaries or the existence or possible existence of any Default or Event of Default.
SECTION 9.05 Certain Rights of the Agents. If any Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against such Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.
SECTION 9.06 Reliance by the Agents. Each Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 9.07 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of such Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Notwithstanding anything to the contrary in this Section 9.07 or Section 9.15, the Administrative Agent shall not delegate to any Supplemental Administrative Agent responsibility for receiving any payments under any Loan Document for the account of any Lender, which payments shall be received directly by the Administrative Agent, without prior written consent of the Borrower (not to unreasonably withheld or delayed).
SECTION 9.08 Indemnification. Whether or not the transactions contemplated hereby are consummated, to the extent the Administrative Agent, Collateral Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent or the Collateral Agent) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent, Collateral Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent or the Collateral Agent) in proportion to their respective Pro Rata Shares for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent, the Collateral Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent or the Collateral Agent) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, the Collateral Agent’s or any other Agent-Related Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or the Collateral Agent, as applicable, upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided further that the failure of any Lender to indemnify or reimburse the Administrative Agent or the Collateral Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.08 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as applicable.
SECTION 9.09 The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.
SECTION 9.10[Reserved].
SECTION 9.11Successor Administrative Agent, Collateral Agent and Swing Line Lender.
(1)Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders, Issuing Bank and Borrower. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and Required Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and Required Lenders or (iii) such other date, if any, agreed to by Required Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Required Lenders shall have the right, upon five Business Days’ notice to Borrower and Issuing Bank, to appoint a successor Administrative Agent. If neither Required Lenders nor Administrative Agent have appointed a successor Administrative Agent, Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Required Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders or Issuing Bank under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Goldman Sachs or its successor as Administrative Agent pursuant to this Section 9.11 shall also constitute the resignation or removal of Goldman Sachs or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.11 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.
(2)In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders, Issuing Bank and the Grantors. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Required Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Required Lenders. Upon any such notice of resignation or any such removal, Required Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Required Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders or Issuing Bank under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.
(3)Any resignation of Goldman Sachs or its successor as Administrative Agent pursuant to this Section 9.11 shall also constitute the resignation or removal of Goldman Sachs or its successor as Swing Line Lender and Issuing Bank, and any successor Administrative Agent appointed pursuant to this Section 9.11 shall, upon its acceptance of such appointment, become the successor Swing Line Lender and Issuing Bank for all purposes hereunder. In such event (a) Borrower shall prepay any outstanding Swing Line Loans made, and Cash Collateralize any Letters of Credit issued in an amount not less than the Minimum Collateral Amount, by the resigning or removed Administrative Agent in its capacity as Swing Line Lender and Issuing Bank, as applicable, (b) upon such prepayment, the resigning or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Borrower for cancellation, and (c) Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.
SECTION 9.12Collateral Matters.
(1)Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Intercreditor Agreements, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Designated Hedge Agreements or any Designated Cash Management Services Agreement. Subject to Section 10.01, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a disposition of assets permitted by this Agreement or Lien permitted under Section 7.01, release and/or subordinate any Lien encumbering any item of Collateral that is the subject of such disposition of assets and/or permitted Lien or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Sections 7.03 and 7.04 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented.
(2)Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof.
(3)Rights under Hedge Agreements. No Designated Hedge Agreement or Designated Cash Management Services Agreement or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Designated Hedge Agreement, such Designated Cash Management Services Agreement or any agreement relating to such other guarantee or security, will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents except as expressly provided in Section 10.01(2)(ix) of this Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (3).
(4)Release of Collateral and Guarantees, Termination of Loan Documents. Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Designated Hedge Agreements or any Designated Cash Management Services Agreement) have been paid in full, all Commitments have terminated or expired, no Letter of Credit shall be outstanding (or, if outstanding, has been Cash Collateralized in the Minimum Collateral Amount or otherwise backstopped by a letter of credit to the satisfaction of the Issuing Bank) and all Designated Hedge Obligations have been terminated and paid in full in cash (or collateralized on term satisfactory to the applicable Lender Counterparty) (such conditions, the “Termination Conditions”), upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any affiliate of any Lender that is a party to any Designated Hedge Agreement or any Designated Cash Management Services Agreement or any agreement or instrument executed pursuant thereto, or of any other guarantee or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Designated Hedge Agreement, such Designated Cash Management Services Agreement or any agreement relating to such other guarantee or security) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Designated Hedge Obligations or Designated Cash Management Services Obligations. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(5)The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 9.13[Reserved].
SECTION 9.14Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Obligation under a Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(1)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and
(2)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of the first proviso to Section 10.01(1) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
SECTION 9.15Appointment of Supplemental Administrative Agents.
(1)It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).
(2)In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent or such Supplemental Administrative Agent, as the context may require.
(3)Should any instrument in writing from any Loan Party be reasonably required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments reasonably acceptable to it promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.
SECTION 9.16Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into each Intercreditor Agreement, and the parties hereto acknowledge that each such Intercreditor Agreement is binding upon them. Each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements, (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes and instructs the Administrative Agent and the Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any amendment (or amendment and restatement) to the Collateral Documents or any Intercreditor Agreement contemplated hereunder. In addition, each Secured Party hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any amendments to any Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by this Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.
SECTION 9.17Designated Pari Hedge Agreements and Designated Pari Cash Management Services Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Lender Counterparty that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Designated Pari Hedge Agreements or Designated Pari Cash Management Services Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Counterparty.
SECTION 9.18Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of

Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.18. The agreements in this Section 9.18 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
Article X

Miscellaneous
SECTION 10.01 Amendments, etc.
(1)Required Lenders’ Consent. Subject to the additional requirements of Sections 10.01(2) and 10.01(3) and subject to Section 2.15 in respect of New Revolving Loan Commitments, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall in any event be effective without the written concurrence of Required Lenders.
(2)Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i)extend the scheduled final maturity of any Loan or Note;
(ii)waive, reduce or postpone any scheduled repayment (but not prepayment);
(iii)reduce the rate of interest on any Loan or any fee payable hereunder (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.08 or any change in the definition, or in any components of, the terms “Quarterly Average Facility Utilization” or “Quarterly Average Excess Availability”), or waive or postpone the time for payment of any such interest or fee;
(iv)extend the time for payment of any such interest or fees;
(v)reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
(vi)amend, modify, terminate or waive any provision of this Section 10.01(2), Section 10.01(3) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii)amend the definition of “Required Lenders”, “Supermajority Lenders” or “Pro Rata Share”; provided, with the consent of Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders”, “Supermajority Lenders” or “Pro Rata Share” on substantially the same basis as Revolving Commitments and the Revolving Loans are included on the Closing Date;
(viii)discharge any Loan Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release);
(ix)waive, amend or otherwise modify this Agreement or any provision of the Security Agreement so as to alter the ratable treatment of Obligations arising under the Loan Documents, on the one hand, and the Designated Pari Hedge Obligations or the Designated Pari Cash Management Services Obligations, on the other, or amend or otherwise modify the definition of the term “Obligations”, “Designated Hedge Obligations”, “Designated Cash Management Services Obligations”, “Designated Pari Hedge Obligations”, “Designated Pari Cash Management Services Obligations” or “Secured Parties” (or any comparable term used in any Collateral Document), in each case in a manner adverse to any Secured Party holding Designated Hedge Obligations, Designated Cash Management Services Obligations, Designated Pari Hedge Obligations or Designated Pari Cash Management Services Obligations then outstanding without the written consent of such Secured Party (it being understood that an amendment or other modification of the type of obligations secured by the Collateral Documents or Guaranteed hereunder or thereunder, so long as such amendment or other modification by its express terms does not alter the Designated Hedge Obligations, Designated Cash Management Services Obligations, Designated Pari Hedge Obligations or Designated Pari Cash Management Services Obligations being so secured or Guaranteed, shall not be deemed to be adverse to any Secured Party holding Designated Hedge Obligations, Designated Cash Management Services Obligations, Designated Pari Hedge Obligations or Designated Pari Cash Management Services Obligations, as the case may be);
(x)subordinate the Collateral Agent’s Liens under the Collateral Documents (other than as set forth in the Intercreditor Agreements or as permitted by Section 9.12);
(xi)amend, waive, terminate or otherwise modify Section 8.03 of this Agreement;
(xii)consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document except as permitted by this Agreement;
provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii), (x), (xi) and (xii).
(3)Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall:

(i)increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default, and no making of a Protective Advance as contemplated hereby, shall constitute an increase in any Revolving Commitment of any Lender;
(ii)amend, modify, terminate or waive any provision hereof relating to (A) the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender, (B) the Letter of Credit Sublimit without the consent of Issuing Bank, (C) the Issuing Bank Sublimit of any Issuing Bank without the consent of such Issuing Bank or (D) or any Letter of Credit without the consent of the applicable Issuing Bank;
(iii)amend, modify, terminate or waive any obligation of Lenders relating to (A) the purchase of participations in Letters of Credit as provided in Section 2.03(5), (B) the purchase of participations in Protective Advances as provided in Section 2.10(2) or (C) the making of any Revolving Loan as provided in Section 2.03(4), in each case without the written consent of Administrative Agent and of Issuing Bank;
(iv)waive, amend or otherwise modify this Agreement to modify the definition of the term “Borrowing Base” or any component definition thereof in a manner that has the effect of increasing borrowing availability (other than modifications to Reserves implemented by the Administrative Agent in the manner and to the extent expressly provided herein), without the prior written consent of the Supermajority Lenders;
(v)amend, modify, terminate or waive any provision of any fee letter among the Loan Parties and Agents without the consent of the parties thereto; or
(vi)amend, modify, terminate or waive any provision of the Loan Documents as the same applies to any Agent, Arrangers, or Issuing Bank, or any other provision hereof as the same applies to the rights or obligations of any Agent, Arrangers or Issuing Bank, in each case without the consent of such Agent, Arrangers or Issuing Bank, as applicable.
(4)Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.01 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Loan Party, on such Loan Party.
provided that notwithstanding the foregoing:
(A)no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders);

(B)no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement (i) that is for the purpose of adding Permitted Indebtedness that is Secured Indebtedness (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement in connection with joinders and supplements; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable;
(C)[reserved];
(D)any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time;
(E)any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (or the Collateral Agent, as applicable) to cure any ambiguity, omission, defect or inconsistency (including amendments, supplements or waivers to any of the Collateral Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Collateral Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents) so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of New Revolving Loans and otherwise to effect the provisions of Section 2.14, 2.15 or 2.16 or the immediately succeeding paragraph of this Section 10.01, respectively.
(5)In addition, notwithstanding anything to the contrary in this Section 10.01, the Guaranty, the Collateral Documents and related documents executed by Loan Parties in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause the Guaranty, Collateral Documents or other document to be consistent with this

Agreement and the other Loan Documents (including by adding additional parties as contemplated herein or therein).
SECTION 10.02 Notices and Other Communications; Facsimile Copies.
(1)General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(a)if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(b)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next succeeding Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (2) below shall be effective as provided in such subsection (2).
(2)Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
(3)Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next succeeding Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(4)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY

OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or the Arrangers (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(5)Change of Address. Each Loan Party and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(6)Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Funding Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.10 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 10.04 Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs and to the extent not paid or reimbursed on or prior to the Closing Date, to pay or reimburse the Administrative Agent and Goldman Sachs Bank USA (in its capacity as an Arranger) for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and such Arrangers incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of a single counsel and, if necessary, a single local counsel in each relevant material jurisdiction, (b) upon presentation of a summary statement, to pay or reimburse the Administrative Agent and the Lenders, taken as a whole, promptly following a written demand therefor for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if necessary, one local counsel in any relevant jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Lenders similarly situated taken as a whole)) and (c) to pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses for field exams, appraisals and inspections performed in connection with the Closing Date and at any time after the Closing Date if permitted by this Agreement. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.
SECTION 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Agents, each other Lender, the Arrangers and their respective Related Persons (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs and Environmental Liabilities) to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) any actual or threatened claim, litigation, investigation or proceeding relating to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the Loans or the use, or proposed use of the proceeds therefrom, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or Arrangers or any similar role under any Loan Document and other than any claims arising out of any act or omission of Holdings or any of its Affiliates (as determined by a final, non-appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable Law or public policy, the Borrower shall contribute the maximum portion that they are permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 10.05). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by any Loan Party or any of its Affiliates under this Section 10.05 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final, non-appealable judgment of a court of competent jurisdiction.
SECTION 10.06 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.
SECTION 10.07 Successors and Assigns; Participations.
(1)Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders and Issuing Bank. No Loan Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Loan Party without the prior written consent of all Lenders except as permitted by Section 7.03. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents, Issuing Bank and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(2)Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment and Assumption effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.07(4). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment and Assumption and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment and Assumption shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
(3)Right to Assign. Each Lender shall have the right, subject to Section 10.07(9), at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Commitments):
(i)to any Person meeting the criteria of clause (a) of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and
(ii)to any Person meeting the criteria of clause (b) of the definition of the term “Eligible Assignee” upon giving of notice to Borrower and Administrative Agent and the prior written consent of Issuing Bank, Swing Line Lender, Borrower and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Borrower, required at any time an Event of Default under Section

8.01(1), (6) or (7) shall have occurred and then be continuing); provided further that (A) Borrower shall be deemed to have consented to any such assignment of Revolving Loans or Revolving Commitments unless it shall object thereto by written notice to Administrative Agent within 10 Business Days after having received notice thereof and (B) each such assignment pursuant to this Section 10.07(3) shall be in an aggregate amount of not less than (w) $5,000,000 with respect to the assignment of the Revolving Commitments and the Revolving Loans, (x) such lesser amount as agreed to by Borrower and Administrative Agent, (y) the aggregate amount of the Loans of the assigning Lender with respect to the Class being assigned or (z) the amount assigned by an assigning Lender to an Affiliate or Approved Fund of such Lender.
(4)Mechanics.
(i)Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment and Assumption. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 3.01(3), together with payment to Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to Goldman Sachs or any Affiliate thereof or (z) in the case of an assignee which is already a Lender or is an affiliate or Approved Fund of a Lender.
(ii)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, Issuing Bank, Swing Line Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(5)Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.07, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it is not a Disqualified Institution.
(6)Effect of Assignment. Subject to the terms and conditions of this Section 10.07, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.14) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to each Letter of Credit until the cancellation or expiration of (without any pending drawing on) such Letter of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
(7)Participations.
(i)Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates, any Disqualified Institution or any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) in all or any part of its Commitments, Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.07(7) shall, acting solely for United States federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Revolving Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Revolving Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

(ii)The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating.
(iii)Borrower agrees that each participant shall be entitled to the benefits of Sections 3.01 and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from any change described in Section 3.01 that occurs after the participate acquired the applicable participation, and (y) a participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.04 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 3.04 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.01 as though it were a Lender, provided such participant agrees to be subject to Section 3.01 as though it were a Lender.
(8)Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.07 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as among Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
(9)Disqualified Institution Provisions. Notwithstanding the foregoing, no assignment or participation shall be made to a Disqualified Institution without Borrower’s consent in writing (which consent may be withheld in its sole discretion); provided that upon the request of any Lender to Administrative Agent, the list of Disqualified Institutions shall be made available by Administrative Agent to such Lender. Administrative Agent shall not be responsible for, nor have any liability in connection with maintaining, updating, monitoring or enforcing the list of Disqualified Institutions.

SECTION 10.08 [Reserved].
SECTION 10.09 Confidentiality. Each of the Agents, the Arrangers and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, legal counsel, independent auditors, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, with such Affiliate being responsible for such Person’s compliance with this Section 10.09; provided, however, that such Agent, Arrangers or Lender, as applicable, shall be principally liable to the extent this Section 10.09 is violated by one or more of its Affiliates or any of its or their respective employees, directors or officers), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided, however, that each Agent, each Arrangers and each Lender agrees to notify the Borrower promptly thereof to the extent it is legally permitted to do so, (c) to the extent required by applicable laws or regulations or by any subpoena or otherwise as required by applicable Law or regulation or as requested by a governmental authority; provided that such Agent, such Arrangers or such Lender, as applicable, agrees that it will (x) notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except in connection with any request as part of a regulation examination) unless such notification is prohibited by law, rule or regulation and (y) seek confidential treatment with respect to any such disclosure, (d) to any other party hereto, (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.09, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any Eligible Assignee (or its agent) invited to be a Lender or (ii) with the prior consent of the Borrower, any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of their Subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, participant or Eligible Assignee that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower, the Agents and the Arrangers, including as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of the Agents and the Arrangers or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) for purposes of establishing a “due diligence” defense, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (iii) service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach by any Person of this Section 10.09 or any other confidentiality provision in favor of any Loan Party, (y) becomes available to any Agent, any Arrangers, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent, such Lender or the applicable Affiliate to be subject to a confidentiality restriction in respect thereof in favor of Holdings, the Borrower or any Affiliate thereof or (z) is independently developed by the Agents, the Lenders, the Arrangers or their respective Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 10.09.
For purposes of this Section 10.09, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or Affiliate thereof or their respective businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that no information received from Holdings, the Borrower or any Subsidiary or Affiliate thereof after the date hereof shall be deemed nonconfidential on account of such information not being clearly identified at the time of delivery as being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.09 shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each Agent, each Arrangers and each Lender acknowledges that (a) the Information may include trade secrets, protected confidential information, or material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of such information and (c) it will handle such information in accordance with applicable Law, including United States Federal and state securities Laws and to preserve its trade secret or confidential character.
The respective obligations of the Agents, the Arrangers and the Lenders under this Section 10.09 shall survive, to the extent applicable to such Person, (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of any Agent.
SECTION 10.10 Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party then due and payable under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 10.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 10.12 Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 10.13 Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Funding Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 10.14 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
SECTION 10.15 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 10.16 GOVERNING LAW.
(1)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(2)THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS,

FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.
(3)THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
SECTION 10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.
SECTION 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent, each Lender, each other party hereto and their respective successors and assigns.
SECTION 10.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Designated Cash Management Services Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
SECTION 10.20 Use of Name, Logo, etc. Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark; provided that any such material shall be provided to the Borrower for its review a reasonable period of time in advance of publication. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.
SECTION 10.21 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
SECTION 10.22 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
SECTION 10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Arrangers and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 10.24 [Reserved].
SECTION 10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(1)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(2)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
BIG RIVER STEEL LLC, as the Borrower
By:        /s/ David Stickler
    Name:    David Stickler
    Title:    Chief Executive Officer
BRS INTERMEDIATE HOLDINGS LLC, as Holdings
By:        /s/ David Stickler
    Name:    David Stickler
    Title:    Chief Executive Officer

[Signature Page to ABL Credit Agreement]

GOLDMAN SACHS BANK USA, as Administrative Agent and Lender
By:        /s/ Thomas M. Manning
    Name:    Thomas M. Manning
    Title: Authorized Signatory

[Signature Page to ABL Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank
By:        /s/ Vivek Tayal
    Name:    Vivek Tayal
    Title:    Director

[Signature Page to ABL Credit Agreement]

BMO HARRIS BANK, N.A., as a Lender and Issuing Bank
By:        /s/ Quinn Heiden
    Name:    Quinn Heiden
    Title:    Director

[Signature Page to ABL Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and Issuing Bank
By:        /s/ Andrew Finemore
    Name:    Andrew Finemore
    Title:    Assistant Vice President
[Signature Page to ABL Credit Agreement]

SCHEDULES

to

ABL CREDIT AGREEMENT

[Omitted.]